Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

HEALTHCARE MERGER CORP.,

SABRE MERGER SUB I, INC.,

SABRE MERGER SUB II, LLC

and

SPECIALISTS ON CALL, INC.

DATED AS OF JULY 29, 2020

i

EXHIBITS

Exhibit A	Form of Support Agreement
Exhibit B	Form of Parent A&R Charter
Exhibit C	Form of A&R Registration Rights Agreement
Exhibit D	Form of Investor Rights Agreement
Exhibit E	Form of Stockholder Written Consent

SCHEDULES

Schedule A	Defined Terms

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of July 29, 2020, by and among Healthcare Merger Corp., a Delaware corporation (“Parent”), Sabre Merger Sub I, Inc., a Delaware corporation and a direct, wholly owned Subsidiary of Parent (“First Merger Sub”), Sabre Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly owned Subsidiary of Parent (“Second Merger Sub”), and Specialists On Call, Inc., a Delaware corporation (the “Company”). Each of the Company, Parent, First Merger Sub and Second Merger Sub shall individually be referred to herein as a “Party” and, collectively, the “Parties”. The term “Agreement” as used herein refers to this Agreement and Plan of Merger, as the same may be amended from time to time, and all schedules, exhibits and annexes hereto (including the Company Disclosure Letter and the Parent Disclosure Letter). Defined terms used in this Agreement are listed alphabetically in Schedule A, together with the section and, if applicable, subsection in which the definition of each such term is located.

Recitals

WHEREAS, Parent is a blank check company incorporated in Delaware for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the General Limited Liability Company Act of the State of Delaware (“DLLCA”) and other applicable Law, the Parties intend to enter into a business combination transaction by which: (a) First Merger Sub will merge with and into the Company (or after the Reorganization, Newco) (the “First Merger”), with the Company (or, if applicable, Newco) being the surviving corporation of the First Merger (such company, in its capacity as the surviving corporation of the First Merger, is sometimes referred to as the “Surviving Corporation”); and (b) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with Second Merger Sub being the surviving company of the Second Merger (Second Merger Sub, in its capacity as the surviving company of the Second Merger, is sometimes referred to as the “Surviving Entity”).

WHEREAS, for U.S. federal income tax purposes, each of the Parties intends that the Mergers, taken together, will constitute an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement be, and hereby is, adopted as a “plan of reorganization” for the purposes of Section 368 of the Code and Treasury Regulations Section 1.368-2(g).

WHEREAS, the board of directors of the Company has unanimously: (a) determined that it is in the best interests of the Company and Company Stockholders, and declared it advisable, to enter into this Agreement providing for the Mergers in accordance with the DGCL and DLLCA, as applicable; (b) approved this Agreement and the Transactions, including the Mergers in accordance with the DGCL and DLLCA, as applicable, on the terms and subject to the conditions of this Agreement; and (c) adopted a resolution recommending the plan of merger set forth in this Agreement be adopted by the Company Stockholders in accordance with the Company’s Charter Documents.

WHEREAS, it is anticipated that, within twenty-four (24) hours after the execution and delivery of this Agreement, SOC Holdings LLC, a Delaware limited liability company (the “Written Consent Party”), in its capacity as the Company Stockholder holding (a) at least a majority of the outstanding voting power of the Company Stock issued and outstanding as of the date hereof (voting as a single class and on an as-converted basis and excluding, for the avoidance of doubt, shares of Company Series I Preferred Stock and Company Series J Preferred Stock) and (b) at least a majority of the shares of the Company Series H Preferred Stock issued and outstanding as of the date hereof, will enter into a support agreement with Parent in substantially the form attached hereto as Exhibit A (the “Support Agreement”).

WHEREAS, the board of directors of Parent has unanimously: (a) determined that it is in the best interests of Parent and the stockholders of Parent, and declared it advisable, to enter into this Agreement providing for the Mergers in accordance with the DGCL and DLLCA, as applicable; (b) approved this Agreement and the Transactions, including the Mergers in accordance with the DGCL and DLLCA, as applicable, on the terms and subject to the conditions of this Agreement; and (c) adopted a resolution recommending the plan of merger set forth in this Agreement be adopted by the stockholders of Parent (the “Parent Recommendation”).

WHEREAS, concurrently with the execution and delivery of this Agreement, Sponsor and Parent have entered into a letter agreement (the “Sponsor Agreement”), pursuant to which, among other things, (a) immediately prior to the Closing, Sponsor shall surrender to Parent the Sponsor Contingent Closing Shares, if any and (b) in connection with the Closing, Sponsor shall subject the Sponsor Earnout Shares to potential forfeiture in the event that certain milestones are not achieved by Parent following the Closing, in each case, upon the terms and subject to the conditions set forth therein.

WHEREAS, on or about the date hereof, Parent has obtained commitments from certain investors (the “PIPE Investors”) for a private placement of Parent Class A Common Stock (the “PIPE Investment”), such private placement to be consummated immediately prior to the consummation of the Transactions.

WHEREAS, in connection with the Closing, Parent shall, subject to obtaining the Requisite Parent Stockholder Approval, adopt the Second Amended and Restated Certificate of Incorporation of Parent (the “Parent A&R Charter”) in substantially the form attached hereto as Exhibit B.

WHEREAS, in connection with the consummation of the First Merger, Parent, Sponsor and the Written Consent Party will enter into an amended and restated Registration Rights Agreement (the “A&R Registration Rights Agreement”) in substantially the form attached hereto as Exhibit C, and Parent and the Written Consent Party will enter into an Investor Rights Agreement (the “Investor Rights Agreement”) in substantially the form attached hereto as Exhibit D.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I.
THE CLOSING TRANSACTIONS

Section 1.1 Closing. Unless this Agreement shall have been terminated pursuant to Section 9.1, the consummation of the Transactions (the “Closing”), other than the filing of the Certificates of Merger (as defined below), shall take place at the offices of Weil Gotshal & Manges LLP, 767 Fifth Avenue, New York, NY 10153 at a time and date to be specified in writing by the Parties, which shall be no later than the third Business Day after the satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other time, date and location as the Parties agree in writing (the date on which the Closing occurs, the “Closing Date”). The Parties agree that the Closing signatures may be transmitted by email pdf files.

Section 1.2 Closing Statements.

(a) No later than two (2) Business Days prior to the Closing, Parent shall deliver to the Company (or after the Reorganization, Newco) written notice (the “Parent Closing Statement”) setting forth: (i) the amount of Parent Cash as of the Closing (for the avoidance of doubt, prior to giving effect to the Parent Stockholder Redemptions, if any, and the payment of any Parent Transaction Costs) and all relevant supporting documentation used by Parent in calculating such amounts reasonably requested by the Company (or after the Reorganization, Newco), (ii) the aggregate amount of cash proceeds that will be required to satisfy the Parent Stockholder Redemptions, if any, (iii) the amount of Parent Transaction Costs as of the Closing and all relevant supporting documentation used by Parent in calculating such amounts reasonably requested by the Company (or after the Reorganization, Newco); and (iv) the number of shares of Parent Class A Common Stock to be outstanding as of the Closing after giving effect to the Parent Stockholder Redemptions, if any, the issuance of shares of Parent Class A Common Stock pursuant to the Subscription Agreements and the surrender of the Sponsor Contingent Closing Shares, if any (for the avoidance of doubt, excluding the Sponsor Earnout Shares).

(b) No later than two (2) Business Days prior to the Closing Date, the Company (or after the Reorganization, Newco) shall deliver to Parent written notice (the “Company Closing Statement”) setting forth: (i) the Closing Indebtedness Amount as of the Closing (including the Payoff Amount) and all relevant supporting documentation used by the Company (and after the Reorganization, Newco) in calculating such amounts reasonably requested by Parent, (ii) the amount of Company Transactions Costs as of the Closing, together with instructions that list the applicable bank accounts designated to facilitate payment by Parent of the Company Transaction Costs and all relevant supporting documentation used by the Company (and after the Reorganization, Newco) in calculating such amounts reasonably requested by Parent, (iii) the amount of Company Cash as of the Closing and all relevant supporting documentation used by the Company (and after the Reorganization, Newco) in calculating such amounts reasonably requested by Parent, (iv) a calculation of the Closing Cash Payment Amount and the Closing Number of Securities, in each case, based upon the foregoing and the amounts contained in the Parent Closing Statement and (v) a capitalization table schedule, setting forth, for each holder of Company Interests, (A) the name and email address of such holder, (B) the number and class or series of Company Interests held by such holder, (C) the portion of the Closing Cash Payment Amount payable to such holder in respect of the Company Interests held by such holder (in the case of Company Warrants and Company Options, taking into account the exercise price in respect thereof) and (D) the portion of the Closing Number of Securities payable to such holder in respect of the Company Interests held by such holder (in the case of Company Warrants and Company Options, taking into account the exercise price in respect thereof) and (E) the other information set forth in Section 4.3(b). The Company (and after the Reorganization, Newco) shall not permit the exercise of any Company Option or Company Warrant from and after the delivery of the Company Closing Statement.

(c) Parent will consider in good faith the Company’s (or after the Reorganization, Newco’s) comments to the Parent Closing Statement, and if any adjustments are made to the Parent Closing Statement by Parent prior to the Closing, such adjusted Parent Closing Statement shall thereafter become the Parent Closing Statement for all purposes of this Agreement. The Parent Closing Statement and the calculations and determinations contained therein shall be prepared in accordance with the Parent’s Charter Documents, the DGCL and the applicable definitions contained in this Agreement. The Company (or after the Reorganization, Newco) will consider in good faith Parent’s comments to the Company Closing Statement, and if any adjustments are made to the Company Closing Statement by the Company (or after the Reorganization, Newco) prior to the Closing, such adjusted Company Closing Statement shall thereafter become the Company Closing Statement for all purposes of this Agreement. The Company Closing Statement and the calculations and determinations contained therein shall be prepared in accordance with the Applicable Charter Documents, the DGCL and the applicable definitions contained in this Agreement. Each of Parent, First Merger Sub and Second Merger Sub shall be entitled to rely (without any duty of inquiry) upon the Company Closing Statement, and the Letter of Transmittal and Warrant Surrender Agreement that shall be required to be delivered by the applicable holders of Company Interests as a condition to receipt of any Merger Consideration shall include a waiver of, among other things, any and all claims (x) that the Company Closing Statement did not accurately reflect the terms of the Applicable Charter Documents, and (y) in connection with the issuance of any Company Interests (including any rights to indemnities from the Company (or after the Reorganization, Newco) or any of its Affiliates pursuant to any Contract entered into by such holder in connection with such issuance).

Section 1.3 Closing Documents.

(a) At the Closing, Parent, First Merger Sub or Second Merger Sub, as applicable, shall deliver to the Company (or after the Reorganization, Newco):

(i) a certified copy of the Parent A&R Charter;

(ii) a copy of the A&R Registration Rights Agreement, duly executed by Parent;

(iii) a copy of the Second Certificate of Merger, duly executed by the Second Merger Sub;

(iv) copies of resolutions and actions taken by Parent’s, First Merger Sub’s and Second Merger Sub’s board of directors and stockholders (or managers and members, as applicable) in connection with the approval of this Agreement and the Transactions;

(v) a copy of the Investor Rights Agreement, duly executed by Parent; and

(vi) all other documents, instruments or certificates required to be delivered by Parent at or prior to the Closing pursuant to Section 8.2.

(b) At the Closing, the Company (or after the Reorganization, Newco) shall deliver, or cause to be delivered, as applicable, to Parent:

(i) a copy of the First Certificate of Merger, duly executed by the Company (or after the Reorganization, Newco);

(ii) a copy of the A&R Registration Rights Agreement, duly executed by the Written Consent Party;

(iii) a copy of the Investor Rights Agreement, duly executed by the Written Consent Party;

(iv) copies of resolutions and actions taken by the Company’s board of directors (or after the Reorganization, Newco’s board of directors) and the Company Stockholders in connection with the approval of this Agreement and the Transactions;

(v) a certificate in such form as reasonably requested by Parent conforming to the requirements of Section 1.897-2(h)(1)(i) and 1.1445-2(c)(3)(i) of the Treasury Regulations, and evidence in form and substance satisfactory to Parent that the Company (or after the Reorganization, Newco) has delivered to the Internal Revenue Service the notification required under Section 1.897-2(h)(2) of the Treasury Regulations; and

(vi) all other documents, instruments or certificates required to be delivered by the Company (and after the Reorganization, Newco) at or prior to the Closing pursuant to Section 8.3.

Section 1.4 Closing Transactions. At the Closing and on the Closing Date, the Parties shall cause the consummation of the following transactions in the following order, upon the terms and subject to the conditions of this Agreement:

(a) Parent shall direct the Trustee to make any payments required to be made by Parent in connection with the Parent Stockholder Redemptions.

(b) Parent shall pay, or cause to be paid, all Parent Transaction Costs to the applicable payees, to the extent not paid prior to the Closing.

(c) The certificate of merger with respect to the First Merger shall be prepared and executed in accordance with the relevant provisions of the DGCL (the “First Certificate of Merger”) and filed with the Secretary of State of the State of Delaware.

(d) The certificate of merger with respect to the Second Merger shall be prepared and executed in accordance with the relevant provisions of the DLLCA (the “Second Certificate of Merger” and, together with the First Certificate of Merger, the “Certificates of Merger”) and filed with the Secretary of State of the State of Delaware.

(e) Parent shall deposit (or cause to be deposited) with the Exchange Agent the Closing Cash Payment Amount and the Closing Number of Securities.

(f) Parent shall (on behalf of the Company (or after the Reorganization, Newco)) pay, or cause to be paid, the Payoff Amount to the applicable payee(s) set forth in the Payoff Letter.

(g) Parent shall (on behalf of the Company (or after the Reorganization, Newco)) pay, or, cause to be paid, all amounts included in the Company Transaction Costs, to the extent not paid by the Group Companies prior to the Closing, to the applicable payees as set forth on the Company Closing Statement, by wire of immediately available funds; provided, that: (i) the amounts included in the Company Transaction Costs (other than transaction, deal, brokerage, financial or legal advisory or any similar fees, commissions or expenses payable in connection with or anticipation of the consummation of the Transactions to financial advisors, investment banks, data room administrators, attorneys, accountants and other similar advisors and service providers) may be paid promptly after the Closing Date and in any event no later than 5 Business Days after the Closing Date; and (ii) Parent shall (on behalf of the Company (or after the Reorganization, Newco)) pay, or cause to be paid, any amounts included in the Company Transaction Costs that represent compensation to employees to the Company (or after the Reorganization, Newco) for payment to the applicable service provider at the time required by applicable arrangement through the Company’s (or after the Reorganization, Newco’s) payroll.

ARTICLE II.
THE MERGERS

Section 2.1 Effective Times. Upon the terms and subject to the conditions of this Agreement, on the Closing Date the Company (or after the Reorganization, Newco) and First Merger Sub shall cause the First Merger to be consummated by filing the First Certificate of Merger with the Secretary of State of the State of Delaware, in accordance with the applicable provisions of the DGCL (the time of such filing, or such later time as may be agreed in writing by the Company (or after the Reorganization, Newco) and Parent and specified in the First Certificate of Merger, being the “Effective Time”). As soon as practicable following the Effective Time and in any case on the same day as the Effective Time, the Surviving Corporation and Second Merger Sub shall cause the Second Merger to be consummated by filing the Second Certificate of Merger with the Secretary of State of the State of Delaware, in accordance with the applicable provisions of the DLLCA (the time of such filing, or such later time as may be agreed in writing by the Company (or after the Reorganization, Newco) and Parent and specified in the Second Certificate of Merger, being the “Second Effective Time”).

Section 2.2 The Mergers.

(a) At the Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the DGCL, First Merger Sub and the Company (or after the Reorganization, Newco) shall consummate the First Merger, pursuant to which First Merger Sub shall be merged with and into the Company (or after the Reorganization, Newco), following which the separate corporate existence of First Merger Sub shall cease and the Company (or after the Reorganization, Newco) shall continue as the Surviving Corporation after the First Merger and as a direct, wholly owned Subsidiary of Parent (provided, that references to the Company (or after the Reorganization, Newco) for periods after the Effective Time until the Second Effective Time shall include the Surviving Corporation).

(b) At the Second Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the DLLCA, the Surviving Corporation shall be merged with and into Second Merger Sub, following which the separate corporate existence of the Surviving Corporation shall cease and Second Merger Sub shall continue as the Surviving Entity after the Second Merger and as a direct, wholly owned Subsidiary of Parent (provided, that references to the Company (or after the Reorganization, Newco) or the Surviving Corporation for periods after the Second Effective Time shall include the Surviving Entity).

Section 2.3 Effect of the Mergers.

(a) At the Effective Time, the effect of the First Merger shall be as provided in this Agreement, the First Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of First Merger Sub and the Company (or after the Reorganization, Newco) shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of First Merger Sub and the Company (or after the Reorganization, Newco) set forth in this Agreement to be performed after the Effective Time.

(b) At the Second Effective Time, the effect of the Second Merger shall be as provided in this Agreement, the Second Certificate of Merger and the applicable provisions of the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Second Merger Sub and the Surviving Corporation shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Entity, which shall include the assumption by the Surviving Entity of any and all agreements, covenants, duties and obligations of Surviving Entity and the Surviving Corporation set forth in this Agreement to be performed after the Second Effective Time.

Section 2.4 Governing Documents. Subject to Section 7.15, at the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall be amended to read the same as the certificate of incorporation and bylaws of First Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “Specialists on Call, Inc.” Subject to Section 7.15, at the Second Effective Time, the certificate of formation and operating agreement of Second Merger Sub shall be the certificate of formation and operating agreement of the Surviving Entity until thereafter amended in accordance with its terms and as provided by applicable Law, except that the name of the Surviving Entity shall be “SOC Telemed Holdco, LLC.”

Section 2.5 Directors and Officers of the Surviving Corporation and the Surviving Entity. Immediately after the Effective Time, the board of directors and executive officers of the Surviving Corporation shall be the board of directors and executive officers of First Merger Sub immediately prior to the Effective Time. Immediately after the Second Effective Time, the executive officers and managers of the Surviving Entity shall be the executive officers and managers as set forth in the operating agreement of the Surviving Entity.

Section 2.6 Merger Consideration.

(a) Upon the terms and subject to the conditions of this Agreement, the aggregate consideration to be paid to the holders of Company Interests pursuant to Section 2.7(a)-(d) shall be the Merger Consideration.

(b) The Merger Consideration shall be paid in the form of: (i) an amount in cash equal to the Closing Cash Payment Amount and (ii) the Closing Number of Securities. Each holder of Company Interests shall be entitled to receive a portion of the Closing Cash Payment Amount and the Closing Number of Securities in accordance with the terms of the Applicable Charter Documents (as reflected in the Company Closing Statement).

Section 2.7 Effect of the First Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the First Merger and without any further action on the part of Parent, First Merger Sub, the Company (and after the Reorganization, Newco), the holders of Company Interests or the holders of any of the securities of Parent, the following shall occur:

(a) Each share of Company Stock (other than Excluded Shares) issued and outstanding immediately prior to the Effective Time will be cancelled and automatically deemed for all purposes to represent the right to receive a portion of the Merger Consideration, with each Company Stockholder being entitled to receive a portion of the Closing Cash Payment Amount and the Closing Number of Securities in accordance with the terms of the Applicable Charter Documents (as reflected in the Company Closing Statement), in each case, without interest, upon surrender of stock certificates representing all of such Company Stockholder’s Company Stock (each, a “Certificate”) and delivery of the other documents required pursuant to Section 2.9. As of the Effective Time, each Company Stockholder shall cease to have any other rights in and to the Company (and after the Reorganization, Newco), the Surviving Corporation or the Surviving Entity, and each Certificate relating to the ownership of shares of Company Stock (other than Excluded Shares) shall thereafter represent only the right to receive the applicable portion of the Merger Consideration.

(b) Each Company Warrant that is outstanding immediately prior to the Effective Time will be treated in accordance with its terms and cancelled as of the Effective Time in exchange for the right to receive a portion of the Merger Consideration, with each holder of Company Warrants being entitled to receive a portion of the Closing Cash Payment Amount and the Closing Number of Securities in accordance with the terms of such Company Warrant and the Applicable Charter Documents (as reflected in the Company Closing Statement), net of the exercise price of such Company Warrant, in each case, without interest, upon delivery of the documents required pursuant to Section 2.9. For the avoidance of doubt, if the exercise price payable in respect of a share of Company Common Stock under a Company Warrant exceeds the applicable portion of the Merger Consideration payable in respect of such share of Company Common Stock, such Company Warrant shall be automatically terminated for no consideration immediately prior to the Effective Time and shall be of no further force or effect, and the holder of such Company Warrant shall have no further rights to any portion of the Merger Consideration otherwise. As of the Effective Time, each holder of Company Warrants shall cease to have any other rights in and to the Company (and after the Reorganization, Newco), the Surviving Corporation or the Surviving Entity, and each Company Warrant shall thereafter represent only the right to receive the applicable portion of the Merger Consideration.

(c) Each vested Company Option that is outstanding immediately prior to the Effective Time will be treated in accordance with its terms and cancelled as of the Effective Time in exchange for the right to receive a portion of the Merger Consideration, with each holder of vested Company Options being entitled to receive a portion of the Closing Cash Payment Amount and the Closing Number of Securities in accordance with the terms of such vested Company Option and the Applicable Charter Documents (as reflected in the Company Closing Statement), net of the exercise price of such vested Company Option, in each case, without interest, upon delivery of the documents required pursuant to Section 2.9. For the avoidance of doubt, if the exercise price payable in respect of a share of Company Common Stock under a vested Company Option exceeds the applicable portion of the Merger Consideration payable in respect of such share of Company Common Stock, such vested Company Option shall be cancelled for no consideration immediately prior to the Effective Time, and the holder of vested Company Options shall have no further rights to any portion of the Merger Consideration otherwise. As of the Effective Time, each holder of vested Company Options shall cease to have any other rights in and to the Company (and after the Reorganization, Newco), the Surviving Corporation or the Surviving Entity. Payments of the Closing Cash Payment Amount in respect of this Section 2.7(c) shall be remitted through the payroll system of the Surviving Entity upon delivery of an Option Termination Agreement in accordance with Section 2.9 and subject to applicable deduction or withholding pursuant to Section 2.10.

(d) Each unvested Company Option that is outstanding immediately prior to the Effective Time will be converted into an option to purchase a number of shares of Parent Class A Common Stock (each such option, an “Exchanged Option”) equal to the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time, as equitably adjusted pursuant to a conversion ratio applied in, and subject the terms and conditions of, the Company Closing Statement or as otherwise agreed upon by the Parties (the “Exchange Ratio”) and rounded down to the nearest whole number, with an exercise price per share equal to the exercise price per share of such Company Option immediately prior to the Effective Time, as equitably adjusted pursuant to the Exchange Ratio and rounded up to the nearest whole cent; provided, however, that the number of shares and exercise price of Parent Class A Common Stock purchasable pursuant to the Exchanged Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Exchanged Option to which Section 422 of the Code applies, the exercise price and the number of shares of Parent Class A Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Except as specifically provided above, following the Effective Time, each Exchanged Option shall continue to be governed by substantially the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Company Option immediately prior to the Effective Time. As promptly as practicable following the Effective Time and, in any event, in accordance with applicable Law, Parent shall file an appropriate registration statement or registration statements with respect to the shares of Parent Class A Common Stock underlying such Exchanged Options and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such awards remain outstanding.

(e) No fraction of a share of Parent Class A Common Stock will be issued by virtue of the First Merger, and each holder of Company Interests who would otherwise be entitled to a fraction of a share of Parent Class A Common Stock (after aggregating all fractional shares of Parent Class A Common Stock that otherwise would be received by such holder of Company Interests) shall receive from Parent, in lieu of such fractional share: (i) one share of Parent Class A Common Stock if the aggregate amount of fractional shares of Parent Class A Common Stock such holder of Company Interests would otherwise be entitled to is equal to or exceeds 0.50; or (ii) no shares of Parent Class A Common Stock if the aggregate amount of fractional shares of Parent Class A Common Stock such holder of Company Interests would otherwise be entitled to is less than 0.50.

(f) Each issued and outstanding share of common stock of First Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation, which shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of First Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(g) Each share of Company Stock held in the Company’s (or after the Reorganization, Newco’s) treasury or owned by Parent, First Merger Sub, Second Merger Sub or the Company (or after the Reorganization, Newco) immediately prior to the Effective Time (together with the Dissenting Shares, the “Excluded Shares”), shall be cancelled and no consideration shall be paid or payable with respect thereto.

(h) The number of shares of Parent Class A Common Stock that the holders of Company Interests are entitled to receive as a result of the First Merger and as otherwise contemplated by this Agreement shall be adjusted to reflect appropriately the effect of any stock split, split-up, reverse stock split, stock dividend or distribution (including any dividend or distribution of securities convertible into Parent Class A Common Stock), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Class A Common Stock occurring on or after the date hereof and prior to the Closing.

Section 2.8 Effect of the Second Merger. Upon the terms and subject to the conditions of this Agreement, at the Second Effective Time, by virtue of the Second Merger and without any action on the part of any Party or any holder of Company Interests or the holders of any shares of capital stock of Parent, the Surviving Corporation or Second Merger Sub: (a) each share of common stock of the Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall be cancelled and shall cease to exist without any conversion thereof or payment therefor; and (b) the membership interest of Second Merger Sub outstanding immediately prior to the Second Effective Time shall be converted into and become the membership interest of the Surviving Entity, which shall constitute one hundred percent (100%) of the outstanding equity of the Surviving Entity. From and after the Second Effective Time, the membership interests of the Second Merger Sub shall be deemed for all purposes to represent the number of membership interests into which they were converted in accordance with the immediately preceding sentence.

Section 2.9 Surrender of Company Certificates and Disbursement of Merger Consideration.

(a) Subject to this Section 2.9, promptly following the Effective Time, Parent shall deliver, or cause to be delivered to each holder of Company Interests a portion of the Closing Cash Payment Amount and the Closing Number of Securities in accordance with the terms of Section 2.7 and the Applicable Charter Documents (as reflected in the Company Closing Statement).

(b) Prior to the Effective Time, Parent shall appoint a commercial bank or trust company (the “Exchange Agent”) for the purposes of exchanging (i) Certificates and Company Warrants for the portion of the Merger Consideration payable to each Company Stockholder and holder of Company Warrants, respectively and (ii) Company Options for the Closing Number of Securities payable to each holder of Company Options.

(c) At the Effective Time, Parent shall deposit with the Exchange Agent to be held in trust the aggregate amount of the cash portion of the Merger Consideration (other than payments of the Closing Cash Payment Amount in respect of Section 2.7(c), which shall be paid in accordance with the terms thereof) and make available the aggregate amount of the equity portion of the Merger Consideration, in each case, required pursuant to the Company Closing Statement to fund the payments set forth in Section 2.7(a), Section 2.7(b) and Section 2.7(c). Such cash and equity deposited with the Exchange Agent shall be referred to in this Agreement as the “Exchange Fund”. At the Effective Time, Parent shall deliver irrevocable instructions to the Exchange Agent to deliver the Merger Consideration out of the Exchange Fund in the manner it is contemplated to be issued or paid pursuant to this ARTICLE II.

(d) Promptly after the Effective Time (and in any event within three (3) Business Days thereafter), the Exchange Agent shall deliver to each Company Stockholder (other than holders of Excluded Shares): (i) a letter of transmittal (the “Letter of Transmittal”) in customary form mutually agreed between Parent and the Company (or after the Reorganization, Newco) prior to the Closing specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.9(h)) to the Exchange Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company (or after the Reorganization, Newco) may reasonably agree; and (ii) instructions for surrendering the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.9(h)) to the Exchange Agent (the “Surrender Documentation”); provided, however, that the Exchange Agent shall not be required to deliver the Surrender Documentation to any Company Stockholder that has delivered its Surrender Documentation with respect to such Company Stockholder’s Certificates to the Exchange Agent at least two Business Days prior to the Closing Date. Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.9(h)) to the Exchange Agent in accordance with the terms of the Surrender Documentation, the Exchange Agent will deliver to the holder of such Certificate in exchange therefor such holder’s portion of the Merger Consideration in accordance with Section 2.9(a) hereof, with: (A) any cash portion of the Merger Consideration being delivered via wire transfer of immediately available funds in accordance with instructions provided by such Company Stockholder in the Letter of Transmittal; and (B) the equity portion of the Merger Consideration being delivered via book-entry issuance, in each case, less any required Tax withholdings as provided in Section 2.10; provided, however, that if the holder of such Certificate delivers to the Exchange Agent the Surrender Documentation with respect to such Company Stockholder’s Certificates at least two Business Days prior to the Closing Date, the Exchange Agent shall deliver to the holder of such Certificate in exchange therefor such holder’s portion of the Merger Consideration covered by such Surrender Documentation in accordance with clauses (A) and (B) of this sentence on the Closing Date or as promptly as practicable thereafter. The Certificate so surrendered shall forthwith be cancelled. Until so surrendered, each Certificate shall represent after the Effective Time for all purposes only the right to receive the applicable portion of the Merger Consideration attributable to such Certificate. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of shares of Company Stock that is not registered in the transfer records of the Company (or after the Reorganization, Newco), the applicable portion of the Merger Consideration to be delivered upon due surrender of the Certificate may be issued to such transferee if the Certificate formerly representing such shares of Company Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.

(e) Promptly after the Effective Time (and in any event within three (3) Business Days thereafter), the Exchange Agent shall deliver to (i) to each holder of vested Company Options an option termination agreement in a customary form mutually agreed between Parent and the Company (or after the Reorganization, Newco) prior to the Closing (the “Option Termination Agreement”) and to each holder of Company Warrants a warrant surrender agreement (the “Warrant Surrender Agreement”) in a customary form mutually agreed between Parent and the Company (or after the Reorganization, Newco) prior to the Closing; provided, however, that the Exchange Agent shall not be required to deliver the Option Termination Agreement or Warrant Surrender Agreement to any holder of vested Company Options or Company Warrants that has delivered its Option Termination Agreement or Warrant Surrender Agreement with respect to such holder of vested Company Options or Company Warrants to the Exchange Agent at least two Business Days prior to the Closing Date. Upon delivery of an Option Termination Agreement or Warrant Termination Agreement to the Exchange Agent, the Exchange Agent will deliver to the holder of such vested Company Options or Company Warrants in exchange therefor such holder’s portion of the Merger Consideration in accordance with Section 2.9(a) hereof, with: (A) any cash portion of the Merger Consideration being delivered via wire transfer of immediately available funds in accordance with instructions provided by such holder; and (B) the equity portion of the Merger Consideration being delivered via book-entry issuance, in each case, less any required Tax withholdings as provided in Section 2.10; provided, however, that if such holder of vested Company Options or Company Warrants delivers to the Exchange Agent the Option Termination Agreement or Warrant Surrender Agreement with respect to such holder’s vested Company Options or Company Warrants at least two Business Days prior to the Closing Date, the Exchange Agent shall deliver to the holder of such certificate in exchange therefor such holder’s portion of the Merger Consideration covered by such Option Termination Agreement or Warrant Surrender Agreement in accordance with clauses (A) and (B) of this sentence on the Closing Date or as promptly as practicable thereafter. Each vested Company Option and Company Warrant shall represent after the Effective Time for all purposes only the right to receive the applicable portion of the Merger Consideration attributable to such vested Company Option and Company Warrants and no interest will be paid or accrued on any amount payable upon delivery of an Option Termination Agreement or Warrant Surrender Agreement.

(f) From and after the Effective Time, there shall be no transfers on the transfer books of the Company (or after the Reorganization, Newco) of any shares of Company Stock or any Company Warrants that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation, the Surviving Entity, Parent or the Exchange Agent for transfer, it shall be cancelled and deemed exchanged for (without interest and after giving effect to any required Tax withholdings as provided in Section 2.10) the portion of the Merger Consideration represented by such Certificate, as applicable.

(g) Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund) that remains unclaimed by the Company Stockholders or holders of Company Warrants or vested Company Options for one hundred and eighty (180) days after the Effective Time shall be delivered to the Surviving Entity. Any Company Stockholder or holder of Company Warrants or vested Company Options who has not theretofore complied with this Article II shall thereafter look only to the Surviving Entity for payment of their respective portion of the Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 2.10) upon due surrender of its Certificates (or affidavits of loss in lieu of such certificates as provided in Section 2.9(h) or other applicable documentation), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, the Surviving Entity, Parent, the Exchange Agent or any other Person shall be liable to any former holder of Company Interests for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(h) In the event any Certificate shall have been lost, stolen or destroyed: (i) upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed; and (ii) if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it, the Surviving Corporation or the Surviving Entity with respect to such certificate, the Exchange Agent will issue the portion of the Merger Consideration attributable to such certificate (after giving effect to any required Tax withholdings as provided in Section 2.10).

Section 2.10 Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, Parent, First Merger Sub, Second Merger Sub, the Company (or after the Reorganization, Newco), the Surviving Corporation, the Surviving Entity, the Exchange Agent and their Affiliates shall be entitled to deduct and withhold from any portion of the consideration otherwise payable pursuant to this Agreement, any amount required to be deducted and withheld with respect to the making of such payment under applicable Law. Prior to the deduction or withholding from the consideration otherwise payable pursuant to this Agreement in accordance with this Section 2.10, the Parties will reasonably cooperate in good faith and use commercially reasonable efforts to minimize any such deduction or withholding. To the extent that amounts are so withheld and paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.11 Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, shares of Company Stock (excluding, for the avoidance of doubt, shares of Company Series I Preferred Stock and Company Series J Preferred Stock) that are outstanding immediately prior to the Effective Time and that are held by Company Stockholders who shall have neither voted in favor of the First Merger nor consented thereto in writing in respect of such Company Stock and who shall have demanded properly in writing appraisal for such Company Stock in accordance with Section 262 of the DGCL and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of appraisal rights (collectively, the “Dissenting Shares”) shall not be converted into, and such Company Stockholders shall have no right to receive, the portion of the Merger Consideration that would otherwise be attributable to such Company Stock in accordance with the terms of the Applicable Charter Documents (as reflected in the Company Closing Statement) unless and until such Company Stockholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. Any Company Stockholder who fails to perfect or who effectively withdraws or otherwise loses his, her or its rights to appraisal of such shares of Company Stock under Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the portion of the Merger Consideration attributable to such Company Stock in accordance with the terms of the Applicable Charter Documents (as reflected in the Company Closing Statement), without any interest thereon, upon surrender, in the manner provided in Section 2.9, of the Certificate or Certificates that formerly evidenced such shares of Company Stock.

(b) Prior to the Closing, the Company (and after the Reorganization, Newco) shall give Parent (i) prompt notice of any demands for appraisal received by the Company (or after the Reorganization, Newco) and any withdrawals of such demands, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company (and after the Reorganization, Newco) shall not, except with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

Section 2.12 Taking of Necessary Action; Further Actions. If, at any time after the Effective Time or the Second Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation following the First Merger and the Surviving Entity following the Second Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company (and after the Reorganization, Newco), First Merger Sub and Second Merger Sub, the officers and directors or members, as applicable, (or their designees) of the Company (and after the Reorganization, Newco), First Merger Sub and Second Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Section 2.13 Tax Treatment of the Mergers. The Parties intend that, for United States federal income tax purposes, the Mergers, will constitute an integrated plan described in Rev. Rul. 2001-46, 2001-2 C.B. 321 that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations to which each of Parent and the Company (or after the Reorganization, Newco) are to be parties under Section 368(b) of the Code and the Treasury Regulations and this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and the 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g). Following the Mergers, Parent intends to cause the Surviving Entity to continue the Company’s historic business or use a significant portion of the Company’s historic business assets in a business, in each case, to the extent required pursuant to Treasury Regulation Section 1.368-1(d). The Mergers, taken together, shall be reported by the Parties for all income Tax purposes in accordance with the foregoing, including the filing of the statement required by Treasury Regulations Section 1.368-3, unless otherwise required by (a) a change in Law after the date of this Agreement, or (b) a Governmental Entity as a result of a “determination” within the meaning of Section 1313(a) of the Code. Each Company Stockholder and holder of Company Warrants may make an express designation in its Letter of Transmittal provided by such Company Stockholder or in its Warrant Surrender Agreement provided by such holder of Company Warrants, in accordance with Treasury Regulation Section 1.358-2(a)(2)(ii), that specifies the Closing Cash Payment Amount that the Company Stockholder is entitled to receive pursuant to Section 2.7(a) or the holder of Company Warrants is entitled to receive pursuant to Section 2.7(b) is received in exchange for a particular share of Common Stock or received in exchange for a particular Company Warrant.

ARTICLE III.
Sponsor Earnout Shares

Section 3.1 Potential Forfeiture. In accordance with the Sponsor Agreement, Sponsor has agreed that, effective upon the Closing, the Sponsor will subject 1,875,000 shares of Parent Class A Common Stock owned by Sponsor (the “Sponsor Earnout Shares”) to potential forfeiture if the Triggering Events do not occur during the Earnout Period, with such Sponsor Earnout Shares vesting (and therefore no longer subject to forfeiture) pursuant to the terms of this ARTICLE III. Certificates representing the Sponsor Earnout Shares shall bear a legend referencing that they are subject to forfeiture pursuant to the provisions of this Agreement, and any transfer agent for Parent Class A Common Stock will be given appropriate stop transfer orders that will be applicable until the Sponsor Earnout Shares are vested (subject to the ability of Sponsor to distribute the Sponsor Earnout Shares to its members promptly following the Closing in accordance with its Charter Documents and the A&R Registration Rights Agreement); provided, however, that upon the vesting of any Sponsor Earnout Shares in accordance with the terms herein, Parent shall immediately cause the removal of such legend and direct such transfer agent that such stop transfer orders are no longer applicable.

Section 3.2 Vesting. Until the earlier of all of the Sponsor Earnout Shares having become fully vested or the expiry of the Earnout Period, (a) fifty percent (50%) of the Sponsor Earnout Shares shall immediately become fully vested and no longer subject to forfeiture upon the occurrence of Triggering Event I during the Earnout Period, and (b) fifty percent (50%) of the Sponsor Earnout Shares shall immediately become fully vested and no longer subject to forfeiture upon the occurrence of Triggering Event II during the Earnout Period; provided, however, that each Triggering Event shall only occur once, if at all.

Section 3.3 Rollover. If, during the Earnout Period, there is a Change of Control pursuant to which (a) Parent or its stockholders have the right to receive consideration attributing a value of at least $10.00 but less than $12.50 to each share of Parent Class A Common Stock (as agreed in good faith by Sponsor and the board of directors of Parent) and (b) greater than fifty (50%) of the aggregate amount of such consideration is in the form of equity securities, then (x) fifty percent (50%) of the Sponsor Earnout Shares shall be forfeited, (y) the portion of the remaining fifty percent (50%) of the Sponsor Earnout Shares determined by multiplying (i) fifty percent (50%) of the Sponsor Earnout Shares by (ii) the ratio that the aggregate consideration in the form of equity securities in such transaction bears to the aggregate amount of all consideration in such transaction (including cash and equity securities) shall, in connection with the consummation of such Change of Control, be converted into such equity securities and shall remain subject to vesting upon the occurrence of Triggering Event I during the Earnout Period (as equitably adjusted for the conversion ratio applied in, and the terms and conditions of, the Change of Control transaction, as agreed in good faith by Sponsor and the board of directors of Parent) and (z) the portion of the remaining fifty percent (50%) of the Sponsor Earnout Shares determined by multiplying (i) fifty percent (50%) of the Sponsor Earnout Shares by (ii) the ratio that the aggregate consideration not in the form of equity securities in such transaction bears to the aggregate amount of all consideration in such transaction (including cash and equity securities), if any, shall be forfeited. If, during the Earnout Period, there is a Change of Control pursuant to which Parent’s stockholders have the right to receive consideration attributing a value of less than $10.00 to each share of Parent Class A Common Stock, then the Sponsor Earnout Shares shall be forfeited.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Except as set forth in the letter dated as of the date of this Agreement delivered by the Company to Parent, First Merger Sub and Second Merger Sub prior to or in connection with the execution and delivery of this Agreement (the “Company Disclosure Letter”), the Company (and after the Reorganization, Newco) hereby represents and warrants to Parent, First Merger Sub and Second Merger Sub as of the date hereof and as of the Closing Date as follows:

Section 4.1 Organization and Qualification. The Company is (and after the Reorganization, Newco will be prior to the Closing Date) a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except as would not be material to the Group Companies, taken as a whole. The Company is (and after the Reorganization, Newco will be prior to the Closing Date) duly licensed or qualified to do business in each jurisdiction in which the ownership of its property or the character of its activities requires it to be so licensed or qualified, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. Complete and correct copies of the certificate of incorporation and by-laws (or other comparable governing instruments with different names) (collectively referred to herein as the “Charter Documents”) of the Company as amended and currently in effect, have been made available to Parent, and immediately following the consummation of the Reorganization, the Charter Documents of Newco as amended and then in effect will have been made available to Parent.

Section 4.2 Company Subsidiaries.

(a) The Company’s direct and indirect Subsidiaries, together with their jurisdiction of incorporation or organization, as applicable, are listed on Schedule 4.2(a) of the Company Disclosure Letter (including the Company following the Reorganization, the “Company Subsidiaries”). Each Company Subsidiary has been duly formed or organized and is validly existing under the Laws of its respective jurisdiction of incorporation or organization and has the requisite power and authority to own, lease and operate its assets and properties and to conduct its business as now being conducted, except where the failure to be so formed, organized or existing, or to have such power and authority, would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. The Company (or after the Reorganization, Newco) has previously provided to Parent or its representatives true and complete copies of the Charter Documents of the Company Subsidiaries, as amended and currently in effect.

(b) Each Company Subsidiary is duly licensed or qualified to do business and, where applicable, is in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which it is conducting business, or the operation, ownership or leasing of its property or the character of its activities requires it to be so licensed or qualified, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole.

Section 4.3 Capitalization.

(a) As of the date hereof, the authorized capital stock of the Company consists of: (i) 132,034,637 shares of Company Common Stock, of which 84,146,870 shares are issued and outstanding as of the date of this Agreement; (ii) 21,781,134 shares of Company Series H Preferred Stock, of which 21,781,134 shares are issued and outstanding as of the date of this Agreement; (iii) 20,000 shares of Company Series I Preferred Stock, of which 20,000 shares are issued and outstanding as of the date of this Agreement; and (iv) 15,000 shares of Company Series J Preferred Stock, of which 15,000 shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Company Stock have been duly authorized and validly issued and are fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights. Each share of Company Stock has been issued in compliance in all material respects with: (A) applicable Law and (B) the Company’s Charter Documents. Schedule 4.3(a) of the Company Disclosure Letter sets forth a capitalization table of the Company as of the date hereof including, for each holder of Company Stock the number and class or series of Company Stock held by such holder. Following the Reorganization, the capitalization table set forth on Schedule 4.3(a) of the Company Disclosure Letter, together with any changes to such information in accordance with the terms hereof, including Section 6.1, since the date of this Agreement, shall accurately reflect the capitalization of Newco, including with respect to all of the information contained therein.

(b) Schedule 4.3(b) of the Company Disclosure Letter sets forth, as of the date hereof, (i) with respect to each Company Option, the name of the holder of such Company Option, the number of vested and unvested shares of Company Common Stock covered by such Company Option as of the date of this Agreement and the extent to which such Company Option will vest upon the Transactions, the date of grant, the cash exercise price per share of such Company Option, the vesting schedule of such Company Option, whether such Company Option is intended to qualify as an “incentive stock option” under Section 422 of the Code, and the applicable expiration date thereof and (ii) with respect to each Company Warrant, the name of the holder of such Company Warrant, the number of shares of Company Common Stock or other Company Interests covered by such Company Warrant, the date of issuance, the cash exercise price per share of such Company Warrant, and the applicable expiration date thereof. Other than the Company Options and Company Warrants set forth on Schedule 4.3(b) of the Company Disclosure Letter, there are no stock appreciation, phantom stock, stock-based performance unit, profit participation, restricted stock, restricted stock unit or other equity-based compensation award or similar rights with respect to the Company. Except as set forth on Schedule 4.3(b) of the Company Disclosure Letter, the Company has not (and after the Reorganization, Newco will not have prior to the Closing Date) granted any outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of the Company Stock, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, or for the repurchase or redemption of shares of Company Stock, and there are no agreements of any kind which may obligate the Company (and after the Reorganization, Newco) to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock. Except for this Agreement, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings with respect to the shares of Company Stock. Each Company Option (A) was issued, in all material respects, in accordance with the terms of the applicable incentive equity plan of the Company (and after the Reorganization, Newco) and all other applicable Law and (B) was granted with a per share exercise price not less than the fair market value of a share of Company Common Stock on the applicable grant date (determined in accordance with Section 409A of the Code) and is otherwise exempt from the application of Section 409A of the Code. Following the Reorganization, the information set forth on Schedule 4.3(b) of the Company Disclosure Letter, together with any changes to such information in accordance with the terms hereof, including Section 6.1, since the date of this Agreement, shall accurately reflect the outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of the Company Stock, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, or for the repurchase or redemption of shares of Company Stock, in each case, with respect to Newco, including with respect to all of the information contained therein.

(c) The outstanding shares of capital stock (or other equity interests) of each of the Company Subsidiaries have been duly authorized and validly issued and (if applicable) are fully paid and nonassessable (where such concepts are applicable) and have not been issued in violation of any preemptive or similar rights. The Company (and after the Reorganization, Newco) or one or more of its wholly owned Subsidiaries own of record and beneficially all the issued and outstanding shares of capital stock (or other equity interests) of such Company Subsidiaries free and clear of any Liens other than (i) as may be set forth on Schedule 4.3(c); (ii) for any restrictions on sales of securities under applicable securities Laws; and (iii) Permitted Liens. There are no outstanding options, warrants, rights or other securities convertible into or exercisable or exchangeable for any shares of capital stock (or other equity interests) of such Company Subsidiaries, any other commitments or agreements providing for the issuance of additional shares (or other equity interests), the sale of treasury shares, or for the repurchase or redemption of such Company Subsidiaries’ shares of capital stock (or other equity interests), or any agreements of any kind which may obligate any Company Subsidiary to issue, purchase, register for sale, redeem or otherwise acquire any of its shares of capital stock (or other equity interests). Except for the equity interests of the Company Subsidiaries set forth on Schedule 4.2(a) of the Company Disclosure Letter, neither the Company (nor after the Reorganization, Newco) nor any of the Company Subsidiaries (x) owns, directly or indirectly, any ownership, equity, profits or voting interest in any Person, (y) have any agreement or commitment to purchase any such interest, or (z) has agreed nor is obligated to make nor is bound by any written, oral or other Contract, binding understanding, option, warranty or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

(d) Except as provided for in this Agreement or accounted for pursuant to the terms hereof, as a result of the consummation of the Transactions, no shares of capital stock, warrants, options or other securities of the Company (or after the Reorganization, Newco) are issuable and no rights in connection with any shares, warrants, options or other securities of the Company (or after the Reorganization, Newco) accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

Section 4.4 Due Authorization.

(a) The Company has (and after the Reorganization, Newco will have) all requisite corporate power and authority to: (i) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party and (ii) carry out the Company’s (and after the Reorganization, Newco’s) obligations hereunder and thereunder and to consummate the Transactions (including the Mergers), in each case, subject to the consents, approvals, authorizations and other requirements described in Section 4.5. The execution and delivery by the Company (and after the Reorganization, Newco) of this Agreement and the other Transaction Agreements to which it is a party and the consummation by the Company (and after the Reorganization, Newco) of the Transactions (including the Mergers) have been duly and validly authorized by all requisite action, including approval by the board of directors of the Company (and after the Reorganization, Newco) and, following receipt of the Requisite Company Stockholder Approval, the Company Stockholders as required by the DGCL, and no other corporate proceeding on the part of the Company is (and after the Reorganization, Newco will be) necessary to authorize this Agreement. This Agreement has been and, upon execution by the Company, such other Transaction Agreements to which it is a party will be duly and validly executed and delivered by the Company (and after the Reorganization, Newco) and (assuming any such agreement constitutes a legal, valid and binding obligation of the counterparties thereto) constitute the legal, valid and binding obligation of the Company (and after the Reorganization, Newco), enforceable against the Company (and after the Reorganization, Newco) in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (collectively, the “Remedies Exception”).

(b) At a meeting duly called and held, the board of directors of the Company has (and after the Reorganization, Newco will have prior to the solicitation of Company Stockholders pursuant to Section 7.4) unanimously: (a) determined that it is in the best interests of the Company (and after the Reorganization, Newco) and Company Stockholders, and declared it advisable, to enter into this Agreement providing for the Mergers in accordance with the DGCL and DLLCA, as applicable; (b) approved this Agreement and the Transactions, including the Mergers in accordance with the DGCL and DLLCA, as applicable, on the terms and subject to the conditions of this Agreement; and (c) adopted a resolution recommending the plan of merger set forth in this Agreement be adopted by the Company Stockholders in accordance with the Applicable Charter Documents (the “Company Recommendation”).

Section 4.5 No Conflict; Governmental Consents and Filings.

(a) Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.5(b), the execution, delivery and performance of this Agreement (including the consummation by the Company (and after the Reorganization, Newco) of the Transactions) and the other Transaction Agreements to which the Company (or after the Reorganization, Newco) is a party by the Company (or after the Reorganization, Newco) do not and will not: (i) violate any provision of, or result in the breach of, any applicable Law to which any of the Group Companies is subject or by which any property or asset of any of the Group Companies is bound; (ii) conflict with or violate the Charter Documents of any of the Group Companies; (iii) violate any provision of or result in a breach, default or acceleration of, or require a notice or consent under, any Company Material Contract, or terminate or result in the termination of any Company Material Contract, or result in the creation of any Lien under any Company Material Contract upon any of the properties or assets of any of the Group Companies, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, default, acceleration, termination or creation of a Lien under a Company Material Contract; or (iv) result in a violation or revocation of any Material Permits, except to the extent that the occurrence of any of the foregoing items set forth in clauses (iii) or (iv) would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole.

(b) No consent, notice, approval or authorization of, or designation, declaration or filing with, any Governmental Entity or notice, approval, consent, waiver or authorization from any Governmental Entity is required on the part of the Company (or after the Reorganization, will be required on the part of Newco) with respect to the Company’s (or after the Reorganization, Newco’s) execution, delivery or performance of this Agreement, any of the other Transaction Agreements to which it is a party or the consummation by the Company (and after the Reorganization, Newco) of the Transactions (including the Mergers), except for: (i) applicable requirements of the HSR Act or any similar foreign law; (ii) any consents, notices, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole, or prevent the consummation of the Transactions; (iii) compliance with any applicable requirements of the securities laws; (iv) the filing of the First Certificate of Merger in accordance with the DGCL; (v) the filing of the Second Certificate of Merger in accordance with the DLLCA; and (vi) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not, individually or in the aggregate, prevent or materially delay the ability of the Company (and after the Reorganization, Newco) to consummate the Transactions in accordance with the terms hereof.

Section 4.6 Legal Compliance; Permits.

(a) Each of the Group Companies has during the past three (3) years complied with, and is not currently in violation of, any applicable Law with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which would not, individually or in the aggregate have been and are not reasonably likely to be material to the Group Companies, taken as a whole. No written notice of non-compliance with any applicable Law has been received during the past three (3) years by any of the Group Companies.

(b) Each Group Company is in possession of all Permits necessary to own, lease and operate the properties and assets it purports to own, operate or lease and to carry on its business as it is now being conducted (the “Material Permits”), except where the failure to have such Material Permits would not, individually or in the aggregate, reasonably be expected to be material to (i) such ownership, lease, operation or conduct or (ii) the Group Companies, taken as a whole. Except as would not, individually or in the aggregate, be expected to be material to the Group Companies, taken as a whole, (A) each Material Permit is in full force and effect in accordance with its terms, (B) no outstanding written notice of revocation, cancellation or termination of any Material Permit has been received by the Group Companies, (C) to the Knowledge of the Company (and after the Reorganization, Newco), none of such Permits upon termination or expiration in the ordinary due course will not be renewed or reissued in the ordinary course of business upon terms and conditions substantially similar to its existing terms and conditions, (D) there are no Legal Proceedings pending or, to the Knowledge of the Company (and after the Reorganization, Newco), threatened, that seek the revocation, cancellation, limitation, restriction or termination of any Material Permit, and (E) each of the Group Companies is in compliance with all Material Permits applicable to the Group Companies.

Section 4.7 Financial Statements.

(a) Set forth on Schedule 4.7 are: (i) the audited consolidated balance sheets as of December 31, 2018 and 2017 and consolidated statements of operations, consolidated statements of changes in stockholders’ deficit and consolidated statements of cash flows of the Company and its Subsidiaries and Affiliates for the years ended December 31, 2018 and 2017 together with the auditor’s reports thereon and an unaudited consolidated balance sheet as of December 31, 2019 and consolidated statements of operations, consolidated statements of changes in stockholders’ deficit and consolidated statements of cash flows of the Company and its Subsidiaries and Affiliates as of and for the year ended December 31, 2019 (the “Prior Financial Statements”); and (ii) an unaudited consolidated balance sheet as of March 31, 2020 and consolidated statements of operations, consolidated statements of changes in stockholders’ deficit and consolidated statements of cash flows of the Company and its Subsidiaries and Affiliates as of and for the three-month period ended March 31, 2020 (the “Interim Financial Statements” and, together with the Prior Financial Statements, the “Financial Statements”). The Financial Statements present fairly, in all material respects, the consolidated financial position and results of operations of the Company and its Subsidiaries as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP (except in the case of the unaudited Financial Statements for the absence of footnotes, or the inclusion of limited footnotes, and other presentation items and for normal year-end adjustments).

(b) Prior to the Closing, the Company (or after the Reorganization, Newco) will have established and, from the date of such establishment, maintained, a system of internal controls over financial reporting sufficient to provide reasonable assurances regarding the reliability of the Company’s (and after the Reorganization, collectively Newco’s and the Company’s) financial reporting and the preparation of the Company’s (and after the Reorganization, Newco’s) financial statements for external purposes in accordance with GAAP. To the Knowledge of the Company (or after the Reorganization, Newco), the Company (and after the Reorganization, Newco) has not identified or been made aware of: (i) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Company (or after the Reorganization, Newco) that is reasonably likely to adversely affect the Company’s (or after the Reorganization, Newco’s) ability to record, process, summarize and report financial information, (ii) any fraud, whether or not material, that involves the management or other employees of the Company (or after the Reorganization, Newco) or any of the Company Subsidiaries that have a significant role in the Company’s (and after the Reorganization, Newco’s) internal control over financial reporting or (iii) any claim or allegation regarding any of the foregoing.

(c) There are no outstanding loans or other extensions of credit made by the Company (or after the Reorganization, Newco) to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company (or after the Reorganization, Newco).

Section 4.8 No Undisclosed Liabilities. There is no liability, debt or obligation (absolute, accrued, contingent or otherwise) of any of the Group Companies, of the nature required to be disclosed on a balance sheet prepared in accordance with GAAP, except for liabilities, debts and obligations: (a) provided for in, or otherwise reflected or reserved for on the Prior Financial Statements or disclosed in the notes thereto; (b) that have arisen since December 31, 2018 in the ordinary course of the operation of business of the Group Companies; (c) incurred in connection with the transactions contemplated by this Agreement; (d) that will be discharged or paid off prior to or at the Closing; or (e) that would not be material to the business of the Company (and after the Reorganization, Newco) and its Subsidiaries, taken as a whole.

Section 4.9 Absence of Certain Changes or Events. Except as contemplated by this Agreement, since December 31, 2018 through the date of this Agreement, each of the Group Companies has conducted its business in the ordinary course consistent with past practice and there has not been any Company Material Adverse Effect. Except as contemplated by this Agreement, during the year ended December 31, 2019, there was not any action taken or agreed upon by any of the Group Companies that would be prohibited by subsections (b), (d)-(h) or (j)-(m) of Section 6.1 if such action were taken on or after the date hereof without the consent of Parent. Except as contemplated by this Agreement, since December 31, 2019 through the date of this Agreement there has not been any action taken or agreed upon by any of the Group Companies that would be prohibited by Section 6.1 if such action were taken on or after the date hereof without the consent of Parent.

Section 4.10 Litigation. Except as would not be material to the Group Companies, taken as a whole, as of the date hereof, there are: (a) no pending or, to the Knowledge of the Company (and after the Reorganization, Newco), threatened, Legal Proceedings against any of the Group Companies or any of its properties or assets, or any of the directors or officers of any of the Group Companies with regard to their actions as such; (b) to the Knowledge of the Company (and after the Reorganization, Newco), no pending or threatened audits, examinations or investigations by any Governmental Entity against any of the Group Companies; (c) no pending or threatened Legal Proceedings by any of the Group Companies against any third party; (d) no settlements or similar agreements that imposes any material ongoing obligations or restrictions on any of the Group Companies; and (e) no Orders imposed or, to the Knowledge of the Company (and after the Reorganization, Newco), threatened to be imposed upon any of the Group Companies or any of their respective properties or assets, or any of the directors or officers of any of the Group Companies with regard to their actions as such.

Section 4.11 Company Benefit Plans.

(a) Schedule 4.11(a) of the Company Disclosure Letter sets forth a complete list of each material “employee benefit plan” as defined in Section 3(3) of ERISA, and any other employment, retention, termination, severance, incentive equity or equity-based, deferred compensation, change in control, bonus or other employee benefit plan, agreement, arrangement, policy or program providing compensation or benefits to any current or former director, officer, employee or other service provider of the Company (or after the Reorganization, Newco) or any of the Company Subsidiaries, or which is maintained, sponsored, contributed to or required to be contributed to by the Company (or after the Reorganization, Newco) or any of the Company Subsidiaries or under which the Company (or after the Reorganization, Newco) or any of the Company Subsidiaries has or could reasonably be expected to have any obligation or liability (including on account of an ERISA Affiliate) (collectively, whether or not material, the “Company Benefit Plans”).

(b) With respect to each material Company Benefit Plan, the Company has (and after the Reorganization, Newco will have) made available to Parent or its representatives copies of: (i) all current plan documents and all amendments thereto; (ii) all trust agreements, funding arrangements or insurance contracts; (iii) the most recent summary plan description; (iv) the most recent annual report on Form 5500 and all attachments thereto (if applicable); (v) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service; and (vi) any non-routine correspondence with any Governmental Entity dated during the past four (4) years. In addition, the Company has (and after the Reorganization, Newco will have) provided to Parent or its representatives a schedule summarizing all outstanding retention, change in control bonuses, change in control severance or other similar payment obligations of the Group Companies that is true and accurate in all material respects as of no earlier than thirty (30) days prior to the date hereof (the “Retention Award Summary”) and the Company has (and after the Reorganization, Newco will have) made available to Parent or its representatives a copy of each Company Benefit Plan that is an agreement listed in the Retention Award Summary.

(c) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole: (i) each Company Benefit Plan has been administered in accordance with its terms and all applicable Law, including ERISA and the Code; (ii) all contributions (including all employer contributions and employee salary reduction contributions) or payments required to be made under or with respect to any Company Benefit Plan have been made by the due date thereof (including any valid extension); and (iii) no non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code) has occurred or, to the Knowledge of the Company (and after the Reorganization, Newco), is reasonably expected to occur with respect to any Company Benefit Plan. Each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code: (A) has received a favorable determination or opinion letter as to its qualification; or (B) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, and nothing has occurred and to the Knowledge of the Company (and after the Reorganization, Newco), no circumstances exist that could reasonably be expected to result in the loss of the qualification of such plan under Section 401(a) of the Code.

(d) Neither the Company nor any of the ERISA Affiliates has within the prior six (6) years sponsored, been obligated to contribute to, or could reasonably be expected to incur any current or contingent liability in respect of: (i) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA (including any “multiemployer plan” within the meaning of Section (3)(37) of ERISA); (ii) a “multiple employer plan” as defined in Section 413(c) of the Code; or (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(e) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole, with respect to the Company Benefit Plans or their administrators or fiduciaries: (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company (and after the Reorganization, Newco), threatened; and (ii) to the Knowledge of the Company (and after the Reorganization, Newco), no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits or claims.

(f) None of the Company Benefit Plans provides for, and the Group Companies have no liability in respect of, post-employment or retiree health, life insurance or other welfare benefits or coverage for any current or former participant or any beneficiary of any current or former participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or similar state or other applicable Law and at the sole expense of such participant or the participant’s beneficiary.

(g) Neither the execution and delivery of this Agreement nor the consummation of the Transactions will, either alone or in connection with any other event(s): (i) result in any payment or benefit becoming due to any current or former employee, officer, contractor or director of the Company (or after the Reorganization, Newco) or any of the Company Subsidiaries or under any Company Benefit Plan; (ii) increase the amount of compensation or benefits otherwise payable to any current or former employee, officer, contractor or director of the Company (or after the Reorganization, Newco) or any of the Company Subsidiaries or under any Company Benefit Plan; (iii) result in the acceleration of the time of payment, funding or vesting of any benefits to any current or former employee, officer, contractor or director of the Company (or after the Reorganization, Newco) or any of the Company Subsidiaries or under any Company Benefit Plan; or (iv) result in any limitation on the right to merge, amend or terminate any Company Benefit Plan.

(h) Neither the Company (nor after the Reorganization, Newco) nor any of the Company Subsidiaries maintain any obligations to gross-up or reimburse any individual for any tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.

(i) Each Company Benefit Plan which is a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been established, operated and maintained in compliance with Section 409A of the Code in all material respects, and all applicable regulations and notices issued thereunder.

Section 4.12 Labor Relations.

(a) No Group Company is a party to any collective bargaining agreement or other labor Contract applicable to persons employed by any Group Company and no such agreements or arrangements are currently being negotiated by any Group Company. There are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company (and after the Reorganization, Newco), threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal, nor has any such representation proceeding, petition, or demand been brought, filed, made, or, to the Knowledge of the Company (and after the Reorganization, Newco), threatened within the last three (3) years. There is no organizing activity involving any Group Company pending or, to the Knowledge of the Company (and after the Reorganization, Newco), threatened by any labor organization or group of employees.

(b) There have been no strikes, work stoppages, slowdowns, lockouts, arbitrations, or material grievances or other labor disputes (including unfair labor practice charges, grievances, or complaints) pending, or, to the Knowledge of the Company (and after the Reorganization, Newco), threatened against or involving the Company (or after the Reorganization, Newco) involving any employee, except for those which would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole.

(c) To the Knowledge of the Company, as of the date hereof, none of the Company’s officers or key employees has given written notice of any intent to terminate his or her employment with the Company. The Group Companies are in compliance in all material respects and, to the Knowledge of the Company (and after the Reorganization, Newco), each of their employees and consultants are in compliance in all material respects, with the terms of any employment and consulting agreements between any Group Company and such individuals.

(d) As of the date hereof, there are no complaints, charges or claims against the Company pending or, to Knowledge of the Company, threatened before any Governmental Entity based on, arising out of, in connection with or otherwise relating to the employment, termination of employment or failure to employ by the Company, of any individual, except for those complaints, charges or claims which would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole.

(e) The Company is (and after the Reorganization, Newco will be), and for the past three (3) years, has been, in compliance with all Laws relating to the employment of labor, including all such Laws relating to wages (including minimum wage and overtime), hours or work, child labor, discrimination, civil rights, withholdings and deductions, classification and payment of employees, independent contractors, and consultants, employment equity, the federal Worker Adjustment and Retraining Notification Act (“WARN”) and any similar state or local “mass layoff” or “plant closing” Law, collective bargaining, occupational health and safety, workers’ compensation, and immigration, except for instances of noncompliance which would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Company within the six months prior to the date of this Agreement and no such events are reasonably expected to occur with respect to the Company (or after the Reorganization, Newco) prior to the Closing.

(f) Except as would not, individually or in the aggregate, reasonably be expected be material to the Group Companies, taken as a whole, the Group Companies are not delinquent in payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid.

(g) During the past three (3) years, to the Knowledge of the Company (and after the Reorganization, Newco), there have been no employment discrimination or employment harassment allegations raised, brought, threatened, or settled relating to any appointed officer or director of the Company (or after the Reorganization, Newco) involving or relating to his or her services provided to the Company (or after the Reorganization, Newco). The policies and practices of the Group Companies comply with all federal, state, and local Laws concerning employment discrimination and employment harassment, except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole.

(h) To the Knowledge of the Company (and after the Reorganization, Newco), no employee of the Group Companies is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, non-competition agreement, restrictive covenant or other obligation: (i) to the Group Companies or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by the Group Companies or (B) to the knowledge or use of trade secrets or proprietary information.

(i) The execution and delivery of this Agreement and the other Transaction Agreements and the performance of this Agreement and the Transactions do not require the Company (or after the Reorganization, Newco) to seek or obtain any consent, engage in consultation with, or issue any notice to any unions or labor organizations.

Section 4.13 Real Property; Tangible Property.

(a) Schedule 4.13(a) of the Company Disclosure Letter lists, as of the date of this Agreement, all real property owned by the Group Companies (the “Owned Real Property”). The Company or one of the other Group Companies has good and marketable fee simple title to all Owned Real Property, subject only to any Permitted Liens.

(b) Schedule 4.13(b) of the Company Disclosure Letter lists, as of the date of this Agreement, all material real property leased by the Group Companies (the “Leased Real Property”). The Company or one of the other Group Companies has a valid, binding and enforceable leasehold estate in, and enjoys, in all material respects, peaceful and undisturbed possession of, all Leased Real Property. Each of the leases, lease guarantees and agreements related to any Leased Real Property, including all amendments, terminations and modifications thereof (collectively, the “Company Real Property Leases”), is in full force and effect. The Company has made available to Parent true, correct and complete copies of all material Company Real Property Leases. None of the Group Companies is in breach of or default under any Company Real Property Lease, and, to the Knowledge of the Company (and after the Reorganization, Newco), no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a breach or default, except for such breaches or defaults as would not individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. None of the Group Companies has received written notice from, or given any written or, to the Knowledge of the Company (and after the Reorganization, Newco), oral, notice to, any lessor of such Leased Real Property of, nor is there any default, event or circumstance that, with notice or lapse of time, or both, would constitute a default by the party that is the lessee or lessor of such Leased Real Property. No party to any Company Real Property Lease has exercised any termination rights with respect thereto.

(c) The Company or one of the other Group Companies owns and has good and marketable title to, or a valid leasehold interest in or right to use, all of its material tangible assets or personal property, free and clear of all Liens other than: (i) Permitted Liens; and (ii) the rights of lessors under any leases. The material tangible assets or personal property (together with the contractual rights) of the Group Companies: (A) constitute all of the assets, rights and properties that are necessary for the operation of the businesses of the Group Companies as they are now conducted, and taken together, are adequate and sufficient for the operation of the businesses of the Group Companies as currently conducted; and (B) have been maintained in all material respects in accordance with generally applicable accepted industry practice, are in good working order and condition, except for ordinary wear and tear and as would not, individually or in the aggregate, reasonably be expected to be material to the business of the Group Companies, taken as a whole.

Section 4.14 Taxes.

(a) All material Tax Returns required to be filed by the Group Companies have been filed, and all such Tax Returns are true, correct and complete in all material respects.

(b) The Group Companies have paid all material Taxes which are due and payable by them.

(c) The Group Companies have complied in all material respects with all applicable Laws relating to the withholding and remittance of Taxes and all Taxes required by applicable Law to be withheld by the Group Companies have been withheld and paid over to the appropriate Governmental Entity in all material respects. Section 4.14(c) of the Company Disclosure Letter sets forth the amount of any Taxes that otherwise would have been required to be remitted or paid in connection with amounts paid by the Group Companies to any employee or individual service provider but have been deferred as permitted under the CARES Act as of the date hereof.

(d) No deficiency for Taxes has been asserted or assessed (or threatened in writing) by any Governmental Entity against any Group Company, which deficiency has not been paid in full or finally resolved with no payment due. No audit or other proceeding by any Governmental Entity is currently pending or threatened in writing against any Group Company with respect to Taxes.

(e) There are no liens for material amounts of Taxes (other than Permitted Liens) upon any of the assets of the Group Companies.

(f) There are no Tax indemnification agreements or Tax sharing agreements under which any Group Company could be liable after the Closing Date for the Tax liability of any Person other than one or more of the Group Companies (other than customary commercial Contracts not primarily related to Taxes).

(g) None of the Group Companies has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the past two (2) years.

(h) None of the Group Companies has entered into a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(i) No Group Company: (i) has any liability for the Taxes of another Person (other than any Group Company) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax law) or as a transferee or a successor or by Contract (other than customary commercial Contracts not primarily related to Taxes); or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was and is the Company (or another Group Company).

(j) No Group Company has consented to extend the time in which any Tax may be assessed or collected by any Governmental Entity, which extension is still in effect.

(k) No Group Company has ever had a permanent establishment or has ever been subject to income Tax, in a jurisdiction outside the country of its organization.

(l) No Group Company will be required to include any item of income in, or exclude any material item or deduction from, taxable income for any taxable period beginning after the Closing Date or, in the case of any taxable period beginning on or before and ending after the Closing Date, the portion of such period beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred prior to the Closing; (ii) any change in method of accounting made prior to the Closing, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign Tax law); (iii) a prepaid amount received or deferred revenue recognized prior to the Closing; (iv) any intercompany transaction described in Treasury Regulations under Section 1502 (or any corresponding or similar provision of state or local Tax law) with respect to a transaction consummated prior to the Closing; or (v) any closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Tax law executed prior to the Closing.

(m) No Group Company has any unpaid liability under Section 965(a) of the Code.

(n) No claim has been made in writing to any Group Company by any Governmental Entity in a jurisdiction in which such Group Company does not file Tax Returns that it is or may be subject to Tax by, or required to file Tax Returns in, that jurisdiction.

(o) Each Group Company is not and has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(p) No Group Company will realize any taxable gain or income as a result of the Reorganization.

(q) No Group Company has any reason to believe that any conditions or facts exist that would reasonably be expected to prevent or impede the Reorganization from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(r) No Group Company has any reason to believe that any conditions or facts exist that would reasonably be expected to prevent or impede the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.15 Environmental Matters. Each of the Group Companies is, and for the past four (4) years has been, in compliance with all Environmental Laws, except for any such instance of non-compliance that would not reasonably be expected to be material to the Group Companies taken as a whole. The Group Companies have obtained, hold, are, and for the past four (4) years have been, in material compliance with all permits required under applicable Environmental Laws to permit the Group Companies to operate their assets in a manner in which they are now operated and maintained and to conduct the business of the Group Companies as currently conducted, except where the absence of, or failure to be in material compliance with, any such permit would not reasonably be expected to be material to the Group Companies, taken as a whole. There are no written claims or notices of violation pending or, to the Knowledge of the Company (and after the Reorganization, Newco), threatened against any of the Group Companies alleging violations of or liability under any Environmental Law, except for any such claim or notice that would not reasonably be expected to be material to the Group Companies. Neither the Group Companies nor, to the Knowledge of the Company (and after the Reorganization, Newco), any other Person has disposed of or released any Hazardous Material at, on or under the any facility currently or formerly owned or operated by any of the Group Companies or any third-party site, in each case in a manner that would be reasonably likely to give rise to a material liability of the Group Companies for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees under any Environmental Laws. None of the Group Companies has agreed to indemnify any Person or assumed by Contract the liability of any third party arising under Environmental Law. The Group Companies have made available to Parent copies of all material written environmental reports, audits, assessments, liability analyses, memoranda and studies in the possession of, or conducted by, the Group Companies with respect to compliance or liabilities under Environmental Law.

Section 4.16 Brokers; Third Party Expenses. No broker, finder, investment banker or other Person is entitled to, nor will be entitled to, either directly or indirectly, any brokerage fee, finders’ fee or other similar commission, for which Parent or any of the Group Companies would be liable in connection with the transactions contemplated by this Agreement or the Transactions based upon arrangements made by any of the Group Companies or any of their Affiliates.

Section 4.17 Intellectual Property.

(a) Schedule 4.17(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all of the following Intellectual Property included in the Owned Intellectual Property: (i) issued Patents and pending applications for Patents, (ii) registered Trademarks, pending applications for registration of Trademarks and material unregistered Trademarks, (iii) registered Copyrights and pending applications for Copyright registration, (iv) internet domain names and social media accounts (collectively, the “Scheduled Intellectual Property”), including, for each item listed, the applicable jurisdiction, title, application and registration or serial number and date, and record owner and, if different, the legal owner and beneficial owner. All Scheduled Intellectual Property is valid, subsisting and enforceable, and all necessary registration, maintenance, renewal, and other relevant filing fees due through the date hereof have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant Patent, Trademark, Copyright, domain name, or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining the Scheduled Intellectual Property in full force and effect.

(b) The Owned Intellectual Property, along with the Licensed Intellectual Property (when used within the scope of the applicable IP License), constitutes all of the Intellectual Property necessary or sufficient for the conduct and operation of the business of the Group Companies. The Company (or after the Reorganization, Newco) or one of the Company Subsidiaries is the sole and exclusive owner of all right, title and interest in and to all Owned Intellectual Property, and the Company (or after the Reorganization, Newco) or one of the Company Subsidiaries has valid and continuing rights, pursuant to a valid written IP License (complete and correct copies of which have been made available to Parent prior to the date of this Agreement), to use, sell and license (as the case may be) all other Intellectual Property used in or necessary for the conduct and operation of the business of the Group Companies, free and clear of all Liens (other than Permitted Liens).

(c) The Group Companies, the conduct and operation of the business of the Group Companies as presently conducted and as proposed to be conducted immediately following the Closing (including the creation, licensing, marketing, importation, offering for sale, sale, or use of the products and services of the business of the Group Companies), and the Owned Intellectual Property have not infringed, misappropriated (or constituted or resulted from a misappropriation of) or otherwise violated, and are not infringing, misappropriating (or constitute or result from the misappropriation of) or otherwise violating any Intellectual Property of any Person.

(d) None of the Group Companies has received from any Person in the past six (6) years any written (or to the Knowledge of the Company (and after the Reorganization, Newco), oral) notice, charge, complaint, claim or other assertion (i) of any infringement, misappropriation or other violation of any Intellectual Property of any Person or (ii) contesting the use, ownership, validity or enforceability of any of the Owned Intellectual Property. To the Knowledge of the Company (and after the Reorganization, Newco), no other Person has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any Owned Intellectual Property. In the past six (6) years, none of the Group Companies has made any such claims or assertions against any Person alleging any of the foregoing, and no Legal Proceedings are pending against a third Person. None of the Owned Intellectual Property is subject to any pending or outstanding Order, settlement, consent order or other disposition of dispute that adversely restricts the use, transfer or registration of, or adversely affects the validity or enforceability of, any Owned Intellectual Property.

(e) To the Knowledge of the Company (and after the Reorganization, Newco), no past or present director, officer or employee of any of the Group Companies owns (or has any claim, or any right (whether or not currently exercisable) to any ownership interest, in or to) any material Owned Intellectual Property. Each of the present and former employees, consultants and independent contractors of the Group Companies who are or have been engaged in creating or developing for or on behalf of such Group Company any material Owned Intellectual Property in the course of such Person’s employment or engagement has executed and delivered a valid and enforceable written agreement, pursuant to which such Person has: (i) agreed to hold all Trade Secrets of such Group Company in confidence both during and after such Person’s employment or retention, as applicable; and (ii) presently assigned to such Group Company all of such Person’s rights, title and interest in and to all Intellectual Property created or developed for such Group Company in the course of such Person’s employment or retention thereby. To the Knowledge of the Company (and after the Reorganization, Newco), there is no material uncured breach by any such Person with respect to material Intellectual Property under any such agreement.

(f) Each of the Group Companies, as applicable, has taken reasonable security measures consistent with measures taken by companies of the Group Companies’ respective sizes and annual revenues in the industry in which the Group Companies operate to protect the secrecy, confidentiality and value of all material Trade Secrets and other confidential and proprietary information included in the Owned Intellectual Property and all material Trade Secrets of any Person to whom any Group Company has a contractual confidentiality obligation with respect to such material Trade Secrets. No Trade Secret that is material to the business of the Group Companies has been authorized to be disclosed, or, to the Knowledge of the Company (and after the Reorganization, Newco), has actually been disclosed to any other Person, other than pursuant to a valid, written non-disclosure agreement restricting the disclosure and use of such Trade Secret. No source code constituting Owned Intellectual Property has been delivered, licensed or made available by any Group Company to, or accessed by, any escrow agent or other Person, other than employees or contractors of such Group Company subject to written agreements restricting the disclosure and use of such source code.

(g) No Open Source Software is or has been included, incorporated or embedded in, linked to, combined, made available or distributed with, or used in the development or operation of any Software developed, licensed or distributed by any of the Group Companies to any of its or their customers, in each case, in a manner that requires or obligates any Group Company to: (i) disclose, contribute, distribute, license or otherwise make available to any Person (including the open source community) any source code constituting Owned Intellectual Property; (ii) license any computer software constituting Owned Intellectual Property for making modifications or derivative works; or (iii) disclose, contribute, distribute, license or otherwise make available to any third Person any portion of any source code constituting Owned Intellectual Property or that would otherwise diminish or transfer the rights of ownership in any Owned Intellectual Property or Company Software to any third Person; or (iv) grant a license to, or refrain from asserting or enforcing any of, its Patents. Each Group Company is in compliance with the terms and conditions of all relevant licenses for Open Source Software used in the business of the Group Companies.

(h) The Company (or after the Reorganization, Newco) or one of the Company Subsidiaries owns or has a valid right to access and use pursuant to a written agreement all Company IT Systems. The Company IT Systems: (i) are adequate for, and operate and perform in all material respects as required in connection with, the operation and conduct of the business of the Group Companies as currently conducted; and (ii) to the Knowledge of the Company (and after the Reorganization, Newco), do not contain any viruses, worms, Trojan horses, bugs, faults or other devices, errors, contaminants or effects that (A) materially disrupt or adversely affect the functionality of the Company IT Systems, except as disclosed in their documentation or (B) enable or assist any Person to access without authorization any Company IT Systems. To the Knowledge of the Company (and after the Reorganization, Newco), during the past three (3) years, there has been no material unauthorized access to or breach or violation of any Company IT Systems. In the last three (3) years, there have been no failures, breakdowns, continued substandard performance, data loss, material outages, material unscheduled downtime or other adverse events affecting any such Company IT Systems that have caused or could reasonably be expected to result in the substantial disruption of or interruption in or to the use of such Company IT Systems or the conduct and operation of the business of the Group Companies.

(i) Neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in combination with any other event) will result in the: (i) loss or impairment of, or any Lien on, any Owned Intellectual Property or material Licensed Intellectual Property; (ii) release, disclosure or delivery of any source code constituting Owned Intellectual Property to any Person; (iii) grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any Owned Intellectual Property; or (iv) payment of any additional consideration to, or the reduction of any payments from, any Person with respect to any Owned Intellectual Property or material Licensed Intellectual Property.

Section 4.18 Privacy.

(a) The Group Companies and any Person acting for or on the Group Companies’ behalf has at all times during the past four (4) years (in the case of any such Person, during the time such Person was acting for or on behalf of any of the Group Companies) materially complied, as applicable to the Group Companies, with: (i) all applicable Privacy Laws; (ii) all of the Group Companies’ policies and notices regarding Personal Information (whether posted to an external-facing website of the Company (or after the Reorganization, Newco) or otherwise made available or communicated to third parties by the Company (or after the Reorganization, Newco)) (“Group Companies’ Privacy Notices”); and (iii) all of the Group Companies’ obligations regarding Personal Information under any Material Contracts. None of the Group Companies has received in the four (4) years prior to the date of this Agreement any written notice of any claims (including written notice from third parties acting on its or their behalf), of or been charged with, the violation of, any Privacy Laws. To the Knowledge of the Company (and after the Reorganization, Newco), none of the Group Companies’ Privacy Notices have contained any material omissions or been inaccurate, misleading or deceptive.

(b) Each of the Group Companies has during the past four (4) years used reasonable efforts to: (i) implement and maintain in all material respects reasonable safeguards to protect Personal Information and other confidential data in its possession or under its control against loss, theft, misuse or unauthorized access, use, modification or disclosure, including by implementing, and monitoring compliance with, policies and procedures regarding the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (both technical and physical), disposal, destruction, disclosure, or transfer (including cross-border) of such Personal Information, and periodic destruction of Personal Information which no longer serves a legitimate business purpose (to the extent not prohibited by applicable Law or any privacy policies or contractual commitments of the Group Companies); and (ii) contractually require all third-party service providers, outsourcers, processors or other third parties who process, store or otherwise handle Personal Information for or on behalf of such Group Company to (A) comply with applicable Privacy Laws in all material respects and (B) take reasonable steps to protect and secure Personal Information from loss, theft, misuse or unauthorized access, use, modification or disclosure. To the Knowledge of the Company (and after the Reorganization, Newco), any third party who has provided Personal Information to such Group Company during the past four (4) years has done so in compliance with applicable Privacy Laws, including providing any notice and obtaining any consent required under such Privacy Laws.

(c) To the Knowledge of the Company (and after the Reorganization, Newco), during the past four (4) years, (i) there have been no breaches, security incidents, misuse of or unauthorized access to or disclosure of any Personal Information in the possession or control of any of the Group Companies or collected, used or processed by or on behalf of the Group Companies and (ii) none of the Group Companies have provided or been legally or contractually required to provide any notices to any Person in connection with a disclosure of Personal Information. The Group Companies have implemented reasonable disaster recovery and business continuity plans, and taken actions consistent with such plans, to the extent required, to safeguard the data and Personal Information in its possession or control. The Company (and after the Reorganization, Newco) has conducted commercially reasonable data security testing or audits at reasonable and appropriate intervals and has resolved or remediated any material data security issues or vulnerabilities identified. To the Knowledge of the Company (and after the Reorganization, Newco), neither any of the Group Companies nor any third party acting at the direction or authorization of such Group Companies has paid: (x) any perpetrator of any data breach incident or cyber-attack; or (y) any third party with actual or alleged information about a data breach incident or cyber-attack, pursuant to a request for payment from or on behalf of such perpetrator or other third party. None of the Group Companies are subject to any contractual requirements or other legal obligations that, following the Closing, would prohibit Parent from receiving, accessing, storing, or using Personal Information in the manner in which the Group Companies received, accessed, stored, and used such Personal Information prior to the Closing. The execution, delivery, and performance of this Agreement complies with all applicable Privacy Laws, and with the privacy policies and applicable contractual obligations of the Group Companies.

Section 4.19 Agreements, Contracts and Commitments.

(a) Schedule 4.19 of the Company Disclosure Letter sets forth a true, correct and complete list of each Company Material Contract (as defined below) that is in effect as of the date of this Agreement. For purposes of this Agreement, “Company Material Contract” of the Group Companies shall mean each Company Real Property Lease and each of the following Contracts to which any of the Group Companies is a party, excluding any Company Benefit Plan:

(i) Each Contract (other than purchase orders with suppliers or customers entered into in the ordinary course of business) that the Company has involved, or reasonably anticipates will involve, aggregate annual payments or consideration furnished by or to any of the Group Companies of more than $500,000;

(ii) Each mortgage, note, debenture, instalment obligation, other evidence of indebtedness, guarantee, loan, credit or financing agreement, arrangement or instrument or other Contract for money borrowed by any of the Group Companies from a third party or security agreement or other contract or instrument that grant any Lien on any material asset of the Group Companies;

(iii) Each Contract for the acquisition of any property or Person or any business division thereof or the disposition of any material assets of any of the Group Companies (in each case, other than in the ordinary course of business and whether structured as an acquisition of stock, assets or otherwise), with outstanding obligations to make payments, contingent or otherwise (including with respect to “earnout” payments, notes or indemnification obligations), other than Contracts for the sale of obsolete equipment or Contracts in which the applicable acquisition or disposition has been consummated and there are no material continuing obligations in respect thereof;

(iv) Each collective bargaining agreement, works council agreement or other similar Contract with any labor union or employee representatives;

(v) Each lease, rental agreement, installment and conditional sale agreement, or other Contract that, in each case, (A) provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real property or personal property; and (B) involves annual payments in excess of $500,000;

(vi) Each joint venture Contract, partnership agreement, limited liability company agreement, strategic alliance agreement or other similar Contract with a third party (a) involving any sharing of profits, revenues, fee income, losses, costs or liabilities or otherwise based in whole or in part on financial performance measures of the Group Companies or (b) pursuant to which the Group Companies have any ownership interest in any other Person (in each case, other than with respect to wholly owned Company Subsidiaries);

(vii) Each Contract (other than those made in the ordinary course of business): (A) providing for the grant of an option or a first-refusal, first-offer or similar preferential right to purchase, lease or acquire any material asset of the Group Companies; (B) providing for any right to reproduce any products, services or technology of the Group Companies or (C) providing for any right (exclusive or non-exclusive) to sell or distribute any material product, service or technology of any of the Group Companies;

(viii) Each Contract that is an IP License, excluding licenses to: (A) non-exclusive licenses to Owned Intellectual Property granted to customers in the ordinary course of business; (B) Open Source Software; and (C) off-the-shelf Software commercially available on standard, non-discriminatory terms for an annual or aggregate fee of no more than $500,000 per year;

(ix) Each Contract providing for the invention, creation, conception or other development of any Intellectual Property: (A) by any of the Group Companies for any third party, other than development for customers in the ordinary course of business for which the Company (or after the Reorganization, Newco) retains sole and exclusive ownership; (B) by any third party for any of the Group Companies, other than Contracts entered into with employees, consultants and independent contractors that are the subject of Section 4.17(e); or (C) jointly by any of the Group Companies and any third party;

(x) Each Contract granting any exclusivity, “most favored nations”, “take or pay” or similar rights;

(xi) Each Contract with any supplier (A) that is a sole source supplier to the Group Companies or (B) from which the Group Companies source substantially all of their supply of any material product or service, except where the Group Companies would likely be able to replace such source of supply with a substitute supply at substantially the same volume, on substantially comparable terms and without material delay;

(xii) Each Contract or customary non-disclosure agreement that purports to materially limit or contains covenants expressly and materially limiting the freedom of the Group Companies to compete with any person in a product line or line of business or to operate in any geographic area or solicit customers;

(xiii) Each Contract relating to any Financial Derivative/Hedging Arrangement;

(xiv) Each Contract under which any of the benefits thereunder, to any Person party thereto, shall be increased, or the vesting of benefits of which shall be accelerated, by the consummation of the Transactions or the value of any of the benefits of which shall be calculated on the basis of any of the Transactions;

(xv)  Each Contract to which any Insider of the Group Companies, or any entity owned or controlled by an Insider, is a party, excluding any employee benefit plan or other plans, programs, policies, commitments or arrangements that would constitute an employee benefit plan;

(xvi) Each settlement or coexistence agreement with respect to any pending or threatened action (A) entered into within twelve (12) months prior to the date of this Agreement, other than settlement agreements for cash only (which has been paid) that does not exceed $500,000 as to such settlement or (B) with respect to which unsatisfied amounts remain outstanding;

(xvii) Each Managed Services Agreement;

(xviii) Each obligation to register any Company Stock or other securities of the Company (or after the Reorganization, Newco) with any Governmental Entity;

(xix) Each document required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company (or after the Reorganization, Newco) as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company (or after the Reorganization, Newco) was the registrant; and

(xx) Any written offer or proposal which, if accepted, would constitute any of the foregoing.

(b) All Company Material Contracts are: (i) in full force and effect, subject to the Remedies Exception; and (ii) represent the valid and binding obligations of the Group Company party thereto and, to the Knowledge of the Company (and after the Reorganization, Newco), represent the valid and binding obligations of the other parties thereto. True, correct and complete copies of all Company Material Contracts have been made available to Parent. None of the Group Companies nor, to the Knowledge of the Company (and after the Reorganization, Newco), any other party thereto, is in breach of or default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any of the Company Material Contracts, and no party to any Company Material Contract has given any written claim or notice of any such breach, default or event, which individually or in the aggregate, would be reasonably likely to be material to the Group Companies, taken as a whole.

Section 4.20 Insurance. Schedule 4.20 of the Company Disclosure Letter contains a list, as of the date hereof, of all material policies of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Group Companies as of the date of this Agreement (collectively, the “Insurance Policies”), which policies are in full force and effect. True and complete copies of the Insurance Policies (or, to the extent such policies are not available, policy binders) have been made available to Parent or its representatives. None of the Group Companies has received any written notice from any insurer under any of the Insurance Policies, canceling, terminating or materially adversely amending any such policy or denying renewal of coverage thereunder and all premiums on such insurance policies due and payable as of the date hereof have been paid. There is no pending material claim by any Group Company against any insurance carrier for which coverage has been denied or disputed by the applicable insurance carrier (other than a customary reservation of rights notice).

Section 4.21 Affiliate Matters. Except: (a) the Company Benefit Plans; (b) Contracts relating to labor and employment matters set forth on Schedule 4.12 of the Company Disclosure Letter; (c) Contracts between or among the Group Companies; and (d) Contracts entered into on an arm’s length basis and in the ordinary course of business between any of the Group Companies, on the one hand, and the direct or indirect portfolio companies of investment funds advised or managed by any of the Company Stockholders or any of their Affiliates, on the other hand, none of the Group Companies is party to any Contract with any: (i) present or former officer, director, employee or Company Stockholder or a member of his or her immediate family of any of the Group Companies; or (ii) Affiliate of the Company (and after the Reorganization, Newco). To the Knowledge of the Company (and after the Reorganization, Newco), no present or former officer, director, employee, Company Stockholder or holder of derivative securities of the Company (and after the Reorganization, Newco) (each, an “Insider”) or any member of an Insider’s immediate family is, directly or indirectly, interested in any Contract with any of the Group Companies (other than such Contracts as relate to any such Person’s ownership of Company Stock or other securities of the Company (or after the Reorganization, Newco) or such Person’s employment or consulting arrangements with the Group Companies).

Section 4.22 Certain Provided Information. The information relating to the Group Companies supplied by the Company (or after the Reorganization, Newco) for inclusion in the Merger Materials will not, as of the date on which the Merger Materials (or any amendment or supplement thereto) are first distributed to holders of Parent Class A Common Stock and Parent Class B Common Stock or at the time of the Parent Special Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company (and after the Reorganization, Newco) makes no representation, warranty or covenant with respect to: (a) statements made or incorporated by reference therein based on information supplied by Parent, First Merger Sub or Second Merger Sub for inclusion or incorporation by reference in the Merger Materials or any Parent SEC Reports; or (b) any projections or forecasts included in the Merger Materials.

Section 4.23 Indebtedness. Schedule 4.23 of the Company Disclosure Letter sets forth the principal amount of all of the outstanding Indebtedness, as of the date hereof, of the Group Companies. Following the consummation of the Transactions (including and assuming the payment of the Payoff Amount to the applicable payee(s) set forth in the Payoff Letter as contemplated by Section 1.4(f)), at the Closing, the Group Companies will not have any outstanding Indebtedness for borrowed money.

Section 4.24 Absence of Certain Business Practices. For the past five (5) years: (a) the Group Companies and their respective directors and officers and, to the Knowledge of the Company (and after the Reorganization, Newco), their respective employees, agents, and any other Persons acting for or on behalf of the Group Companies have been in compliance with all applicable Specified Business Conduct Laws in all material respects; and (b) none of the Group Companies has: (i) received written notice of or made a voluntary, mandatory or directed disclosure to any Governmental Entity relating to any actual violation of any Specified Business Conduct Law; or (ii) been a party to or the subject of any pending or, to the Knowledge of the Company (and after the Reorganization, Newco), threatened Legal Proceeding or, to the Knowledge of the Company (and after the Reorganization, Newco), investigation by or before any Governmental Entity related to any actual or potential violation of any Specified Business Conduct Law. None of the Group Companies, nor any of their respective directors or officers, nor to the Knowledge of the Company (and after the Reorganization, Newco), any of their respective employees, agents, or any other Person acting for or on behalf of the Group Companies, is the subject or target of any sanctions or the target of restrictive export controls administered by the U.S. government, the United Nations Security Council, Her Majesty’s Treasury of the United Kingdom, or the European Union.

Section 4.25 Healthcare Regulatory Compliance.

(a) Each of the Group Companies is, and for the past four (4) years has been, in compliance with all Healthcare Laws applicable to it and its assets, business or operations, except to the extent that any noncompliance, individually or in the aggregate, would not reasonably be expected to be material to the Group Companies. There are no written claims or notices of violation pending or, to the Knowledge of the Company (and after the Reorganization, Newco), threatened in writing against any of the Group Companies alleging violations of or liability under any Healthcare Laws or Healthcare Permits, except for any such claim or notice that would not reasonably be expected to be material to the Group Companies. Each of the Group Companies holds in full force and effect all Healthcare Permits necessary for it to own, lease, sublease or operate its assets under applicable Healthcare Laws or to conduct its business and operations as presently conducted except where the failure to hold such Healthcare Permits would not reasonably be expected to be material to the Group Companies. There exist no required plans of correction or other such remedial measures with respect to (i) any Healthcare Permit of any of the Group Companies that would reasonably be expected to be material to the Group Companies. To the Knowledge of the Company (and after the Reorganization, Newco), no circumstance exists or event has occurred which would reasonably be expected to result in the suspension, revocation, termination, restriction, limitation, modification or non-renewal of any material Healthcare Permit held by any of the Group Companies.

(b) To the Knowledge of the Company (and after the Reorganization, Newco) and solely as related to the operations of the Group Companies, the Healthcare Professionals employed by, or under contract with, the Group Companies have complied and currently are in compliance with all applicable Healthcare Laws, and hold and have held all material professional licenses and other Healthcare Permits required to be held by them in the performance of their duties. The Group Companies have appropriate systems and policies in place to verify and monitor the continued eligibility of all Healthcare Professionals employed by, or under contract with, the Group Companies.

(c) None of the Group Companies, nor to the Knowledge of the Company (and after the Reorganization, Newco), any officer, or employee of any of the Group Companies, has made an untrue statement of a material fact or fraudulent statement to any Governmental Entity, failed to disclose a material fact that must be disclosed to any Governmental Entity, or committed an act, made a statement or failed to make a statement that, at the time such statement, disclosure or failure to disclose occurred, would constitute a violation of any Healthcare Law that would reasonably be expected to be material to the Group Companies.

(d) None of the Group Companies has received written notice of, or has knowledge of, any overpayment or refunds due to any Third Party Payor Program, except where such overpayment or refund would not, either individually or in the aggregate, reasonably be expected to be material to the Group Companies.

(e) None of the Group Companies, nor to the Knowledge of the Company (and after the Reorganization, Newco), any officer or managing employee of any of the Group Companies has (i) offered or paid or solicited or received any remuneration, in cash or in kind, or made any financial arrangements, in violation of any applicable Healthcare Law; (ii) given any gift or gratuitous payment of any kind, nature or description (whether in money, property or services) in violation of any applicable Healthcare Law; (iii) made any contribution, payment or gift of funds or property to, or for the private use of, any governmental official, employee or agent where either the contribution, payment or gift or the purpose of such contribution, payment or gift was illegal in any respect under the applicable Laws of any Governmental Entity having jurisdiction over such payment, contribution or gift; (iv) established or maintained any unrecorded fund or asset or made any misleading, false or artificial entries on any of its books or records in violation of applicable Healthcare Laws; or (v) made any payment to any person with the intention that any part of such payment would be in violation of any applicable Healthcare Law, in each case, except to the extent that any noncompliance would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies. To the Knowledge of the Company (and after the Reorganization, Newco), no Person has filed or has threatened in writing to file against any of the Group Companies an action under any federal or state whistleblower statute related to alleged noncompliance with applicable Healthcare Laws, including under the False Claims Act of 1863 (31 U.S.C. 6 3729 et seq.).

(f) None of the Group Companies, nor to the Knowledge of the Company (and after the Reorganization, Newco), any owner, officer, director or managing employee or Person with a “direct or indirect ownership interest” (as that phrase is defined in 42 C.F.R. § 420.201) in any of the Group Companies, has (i) been excluded from participating in any Federal Healthcare Program or any similar law; (ii) had a civil monetary penalty assessed pursuant to 42 U.S.C. § 1320a-7; (iii) been convicted (as that term is defined in 42 C.F.R. 61001.2) of any of those offenses described in 42 U.S.C. §1320a-7b or 18 U.S.C. 11669, 1035. 1347 or 1518, including any of the following categories of offenses: (A) criminal offenses relating to the delivery of an item or service under any Federal Healthcare Program (as that term is defined in 42 U.S.C. §1320a-7b) or healthcare benefit program (as that term is defined in 18 U.S.C. 124b), (B) criminal offenses under federal or state Law relating to patient neglect or abuse in connection with the delivery of a healthcare item or service, (C) criminal offenses under Laws relating to fraud and abuse, theft, embezzlement, false statements to third parties, money laundering, kickbacks, breach of fiduciary responsibility or other financial misconduct in connection with the delivery of a healthcare item or service or with respect to any act or omission in a program operated by or financed in whole or in part by any federal, state or local governmental agency, (D) violations of Laws relating to the interference with or obstruction of any investigations into any criminal offenses described in this Section 4.25(f), or (E) criminal offenses under Laws relating to the unlawful manufacturing, distribution, prescription or dispensing of a controlled substance; or (iv) been involved or named in a U.S. Attorney complaint made or any other action taken pursuant to the False Claims Act under 31 U.S.C. §13729-3731 or qui tam action brought pursuant to 31 U.S.C. 63729 et seq.

(g) None of the Group Companies, nor, to the Knowledge of the Company (and after the Reorganization, Newco), any owner, officer, director or managing employee of any of the Group Companies, is a party to or bound by any individual integrity agreement, corporate integrity agreement, corporate compliance agreement, deferred prosecution agreement, or other formal agreement with any Governmental Entity concerning compliance with Healthcare Laws, any Federal Healthcare Program, or the requirements of any Healthcare Permit.

(h) Each of the Group Companies is, and for the past four (4) years has been, in compliance in all material respects with HIPAA and Other Privacy Laws. None of the Group Companies within the past four (4) years, suffered any breach requiring any notification to any individual, entity, the media or any Governmental Entity, received any written notice from the Office for Civil Rights for the U.S. Department of Health and Human Services or any other Governmental Entity regarding any allegation regarding its failure to comply with HIPAA and Other Privacy Laws, nor made any notification of such a breach or failure to any individual or entity, the media, the Secretary of the U.S. Department of Health and Human Services or any other Governmental Entity pursuant to HIPAA and Other Privacy Laws.

Section 4.26 Affiliated PCs.

(a) Each Affiliated PC has been duly formed or organized and is validly existing under the Laws of its respective jurisdiction of formation and has the requisite power and authority to own, lease and operate its assets and properties and to conduct its business as now being conducted, except where the failure to be so formed, organized or existing, or to have such power and authority, would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. The Company has previously provided to Parent or its representatives true and complete copies of the Charter Documents of the Affiliated PCs, as amended and currently in effect as of the date of this Agreement.

(b) Each Affiliated PC is duly licensed or qualified to do business and, where applicable, is in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which it is conducting business, or the operation, ownership or leasing of its property or the character of its activities requires it to be so licensed or qualified, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole.

(c) Each party to the Managed Services Agreements has the legal right, power and authority (corporate or otherwise) to enter into and perform its respective obligations under the Managed Services Agreements and has duly authorized, executed and delivered, each of the Managed Services Agreements. Each of the Managed Services Agreements constitutes a valid and legally binding obligation of each party thereto, enforceable in accordance with its terms, except as enforceability may be limited by the Remedies Exception. There is no agreement or understanding to rescind, or in any material respect amend or otherwise modify, the terms of the Managed Services Agreements.

(d) No approvals from any Governmental Entity, other than those already obtained, are required to be obtained for the performance by the Group Companies and any other respective parties to the Managed Services Agreements of their obligations and the transactions contemplated under the Managed Services Agreements.

Section 4.27 Disclaimer of Other Warranties. THE COMPANY (AND AFTER THE REORGANIZATION, NEWCO) HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE V, NONE OF PARENT, FIRST MERGER SUB, SECOND MERGER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO THE COMPANY (OR AFTER THE REORGANIZATION, NEWCO), ANY OF ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO PARENT, FIRST MERGER SUB, SECOND MERGER SUB OR ANY OF THEIR RESPECTIVE BUSINESSES, ASSETS OR PROPERTIES OF THE FOREGOING, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING AND NOTWITHSTANDING ANYTHING TO THE CONTRARY: (A) NONE OF PARENT, FIRST MERGER SUB, SECOND MERGER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES SHALL BE DEEMED TO MAKE TO THE COMPANY (OR AFTER THE REORGANIZATION, NEWCO), COMPANY STOCKHOLDERS, OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY PARENT, FIRST MERGER SUB AND SECOND MERGER SUB TO THE COMPANY (OR AFTER THE REORGANIZATION, NEWCO) IN ARTICLE V; AND (B) NONE OF PARENT, FIRST MERGER SUB, SECOND MERGER SUB NOR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES, HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE TO THE COMPANY (OR AFTER THE REORGANIZATION, NEWCO), COMPANY STOCKHOLDERS, OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO: (I) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO THEM BY OR ON BEHALF OF PARENT, FIRST MERGER SUB OR SECOND MERGER SUB IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS; (II) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT; OR (III) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO PARENT, FIRST MERGER SUB, SECOND MERGER SUB OR ANY OF THEIR BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING. THE COMPANY (AND AFTER THE REORGANIZATION, NEWCO) HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN ARTICLE V OF THIS AGREEMENT. THE COMPANY (AND AFTER THE REORGANIZATION, NEWCO) ACKNOWLEDGES THAT IT HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF PARENT, FIRST MERGER SUB, SECOND MERGER SUB AND THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING AND, IN MAKING ITS DETERMINATION THE COMPANY (AND AFTER THE REORGANIZATION, NEWCO) HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY (AND AFTER THE REORGANIZATION, NEWCO) EXPRESSLY AND SPECIFICALLY SET FORTH IN ARTICLE V OF THIS AGREEMENT. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS Section 4.27, CLAIMS AGAINST PARENT, FIRST MERGER SUB, SECOND MERGER SUB OR ANY OTHER PERSON SHALL NOT BE LIMITED IN ANY RESPECT IN THE EVENT OF ACTUAL FRAUD IN THE MAKING OF THE REPRESENTATIONS AND WARRANTIES IN ARTICLE V BY SUCH PERSON.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF PARENT, FIRST MERGER SUB AND SECOND MERGER SUB

Except: (a) as set forth in the letter dated as of the date of this Agreement and delivered by Parent, First Merger Sub and Second Merger Sub to the Company on or prior to the date of this Agreement (the “Parent Disclosure Letter”); and (b) as disclosed in the Parent SEC Reports filed with the SEC prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Parent SEC Reports) excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors”, “Qualitative Disclosures About Market Risk” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements, Parent, First Merger Sub and Second Merger Sub represent and warrant to the Company as of the date hereof and as of the Closing Date as follows:

Section 5.1 Organization and Qualification.

(a) Each of Parent, First Merger Sub and Second Merger Sub is a company duly incorporated or organized, validly existing and in good standing under the laws of the State of Delaware, and as of immediately prior to the Closing, will be a company duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) Each of Parent, First Merger Sub and Second Merger Sub has the requisite corporate or limited liability power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except as would not be material to Parent, First Merger Sub and Second Merger Sub, taken as a whole.

(c) None of Parent, First Merger Sub or Second Merger Sub are in violation of any of the provisions of their respective Charter Documents.

(d) Each of Parent, First Merger Sub and Second Merger Sub is duly qualified or licensed to do business as a foreign corporation or limited liability company and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Parent, First Merger Sub and Second Merger Sub to enter into this Agreement or consummate the Transactions.

Section 5.2 Parent Subsidiaries. Parent has no direct or indirect Subsidiaries or participations in joint ventures or other entities, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated, other than First Merger Sub and Second Merger Sub. Neither First Merger Sub nor Second Merger Sub has any assets or properties of any kind, does not now conduct and has never conducted any business, and has and will have at the Closing no obligations or liabilities of any nature whatsoever, except for such obligations incident to this Agreement. Each of First Merger Sub and Second Merger Sub is an entity that has been formed solely for the purpose of engaging in the Transactions, and except as expressly contemplated by this Agreement will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its respective formation. Second Merger Sub has at all times during its existence been treated as a disregarded entity for federal and applicable state and local income Tax purposes and its assets are thereby treated for applicable income Tax purposes as owned by Parent, and no election has been made or will be made to treat Second Merger Sub as a corporation for income Tax purposes.

Section 5.3 Capitalization.

(a) As of the date of this Agreement: (i) 1,000,000 preferred shares of Parent, par value $0.0001 per share (“Parent Preferred Stock”) are authorized and no shares are issued and outstanding; (ii) 100,000,000 Class A common shares of Parent, par value $0.0001 per share (“Parent Class A Common Stock”), are authorized and 25,700,000 are issued and outstanding; (iii) 10,000,000 Class B common shares of Parent, par value $0.0001 per share (“Parent Class B Common Stock” and, together with the Parent Preferred Stock and the Parent Class A Common Stock, the “Parent Shares”), are authorized and 6,250,000 are issued and outstanding; (iv) 350,000 warrants to purchase one share of Parent Class A Common Stock (the “Private Placement Warrants”) are outstanding; and (v) 12,500,000 warrants to purchase one share of Parent Class A Common Stock (the “Public Warrants”, collectively with the Private Placement Warrants, the “Parent Warrants”) are outstanding. All outstanding Parent Class A Common Stock, Parent Class B Common Stock, Private Placement Warrants and Public Warrants have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights.

(b) The authorized capital stock of First Merger Sub consists of 100 shares of common stock, par value $0.01 per share (the “First Merger Sub Common Stock”). As of the date hereof, 100 shares of First Merger Sub Common Stock are issued and outstanding. All outstanding shares of First Merger Sub Common Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by Parent.

(c) As of the date hereof, all outstanding membership interests of Second Merger Sub have been duly authorized, validly issued and are not subject to preemptive rights and are held by Parent.

(d) Except for the Parent Warrants and the Subscription Agreements, there are no outstanding options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments or Contracts of any kind to which Parent, First Merger Sub or Second Merger Sub is a party or by which any of them is bound obligating Parent, First Merger Sub or Second Merger Sub to issue, deliver or sell, or cause to be issued, delivered or sold, additional Parent Shares, First Merger Sub Common Stock, Second Merger Sub membership interests or any other shares of capital stock or membership interests other interest or participation in, or any security convertible or exercisable for or exchangeable into Parent Shares, First Merger Sub Common Stock, Second Merger Sub membership interests or any other shares of capital stock or membership interests or other interest or participation in Parent, First Merger Sub or Second Merger Sub.

(e) Each Parent Share, share of First Merger Sub Common Stock, Second Merger Sub membership interest and Parent Warrant: (i) has been issued in compliance in all material respects with: (A) applicable Law and (B) the Charter Documents of Parent, First Merger Sub or Second Merger Sub, as applicable; and (ii) was not issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any applicable Law, the Charter Documents of Parent, First Merger Sub or Second Merger Sub, as applicable or any Contract to which any of Parent, First Merger Sub or Second Merger Sub is a party or otherwise bound by, including the Trust Agreement.

(f) All outstanding shares of capital stock or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock or other equity securities or ownership interests of the Subsidiaries of Parent are owned by Parent, or a direct or indirect wholly owned Subsidiary of Parent, free and clear of all Liens (other than Permitted Liens and Liens arising pursuant to applicable securities Laws).

(g) Subject to obtaining the Requisite Parent Stockholder Approval, the shares of Parent Class A Common Stock to be issued by Parent in connection with the Transactions, upon issuance in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and will not be subject to any preemptive rights of any other stockholder of Parent and will be capable of effectively vesting in the Company Stockholders title to all such securities, free and clear of all Liens (other than Liens arising pursuant to applicable securities Laws).

(h) Each holder of any of Parent Shares initially issued to the Sponsor in connection with Parent’s initial public offering has agreed: (i) to vote all of such Parent Shares in favor of approving the Transactions; and (ii) to refrain from electing to redeem any of such Parent Shares pursuant to Parent’s Charter Documents.

(i) Except as set forth in Parent’s Charter Documents and in connection with the Transactions, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings to which Parent is a party or by which Parent is bound with respect to any ownership interests of Parent.

Section 5.4 Authority Relative to this Agreement. Each of Parent, First Merger Sub and Second Merger Sub has the requisite power and authority to: (a) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party, and each ancillary document that it has executed or delivered or is to execute or deliver pursuant to this Agreement; and (b) carry out its obligations hereunder and thereunder and, to consummate the Transactions (including the Mergers). The execution and delivery by Parent, First Merger Sub and Second Merger Sub of this Agreement and the other Transaction Agreements to which each of them is a party, and the consummation by Parent, First Merger Sub and Second Merger Sub of the Transactions (including the Mergers), have been duly and validly authorized by all necessary corporate or limited liability company action on the part of each of Parent, First Merger Sub and Second Merger Sub, and no other proceedings on the part of Parent, First Merger Sub or Second Merger Sub are necessary to authorize this Agreement or the other Transaction Agreements to which each of them is a party or to consummate the transactions contemplated thereby, other than obtaining the Requisite Parent Stockholder Approval. This Agreement and the other Transaction Agreements to which each of them is a party have been duly and validly executed and delivered by Parent, First Merger Sub and Second Merger Sub and, assuming the due authorization, execution and delivery thereof by the other Parties, constitute the legal and binding obligations of Parent, First Merger Sub and Second Merger Sub (as applicable), enforceable against Parent, First Merger Sub and Second Merger Sub (as applicable) in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies.

Section 5.5 No Conflict; Required Filings and Consents.

(a) Neither the execution, delivery nor performance by Parent, First Merger Sub and Second Merger Sub of this Agreement or the other Transaction Agreements to which each of them is a party, nor (assuming the Requisite Parent Stockholder Approval is obtained) the consummation of the Transactions shall: (i) conflict with or violate their respective Charter Documents; (ii) assuming that the consents, approvals, orders, authorizations, registrations, filings or permits referred to in Section 5.5(b) are duly and timely obtained or made, conflict with or violate any applicable Law; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair their respective rights or alter the rights or obligations of any third party under, or give to others any rights of consent, termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any of the properties or assets of Parent or any of its Subsidiaries pursuant to, any Parent Material Contracts, except, with respect to clause (iii), as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) The execution and delivery by each of Parent, First Merger Sub and Second Merger Sub of this Agreement and the other Transaction Agreements to which it is a party, does not, and the performance of its obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except: (i) for the filing of the Certificates of Merger in accordance with the DGCL and DLLCA, as applicable; (ii) for applicable requirements, if any, of the Securities Act, the Exchange Act, blue sky laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which Parent is qualified to do business; (iii) for the filing of any notifications required under the HSR Act and the expiration of the required waiting period thereunder; and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, or prevent the consummation of the Mergers.

Section 5.6 Compliance; Permits. Since its incorporation or organization, as applicable, each of Parent, First Merger Sub and Second Merger Sub has complied in all material respects with and has not been in violation of any applicable Law with respect to the conduct of its business, or the ownership or operation of its business. Since the date of its incorporation or organization, as applicable, to the Knowledge of Parent, no investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries has been pending or threatened. No written or oral notice of non-compliance with any applicable Law has been received by any of Parent, First Merger Sub or Second Merger Sub. Each of Parent, First Merger Sub and Second Merger Sub is in possession of all Permits necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Permits would not, individually or in the aggregate, reasonably be expected to be material to Parent, First Merger Sub and Second Merger Sub, taken as a whole.

Section 5.7 Parent SEC Reports; Financial Statements; No Undisclosed Liabilities.

(a) Parent has timely filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Parent with the SEC under the Exchange Act or the Securities Act since Parent’s incorporation (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “Parent SEC Reports”). The Parent SEC Reports were prepared in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Parent SEC Reports did not at the time they were filed with the SEC contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Parent maintains disclosure controls and procedures required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act. Each director and executive officer of Parent has filed with the SEC on a timely basis all statements required with respect to Parent by Section 16(a) of the Exchange Act and the rules and regulations thereunder. As used in this Section 5.7, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or Nasdaq.

(b) The financial statements and notes contained or incorporated by reference in the Parent SEC Reports fairly present in all material respects the financial condition and the results of operations, changes in stockholders’ equity and cash flows of Parent as at the respective dates of, and for the periods referred to, in such financial statements, all in accordance with: (i) GAAP; and (ii) Regulation S-X or Regulation S-K, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable. Parent has no off-balance sheet arrangements that are not disclosed in the Parent SEC Reports. No financial statements other than those of Parent are required by GAAP to be included in the consolidated financial statements of Parent.

(c) There is no liability, debt or obligation (absolute, accrued, contingent or otherwise) of any of the Parent or its Subsidiaries, except for liabilities, debts and obligations: (i) provided for in, or otherwise reflected or reserved for the financial statements and notes contained or incorporated by reference in the Parent SEC Reports; (ii) that have arisen since the date of the most recent balance sheet included in the financial statements and notes contained or incorporated by reference in the Parent SEC Reports in the ordinary course of the operation of business of Parent; (iii) incurred in connection with the transactions contemplated by this Agreement; (iv) that will be discharged or paid off prior to or at the Closing; or (v) that are not material to the business of Parent and its Subsidiaries, taken as a whole.

Section 5.8 Absence of Certain Changes or Events. Except as set forth in Parent SEC Reports filed prior to the date of this Agreement, and except as contemplated by this Agreement, since December 31, 2019, there has not been: (a) any Parent Material Adverse Effect or (b) any action taken or agreed upon by Parent or any of its Subsidiaries that would be prohibited by Section 6.2 if such action were taken on or after the date hereof without the consent of the Company (or after the Reorganization, Newco).

Section 5.9 Litigation. There are no Legal Proceedings pending or, to the Knowledge of Parent, threatened in writing against or otherwise relating to Parent or any of its Subsidiaries, before any Governmental Entity: (a) challenging or seeking to enjoining, alter or materially delay the Transactions; or (b) that would, individually or in the aggregate, reasonably be expected to be material to Parent.

Section 5.10 Business Activities. Since their respective dates of formation, none of Parent, First Merger Sub or Second Merger Sub has conducted any business activities other than activities: (a) in connection with its organization; or (b) directed toward the accomplishment of a business combination. Except as set forth in Parent’s Charter Documents, there is no Contract or Order binding upon Parent, First Merger Sub or Second Merger Sub or to which any of them is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it, any acquisition of property by it or the conduct of business by it as currently conducted or as currently contemplated to be conducted (including, in each case, following the Closing). Parent does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, neither Parent nor any of its Subsidiaries has any interests, rights, obligations or liabilities with respect to, or is party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is a Business Combination. Except for this Agreement and the agreements expressly contemplated hereby, Parent and its Subsidiaries are not, and at no time have been, party to any Contract with any other Person that would require payments by Parent or any of its Subsidiaries in excess of $10,000 monthly or $100,000 in the aggregate.

Section 5.11 Parent Material Contracts. Schedule 5.11 of the Parent Disclosure Letter sets forth a true, correct and complete list of each “material contract” (as such term is defined in Regulation S-K of the SEC) to which Parent, First Merger Sub or Second Merger Sub is party, including Contracts by and among Parent, First Merger Sub or Second Merger Sub, on the one hand, and any director, officer, stockholder or Affiliate of such Parties (the “Parent Material Contracts”), other than any such Parent Material Contract that is listed as an exhibit to Parent’s annual report on Form 10-K for the year ended December 31, 2019.

Section 5.12 Parent Listing. The issued and outstanding Parent Units (other than the Private Placement Units) are registered pursuant to Section 12(b) of the Exchange Act and listed for trading on the Nasdaq Stock Markets (“Nasdaq”) under the symbol “HCCOU”. The issued and outstanding shares of Parent Class A Common Stock (other than those underlying the Private Placement Units) are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “HCCO”. The issued and outstanding Parent Warrants (other than those underlying the Private Placement Units) are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “HCCOW”. Parent has not been notified by Nasdaq that it does not comply with any Nasdaq listing rule, which noncompliance is not subject to any compliance extension or ability to remedy, in each case as permitted by the Nasdaq continued listing rules. There is no action or proceeding pending or, to the Knowledge of Parent, threatened in writing against Parent by Nasdaq or the SEC with respect to any intention by such entity to deregister the Parent Units, the shares of Parent Class A Common Stock or Parent Warrants or terminate the listing of Parent on Nasdaq, other than Legal Proceedings where a compliance extension or ability to remedy is available under applicable Law. None of Parent or any of its Affiliates has taken any action in an attempt to intentionally terminate the registration of the Parent Units, the Parent Class A Common Stock or Parent Warrants under the Exchange Act.

Section 5.13 PIPE Investment Amount. Parent has delivered to the Company true, accurate and complete copies of each of the subscription agreements (the “Subscription Agreements”) entered into by Parent with the PIPE Investors, pursuant to which the PIPE Investors have committed to provide equity financing to Parent in the aggregate amount of $165,000,000 (the “PIPE Investment Amount”). The PIPE Investment Amount, together with the amount in the Trust Account at the Closing, are in the aggregate sufficient to enable Parent to: (a) pay all cash amounts required to be paid by Parent or its Subsidiaries under or in connection with this Agreement; and (b) pay any and all fees and expenses of or payable by Parent with respect to the Transactions. To Parent’s Knowledge, with respect to each PIPE Investor, the Subscription Agreements are in full force and effect and have not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Parent. Each Subscription Agreement is a legal, valid and binding obligation of Parent and, to Parent’s Knowledge, each PIPE Investor. Neither the execution nor delivery by Parent or, to Parent’s Knowledge, any other party thereto nor the performance of Parent’s or, to Parent’s Knowledge, any other party’s obligations under such Subscription Agreement violates any applicable Laws. There are no other agreements, side letters, or arrangements between Parent and any PIPE Investor relating to any Subscription Agreement, that could affect the obligation of the PIPE Investors to contribute to Parent the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements, and, as of the date hereof, Parent does not know of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in any Subscription Agreement not being satisfied, or the PIPE Investment Amount not being available to Parent, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under any material term or condition of any Subscription Agreement and, as of the date hereof, Parent has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any Subscription Agreement. The Subscription Agreements contain all of the conditions precedent (other than the conditions contained in the other Transaction Agreements) to the obligations of the PIPE Investors to contribute to Parent the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements on the terms therein. No fees, consideration or other discounts are payable or have been agreed by Parent or any of its Subsidiaries (including, from and after the Closing, the Company (or after the Reorganization, Newco) and its Subsidiaries) to any PIPE Investor in respect of its PIPE Investment, except as set forth in the Subscription Agreements.

Section 5.14 Trust Account.

(a) As of July 27, 2020, Parent has at least $251,990,000 in a trust account (the “Trust Account”), maintained and invested pursuant to that certain Investment Management Trust Agreement (the “Trust Agreement”) effective as of December 12, 2019, by and between Parent and Continental Stock Transfer & Trust Company, a New York corporation (the “Trustee”) for the benefit of its public stockholders, with such funds invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act.

(b) The Trust Agreement has not been amended or modified and, to the Knowledge of Parent with respect to the Trustee, is valid and in full force and effect and is enforceable in accordance with its terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. Parent has performed all material obligations required to be performed by it as of the date hereof under, and complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by Parent or, to the Knowledge of Parent, the Trustee. There are no separate Contracts, side letters or other understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Parent SEC Reports to be inaccurate in any material respect or that would entitle any Person (other than stockholders of Parent holding Parent Class A Common Stock sold in Parent’s initial public offering who shall have elected to redeem their shares of Parent Class A Common Stock pursuant to Parent’s Charter Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (i) to pay income and franchise taxes from any interest income earned in the Trust Account; and (ii) to redeem Parent Class A Common Stock in accordance with the provisions of Parent’s Charter Documents. There are no Legal Proceedings pending or, to the Knowledge of Parent, threatened in writing with respect to the Trust Account. As of the date hereof, assuming the accuracy of the representations and warranties of the Company (and after the Reorganization, Newco) contained herein and the compliance by the Company (and after the Reorganization, Newco) with its obligations hereunder, Parent does not have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Parent on the Closing Date. For the avoidance of doubt, funds pursuant to the foregoing will be deemed to be available hereunder notwithstanding any obligation to make payments in connection with (A) the Parent Stockholder Redemptions, (B) the remittance to any Governmental Authority of income Tax or other Tax obligations of Parent prior to the Closing that are accrued and unpaid and (C) any deferred underwriting discount payable from the Trust Account.

Section 5.15 Taxes.

(a) All material Tax Returns required to be filed by Parent and its Subsidiaries have been filed, and all such Tax Returns are true, correct and complete in all material respects.

(b) Each of Parent and its Subsidiaries has paid all material Taxes which are due and payable by it.

(c) No deficiency for Taxes has been asserted or assessed (or threatened in writing) by any Governmental Entity against Parent or any of its Subsidiaries, which deficiency has not been paid in full or finally resolved with no payment due. No audit or other proceeding by any Governmental Entity is currently pending or threatened in writing against Parent or any of its Subsidiaries with respect to Taxes.

(d) There are no liens for material amounts of Taxes (other than Permitted Liens) upon any of the assets of Parent or its Subsidiaries.

(e) None of Parent and its Subsidiaries has any reason to believe that any conditions or facts exist that would reasonably be expected to prevent or impede the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 5.16 Information Supplied. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Merger Materials will, at the date mailed to stockholders of Parent or at the time of the Parent Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent makes no representation, warranty or covenant with respect to: (a) statements made or incorporated by reference therein based on information supplied by any Group Company for inclusion or incorporation by reference in the Merger Materials; or (b) any projections or forecasts included in the Merger Materials.

Section 5.17 Board Approval; Stockholder Vote. The board of directors of Parent and First Merger Sub (including any required committee or subgroup of the board of directors of Parent or First Merger Sub, as applicable) and the sole member of Second Merger Sub have, as of the date of this Agreement, unanimously: (a) approved and declared the advisability of this Agreement, the other Transaction Agreements and the consummation of the Transactions; and (b) determined that the consummation of the Transactions is in the best interest of, as applicable, the stockholders of Parent or First Merger Sub (as applicable) and the sole member of Second Merger Sub. Other than obtaining the Requisite Parent Stockholder Approval, no other corporate proceedings on the part of Parent are necessary to approve the consummation of the Transactions.

Section 5.18 Brokers. Other than fees or commissions for which Parent will be solely responsible, none of Parent, First Merger Sub, Second Merger Sub, nor any of their respective Affiliates, including Sponsor, has any liability or obligation to pay, or is entitled to receive, any fees or commissions to any broker, finder or agent with respect to the Transactions.

Section 5.19 Indebtedness. Schedule 5.19 of the Parent Disclosure Letter sets forth the principal amount of all of the outstanding Indebtedness, as of the date hereof, of Parent and its Subsidiaries.

Section 5.20 Sponsor Agreement. Parent has delivered to the Company a true, correct and complete copy of the Sponsor Agreement. To the Knowledge of Parent, the Sponsor Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect and no withdrawal, termination, amendment or modification is contemplated by Parent. The Sponsor Agreement is a legal, valid and binding obligation of Parent and, to the knowledge of Parent, Sponsor, and, to the Knowledge of Parent, neither the execution nor delivery by Sponsor, nor the performance of any Sponsor’s obligations under, the Sponsor Agreement violates any provision of, or results in the breach of or default under, or require any filing, registration or qualification under, any applicable Law (other than as required under applicable securities Laws and as otherwise contemplated herein or in the Transaction Agreements). No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under any material term or condition of the Sponsor Agreement.

Section 5.21 Investment Company Act; JOBS Act. Parent is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Parent constitutes an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012.

Section 5.22 Disclaimer of Other Warranties. PARENT, FIRST MERGER SUB AND SECOND MERGER SUB HEREBY ACKNOWLEDGE THAT, EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE IV, NONE OF THE COMPANY (AND AFTER THE REORGANIZATION, NEWCO), ANY OF ITS SUBSIDIARIES OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO PARENT, FIRST MERGER SUB, SECOND MERGER SUB, ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO THE COMPANY STOCKHOLDERS (OR ANY HOLDER OF DERIVATIVE SECURITIES OF THE COMPANY (OR AFTER THE REORGANIZATION, NEWCO)), ANY OF THE GROUP COMPANIES OR ANY OF THE DIRECTORS, OFFICERS, EMPLOYEES, BUSINESSES, ASSETS OR PROPERTIES OF THE FOREGOING, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING AND NOTWITHSTANDING ANYTHING TO THE CONTRARY: (A) NONE OF THE COMPANY (AND AFTER THE REORGANIZATION, NEWCO), ANY OF ITS SUBSIDIARIES OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES SHALL BE DEEMED TO MAKE TO PARENT, FIRST MERGER SUB, SECOND MERGER SUB, OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY THE COMPANY (OR AFTER THE REORGANIZATION, NEWCO) TO PARENT, FIRST MERGER SUB AND SECOND MERGER SUB IN ARTICLE IV; AND (B) NONE OF THE COMPANY NOR ANY OF ITS SUBSIDIARIES, NOR THEIR RESPECTIVE AFFILIATES (INCLUDING AFTER THE REORGANIZATION, NEWCO) OR REPRESENTATIVES, HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE TO PARENT, FIRST MERGER SUB, SECOND MERGER SUB, OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO: (1) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO PARENT OR ITS REPRESENTATIVES BY OR ON BEHALF OF THE COMPANY (OR AFTER THE REORGANIZATION, NEWCO) IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS; (2) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT; OR (3) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO THE COMPANY (OR AFTER THE REORGANIZATION, NEWCO), ANY OF ITS SUBSIDIARIES AND/OR THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING. EACH OF PARENT, FIRST MERGER SUB AND SECOND MERGER SUB HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN ARTICLE IV OF THIS AGREEMENT. EACH OF PARENT, FIRST MERGER SUB AND SECOND MERGER SUB ACKNOWLEDGES THAT IT HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF THE COMPANY (AND AFTER THE REORGANIZATION, NEWCO), ITS SUBSIDIARIES AND THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING AND, IN MAKING ITS DETERMINATION TO PROCEED WITH THE TRANSACTIONS, EACH OF PARENT, FIRST MERGER SUB AND SECOND MERGER SUB HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY (OR AFTER THE REORGANIZATION, NEWCO) EXPRESSLY AND SPECIFICALLY SET FORTH IN ARTICLE IV OF THIS AGREEMENT. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS SECTION 5.22, CLAIMS AGAINST THE COMPANY (AND AFTER THE REORGANIZATION, NEWCO) OR ANY OTHER PERSON SHALL NOT BE LIMITED IN ANY RESPECT IN THE EVENT OF ACTUAL FRAUD IN THE MAKING THE OF THE REPRESENTATIONS AND WARRANTIES IN ARTICLE IV BY SUCH PERSON.

ARTICLE VI.
CONDUCT PRIOR TO THE CLOSING DATE

Section 6.1 Conduct of Business by the Company and the Company Subsidiaries. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company (and after the Reorganization, Newco) shall, and shall cause the Company Subsidiaries to, carry on its business in the ordinary course consistent with past practice, except: (a) to the extent that Parent shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed); (b) as expressly contemplated by this Agreement (including the Reorganization pursuant to Section 7.26) or the Company Disclosure Letter; or (c) as required by applicable Law. Notwithstanding anything to the contrary contained herein, nothing herein shall prevent the Group Companies from taking or failing to take any action, including the establishment of any policy, procedure or protocol, in order to comply with any applicable COVID-19 Measures and (x) no such actions or failure to take such actions shall be deemed to violate or breach this Agreement in any way, (y) all such actions or failure to take such actions shall be deemed to constitute an action taken in the ordinary course of business and (z) no such actions or failure to take such actions shall serve as a basis for Parent to terminate this Agreement or assert that any of the conditions to the Closing contained herein have not been satisfied; provided, in each case, that (i) such actions are reasonable, taken in good faith and taken to preserve the continuity of the business of the Group Companies and (ii) the Company (and after the Reorganization, Newco) shall inform Parent of any such actions prior to the taking thereof and shall consider in good faith any suggestions or modifications from Parent with respect thereto. Without limiting the generality of the foregoing, except as required or expressly permitted by the terms of this Agreement (including the Reorganization pursuant to Section 7.26) or as set forth on Schedule 6.1 of the Company Disclosure Letter, or as required by applicable Law, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company (and after the Reorganization, Newco) shall not, and shall cause the Company Subsidiaries not to, do any of the following:

(a) except as otherwise required by any existing Company Benefit Plan, this Agreement or applicable Law: (i) increase or grant any increase in the compensation, bonus, fringe or other benefits of, or pay, grant or promise any bonus to, any current or former employee, officer, director or independent contractor of the Company (and after the Reorganization, Newco) or any Company Subsidiary except for any such Person with an annual base salary or wage rate of less than $150,000 in the ordinary course of business consistent with past practice; (ii) grant or pay any severance or change in control pay or benefits to, or otherwise increase the severance or change in control pay or benefits of, any current or former employee, officer, director or independent contractor of the Company (and after the Reorganization, Newco) or any Company Subsidiary; (iii) enter into, materially amend or terminate any Company Benefit Plan or any employee benefit plan, policy, program, agreement, trust or arrangement that would have constituted a Company Benefit Plan if it had been in effect on the date of this Agreement (other than annual renewal of welfare plans in the ordinary course of business consistent with past practice that does not result in a material increase in cost to the Group Companies); (iv) take any action to accelerate the vesting or payment of, or otherwise fund or secure the payment of, any compensation or benefits under any Company Benefit Plan; (v) grant any equity or equity-based compensation awards; or (vi) hire any employee of the Group Companies or any other individual who is providing or will provide services to the Group Companies, other than any employee with an annual base salary of less than $300,000 in the ordinary course of business consistent with past practice;

(b) transfer, sell, assign, license, sublicense, encumber, impair, abandon, fail to diligently maintain, transfer or otherwise dispose of any right, title or interest of the Company (or after the Reorganization, Newco) in any Owned Intellectual Property or Licensed Intellectual Property, in each case, other than in the ordinary course of business; provided, that the Company (and after the Reorganization, Newco) shall not license on an exclusive basis or sell any Owned Intellectual Property;

(c) except with respect to (x) transactions solely among the Company (and after the Reorganization, Newco) and the Company Subsidiaries and (y) distributions from any Affiliated PC to the Company (or after the Reorganization, Newco) or a Company Subsidiary: (i) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or otherwise or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock; (ii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any membership interests, capital stock or any other equity interests, as applicable, in any Group Company; (iii) grant, issue sell or otherwise dispose, or authorize to issue sell, or otherwise dispose any membership interests, capital stock or any other equity interests (such as stock options, stock units, restricted stock or other Contracts for the purchase or acquisition of such capital stock), as applicable, in any Group Company; or (iv) issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock or other equity securities or ownership interests, or subscriptions, rights, warrants or options to acquire any shares of capital stock or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock or other equity securities or other ownership interests, or enter into other agreements or commitments of any character obligating it to issue any such shares, equity securities or other ownership interests or convertible or exchangeable securities;

(d) amend its Charter Documents, or form or establish any Subsidiary;

(e) (i) merge, consolidate or combine with any Person; or (ii) acquire or agree to acquire by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

(f) sell, lease, license, sublicense, abandon, divest, transfer, cancel, abandon or permit to lapse or expire, dedicate to the public, or otherwise dispose of, or agree to do any of the foregoing, or otherwise dispose of assets or properties, other than any sale, lease or disposition in the ordinary course of business consistent with past practice except as set forth on Schedule 6.1(f) of the Company Disclosure Letter;

(g) (i) issue or sell any debt securities or rights to acquire any debt securities of any of the Group Companies or guarantee any debt securities of another Person; (ii) make, incur, create or assume any loans, advances or capital contributions to, or investments in, or guarantee any Indebtedness of, any Person other than the Company Subsidiaries (and after the Reorganization, Newco), except for loans, advances or capital contributions pursuant to and in accordance with the terms of agreements or legal obligations existing as of the date of this Agreement, in each case set forth on Schedule 6.1(g) of the Company Disclosure Letter; (iii) except in the ordinary course of business consistent with past practice, create any material Liens on any material property or assets of any of the Group Companies in connection with any Indebtedness thereof (other than Permitted Liens); (iv) fail to comply with the terms of the Existing Credit Agreement or take any action, or omit to take any action, that would constitute or result in a default or event of default under the Existing Credit Agreement; (v) cancel or forgive any Indebtedness owed to any of the Group Companies; or (vi) make, incur or commit to make or incur any capital expenditures, other than in the ordinary course of business consistent with past practice;

(h) release, assign, compromise, settle or agree to settle any Legal Proceeding material to the Group Companies or their respective properties or assets;

(i) (i) except in the ordinary course of business consistent with past practices: (A) modify, amend or terminate in a manner that is adverse to the applicable Group Companies, taken as a whole, any Company Material Contract; (B) enter into any Contract that would have been a Company Material Contract had it been entered into prior to the date of this Agreement; (C) waive, delay the exercise of, release or assign any material rights or claims under any Company Material Contract; or (D) incur or enter into a Contract requiring the Company (or after the Reorganization, Newco) to pay in excess of $500,000 in any 12-month period; or (ii) modify or amend any material term under the Existing Credit Agreement or terminate or allow the termination of the Existing Credit Agreement or any commitments thereunder;

(j) except as required by GAAP (or any interpretation thereof) or applicable Law, make any material change in accounting methods, principles or practices;

(k) (i) make, change or rescind any material Tax election; (ii) settle or compromise any material Tax claim; (iii) change (or request to change) any material method of accounting for Tax purposes; (iv) file any material amended Tax Return; (v) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued; (vi) knowingly surrender any claim for a refund of Taxes; or (vii) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar Law) with any Governmental Entity;

(l) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization, dissolution or winding-up of the Company (and after the Reorganization, Newco) or any Company Subsidiary;

(m) subject to clause (c) above, enter into or amend any agreement with, or pay, distribute or advance any assets or property to, any of its officers, directors, employees, partners, stockholders or other Affiliates, other than payments or distributions relating to obligations in respect of arms-length commercial transactions pursuant to the agreements set forth on Schedule 6.1(m) of the Company Disclosure Letter as existing on the date of this Agreement;

(n) enter into (i) a new line of business or (ii) any agreement that restricts, in any material respect, the ability of the Group Companies to engage or compete in, or enter into, any line of business;

(o) implement any layoffs, furloughs or hours reduction with respect to any employee or individual service providers of the Group Companies, or plant closings, or similar events that individually or in the aggregate would give rise to any obligations or liabilities on the part of the Group Companies under WARN or any similar state or local “mass layoff” or “plant closing” Law;

(p) voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to the Group Companies and their assets and properties; or

(q) agree in writing or otherwise agree, commit or resolve to take any of the actions described in Sections 6.1(a) through (p) above.

Nothing contained in this Agreement shall give Parent, directly or indirectly, any right to control or direct the operations of the Group Companies prior to the Closing. Prior to the Closing, each of the Company (or after the Reorganization, Newco) and Parent shall exercise, consistent with the other terms and conditions of this Agreement, complete control and supervision over their respective businesses.

Section 6.2 Conduct of Business by Parent, First Merger Sub and Second Merger Sub. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, Parent shall, and shall cause its Subsidiaries to, carry on its business in the ordinary course consistent with past practice, except to the extent that the Company (or after the Reorganization, Newco) shall otherwise consent in writing or as contemplated by this Agreement (including as contemplated by the PIPE Investment). Without limiting the generality of the foregoing, except as required or permitted by the terms of this Agreement or as required by applicable Law, without the prior written consent of the Company (or after the Reorganization, Newco), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, Parent shall not, and shall cause its Subsidiaries not to, do any of the following:

(a) declare, set aside or pay dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock (or warrant) or split, combine or reclassify any capital stock (or warrant), effect a recapitalization or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock or warrant, or effect any like change in capitalization;

(b) purchase, redeem or otherwise acquire, directly or indirectly, any equity securities of Parent or any of its Subsidiaries;

(c) other than the issuance of Parent Class A Common Stock pursuant to the terms set forth in the Subscription Agreements, grant, issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or other equity securities or any securities convertible into or exchangeable for shares of capital stock or other equity securities, or subscriptions, rights, warrants or options to acquire any shares of capital stock or other equity securities or any securities convertible into or exchangeable for shares of capital stock or other equity securities, or enter into other agreements or commitments of any character obligating it to issue any such shares of capital stock or equity securities or convertible or exchangeable securities;

(d) amend its Charter Documents or form or establish any Subsidiary;

(e) (i) merge, consolidate or combine with any Person; or (ii) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, or enter into any joint ventures, strategic partnerships or alliances;

(f) incur any Indebtedness or guarantee any such Indebtedness of another Person or Persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Parent, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business consistent with past practice; provided, however, that Parent shall be permitted to incur Indebtedness (which shall constitute Parent Transaction Costs) from its Affiliates and stockholders in order to meet its reasonable capital requirements, with any such loans to be made only as reasonably required by the operation of Parent in due course on a non-interest basis and otherwise on arm’s-length terms and conditions and repayable at Closing and in any event in an aggregate amount not to exceed $2,000,000;

(g) release, assign, compromise, settle or agree to settle any Legal Proceeding material to Parent;

(h) except as required by GAAP (or any interpretation thereof) or applicable Law, make any change in accounting methods, principles or practices;

(i) (i) make, change or rescind any material Tax election (ii) settle or compromise any material Tax claim; (iii) change (or request to change) any method of accounting for Tax purposes; (iv) file any material amended Tax Return; (v) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued (other than any extension pursuant to an extension to file any Tax Return); (vi) knowingly surrender any claim for a refund of Taxes; or (vii) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar Law) with any Governmental Entity;

(j) create any material Liens on any material property or assets of Parent, First Merger Sub or Second Merger Sub;

(k) liquidate, dissolve, reorganize or otherwise wind up the business or operations of Parent, First Merger Sub or Second Merger Sub;

(l) commence, settle or compromise any Legal Proceeding;

(m) enter into any new line of business;

(n) amend the Trust Agreement or any other agreement related to the Trust Account;

(o) enter into or amend any agreement with, or pay, distribute or advance any assets or property to, any of its officers, directors, employees, partners, stockholders or other Affiliates, other than payments or distributions relating to obligations in respect of arms-length commercial transactions pursuant to the agreements set forth on Schedule 6.2(o) of the Parent Disclosure Letter as existing on the date of this Agreement; or

(p) agree in writing or otherwise agree, commit or resolve to take any of the actions described in Sections 6.2(a) through (o) above.

ARTICLE VII.
ADDITIONAL AGREEMENTS

Section 7.1 Company No Solicitation.

(a) The Company (and after the Reorganization, Newco) will not, and will cause each of the other Group Companies and its and their respective directors, officers and employees, and shall instruct and use its reasonable best efforts to cause its other Representatives not to (and the Written Consent Party has acknowledged to the Company that it shall not), directly or indirectly:

(i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiries regarding, or the submission or announcement by any Person (other than Parent or its Subsidiaries) of, any proposal or offer that constitutes, or would reasonably be expected to lead to, any Company Acquisition Proposal;

(ii) furnish any information regarding any of the Group Companies in connection with, for the purpose of soliciting, initiating, encouraging or facilitating, or in response to, a Company Acquisition Proposal;

(iii) engage in or otherwise participate in any discussions or negotiations with any Person (other than Parent or its Representatives) with respect to any Company Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to any Company Acquisition Proposal; or

(iv)  approve, adopt, recommend or enter into, or propose to approve, adopt, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle with respect to any Company Acquisition Proposal.

(b) If the Company (and after the Reorganization, Newco) receives a Company Acquisition Proposal or any inquiry or request for information with respect to a Company Acquisition Proposal or that is reasonably likely to lead to a Company Acquisition Proposal, then the Company (or after the Reorganization, Newco) shall promptly (and in no event later than forty eight (48) hours after its receipt of such Company Acquisition Proposal or request) notify Parent in writing of such Company Acquisition Proposal or request (which notification shall include the identity of the Person making or submitting such request or Company Acquisition Proposal and a copy of any such written request or proposal (or, if not in writing, the material terms and conditions thereof)), and the Company (or after the Reorganization, Newco) shall thereafter keep Parent reasonably informed, on a current basis (and, in any event, within twenty four (24) hours), of the status of such Company Acquisition Proposal or request, including informing Parent of any material change to the terms of such Company Acquisition Proposal and any material change in such Person’s intentions as previously notified.

(c) Promptly following the execution and delivery of this Agreement, the Company (and after the Reorganization, Newco) shall, and shall cause each of its Affiliates and its and their respective directors, officers and employees, and shall instruct and use reasonable best efforts to cause its other Representatives to (and the Written Consent Party has acknowledged to the Company that it shall), immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any Person (other than Parent and its Representatives) relating to any Company Acquisition Proposal made on or prior to the date hereof. The Company (and after the Reorganization, Newco) shall not, and shall cause its Affiliates not to, release any third party from, or waive, amend or modify any provision of, or grant permission under, or fail to enforce, any standstill provision in any agreement to which the Company (or after the Reorganization, Newco) or any of its Affiliates is a party.

(d) Any violation of the restrictions contained in this Section 7.1 by any of the Company’s (or after the Reorganization, Newco’s) Representatives shall be deemed to be a breach of this Section 7.1 by the Company (and after the Reorganization, Newco).

Section 7.2 Parent No Solicitation.

(a) Parent will not, and will cause each of its Subsidiaries and its and their respective directors, officers and employees, and shall instruct and use its reasonable best efforts to cause its other Representatives not to, directly or indirectly:

(i) make, solicit, initiate, knowingly encourage or knowingly facilitate any inquiries regarding, or the submission or announcement by any Person of, any proposal or offer that constitutes, or would reasonably be expected to lead to, any Parent Acquisition Proposal;

(ii) furnish any information regarding Parent or any Subsidiary of Parent in connection with, for the purpose of making, soliciting, initiating, encouraging or facilitating, or in response to, a Parent Acquisition Proposal;

(iii) engage in or otherwise participate in any discussions or negotiations with any Person with respect to any Parent Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to any Parent Acquisition Proposal; or

(iv) approve, adopt, recommend or enter into, or propose to approve, adopt, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle with respect to any Parent Acquisition Proposal.

(b) If Parent receives a Parent Acquisition Proposal or any inquiry or request for information with respect to a Parent Acquisition Proposal or that is reasonably likely to lead to a Parent Acquisition Proposal, then Parent shall promptly (and in no event later than forty eight (48) hours after its receipt of such Parent Acquisition Proposal or request) notify the Company (or after the Reorganization, Newco) in writing of such Parent Acquisition Proposal or request (which notification shall include the identity of the Person making or submitting such request or Parent Acquisition Proposal and a copy of any such written request or proposal (or, if not in writing, the material terms and conditions thereof)), and Parent shall thereafter keep the Company (or after the Reorganization, Newco) reasonably informed, on a current basis (and, in any event, within twenty four (24) hours), of the status of such Parent Acquisition Proposal or request, including informing the Company (or after the Reorganization, Newco) of any material change to the terms of such Parent Acquisition Proposal, and any material change in such Person’s intentions as previously notified.

(c) Promptly following the execution and delivery of this Agreement, Parent shall, and shall instruct and cause each of its Affiliates and its and their respective directors, officers and employees, and shall use reasonable best efforts to cause its other Representatives to, immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any Person (other than the Company (or after the Reorganization, Newco) and its Representatives) relating to any Parent Acquisition Proposal made on or prior to the date hereof. Parent shall not, and shall cause its Affiliates not to, release any third party from, or waive, amend or modify any provision of, or grant permission under, or fail to enforce, any standstill provision in any agreement to which Parent or any of its Affiliates is a party.

(d) Any violation of the restrictions contained in this Section 7.2 by any of Parent’s Representatives shall be deemed to be a breach of this Section 7.2 by Parent.

Section 7.3 Registration Statement; Joint Proxy Statement / Consent Solicitation Statement / Prospectus.

(a) The Company will use reasonable best efforts to cause the Written Consent Party to execute and deliver in accordance with Section 11.1 to the Company and Parent the Support Agreement within twenty-four (24) hours after the execution and delivery of this Agreement by the Parties. If the Support Agreement is not executed and delivered in accordance with this Section 7.3(a) within such twenty-four (24) hour period after the execution and delivery of this Agreement by the Parties (a “Support Agreement Failure”), Parent shall have the right to terminate this Agreement as set forth in Section 9.1(g).

(b) Parent and the Company (and after the Reorganization, Newco) shall cooperate to prepare and file as promptly as reasonably practicable following the date hereof a registration statement on Form S-4 or other applicable form (the “Registration Statement”) to be filed by Parent with the SEC pursuant to which shares of Parent Class A Common Stock issuable in the First Merger will be registered with the SEC, which shall include a joint proxy statement / consent solicitation statement / prospectus containing (i) a consent solicitation statement in preliminary form (the “Consent Solicitation Statement”) in connection with the solicitation by the Company (or after the Reorganization, Newco) of written consents from the Company Stockholders (excluding, for the avoidance of doubt, shares of Company Series I Preferred Stock and Company Series J Preferred Stock) to approve, by the requisite consent of the Company Stockholders under the DGCL and the Applicable Charter Documents, this Agreement, the First Merger and the other Transactions (the “Requisite Company Stockholder Approval”) and (ii) a proxy statement in preliminary form of the type contemplated by Regulation 14A promulgated under the Exchange Act (the “Parent Proxy Statement”) in order to (A) provide Parent’s stockholders with the opportunity to elect to have their Parent Class A Common Stock converted to cash in accordance with the provisions of Parent’s Charter Documents (such elections made by Parent’s stockholders, the “Parent Stockholder Redemptions”); and (B) facilitate the solicitation by Parent of proxies from Parent’s stockholders to approve at the Parent Special Meeting, by the requisite vote of Parent’s stockholders under the DGCL, Parent’s Charter Documents, the Nasdaq rules and regulations and applicable Law (the “Requisite Parent Stockholder Approval”): (1) the adoption of this Agreement and approval of the Transactions; (2) the issuance of shares of a number of shares of Parent Class A Common Stock that equals or exceeds twenty percent (20%) of the voting power or total number of Parent Shares outstanding, in either case, prior to such issuance; (3) an increase in the number of authorized shares of Parent Class A Common Stock; (4) the amendment and restatement of Parent’s Charter Documents to be effective from and after the Closing, including as set forth in substantially the form of the Parent A&R Charter attached hereto as Exhibit B; (5) the adoption and approval of a new equity incentive plan in a form and substance reasonably acceptable to Parent and the Company (or after the Reorganization, Newco) (the “Incentive Plan”), and which Incentive Plan will provide for awards for a number of shares of Parent Class A Common Stock equal to a percentage, to be agreed between Parent and the Company (or after the Reorganization, Newco) prior to the filing of the Registration Statement, of the aggregate number of shares of Parent Class A Common Stock issued and outstanding immediately after the Closing (after giving effect to the Parent Stockholder Redemptions, if any, and which percentage shall be inclusive of the Exchanged Options); (6) the election of the members of the board of directors of Parent in accordance with Section 7.18; and (7) any other proposals the Parties deem necessary or desirable to consummate the Transactions (collectively, the “Parent Stockholder Matters”).

(c) The Company (or after the Reorganization, Newco) and Parent shall each use its reasonable best efforts to (i) cause the Registration Statement, when filed with the SEC, to comply in all material respects with all legal requirements applicable thereto, (ii) promptly provide responses to the SEC with respect to all comments received on Merger Materials from the SEC, (iii) cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing and (iv) keep the Registration Statement effective as long as is necessary to consummate the Transactions contemplated hereby. Prior to the effective date of the Registration Statement, each of the Company (and after the Reorganization, Newco) and Parent shall cause the definitive Merger Materials to be mailed to their respective stockholders as of the applicable record date as promptly as practicable (and in any event within two (2) Business Days) following the date upon which the Registration Statement becomes effective. Each party shall furnish all information concerning it and its Affiliates to the other party and provide such other assistance as may be reasonably requested by the other party to be included in the Merger Materials and shall otherwise reasonably assist and cooperate with the other party in the preparation of the Merger Materials and the resolution of any comments received from the SEC. In furtherance of the foregoing, the Company (and after the Reorganization, Newco) (i) agrees to promptly provide Parent with all information concerning the business, management, operations and financial condition of the Group Companies, in each case, reasonably requested by Parent for inclusion in the Merger Materials and (ii) shall cause the officers and employees of the Group Companies to be reasonably available to Parent and its counsel in connection with the drafting of the Merger Materials and responding in a timely manner to comments on the Merger Materials from the SEC. For purposes of this Agreement, the term “Merger Materials” shall mean the Registration Statement, including the prospectus forming a part thereof, the Consent Solicitation Statement, the Parent Proxy Statement, and any amendments thereto.

(d) If any information relating to the Company (or after the Reorganization, Newco) or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company (or after the Reorganization, Newco) or Parent which is required to be set forth in an amendment or supplement to the Merger Materials so that such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by and in compliance with applicable Law, disseminated to the stockholders of the Company (or after the Reorganization, Newco) and Parent. Parent shall promptly notify the Company (or after the Reorganization, Newco) of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Merger Materials or for additional information and shall, as promptly as practicable after receipt thereof, supply the Company (or after the Reorganization, Newco) with copies of all written correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, or, if not in writing, a description of such communication, with respect to the Merger Materials or the Mergers. Parent will advise the Company (or after the Reorganization, Newco), promptly after Parent receives notice thereof, of the time of effectiveness of the Registration Statement or any supplement or amendment has been filed, of the issuance of any stop order relating thereto or of the suspension of the qualification of the shares of Parent Class A Common Stock issuable in the First Merger, and Parent and the Company (or after the Reorganization, Newco) will each use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. No filing of, or amendment or supplement to the Merger Materials, or response to any comments from the SEC or the staff of the SEC relating to the Merger Materials, will be made by Parent without the prior written consent of the Company (or after the Reorganization, Newco) (such consent not to be unreasonably withheld, conditioned or delayed) and without providing the Company (or after the Reorganization, Newco) a reasonable opportunity to review and comment thereon unless pursuant to a telephone call initiated by the SEC.

Section 7.4 Consent Solicitation Statement; Company Change in Recommendation.

(a) As promptly as practicable following the date upon which the Registration Statement becomes effective, the Company (or after the Reorganization, Newco) shall solicit the Requisite Company Stockholder Approval via written consent in accordance with Section 228 of the DGCL. In connection therewith, prior to the date upon which the Registration Statement becomes effective, the board of directors of the Company (or after the Reorganization, Newco) shall set a record date for determining the Company Stockholders entitled to provide such written consent. The Company (or after the Reorganization, Newco) shall use reasonable best efforts to cause the Written Consent Party to duly execute and deliver a stockholder written consent in substantially the form attached hereto as Exhibit E (the “Stockholder Written Consent”) in respect of the Company Stock beneficially owned by the Written Consent Party (which represent (i) at least a majority of the outstanding voting power of the Company Stock issued and outstanding (voting as a single class and on an as-converted basis and excluding, for the avoidance of doubt, shares of Company Series I Preferred Stock and Company Series J Preferred Stock) and (ii) at least a majority of the shares of the Company Series H Preferred Stock issued and outstanding) in accordance with Section 228 of the DGCL within three (3) Business Days of the Registration Statement becoming effective. As promptly as practicable following the execution and delivery of the Stockholder Written Consent by the Written Consent Party to the Company (or after the Reorganization, Newco), the Company (or after the Reorganization, Newco) shall deliver to Parent a copy of such Stockholder Written Consent in accordance with Section 11.1. Promptly following the receipt of the Requisite Company Stockholder Approval via the Stockholder Written Consent, the Company (or after the Reorganization, Newco) will prepare (subject to the reasonable approval of Parent) and deliver to the Company Stockholders who have not executed and delivered the Stockholder Written Consent the notice required by Section 228(e) of the DGCL and include a description of the appraisal rights of the Company Stockholders available under Section 262 of the DGCL, along with such other information as is required thereunder and pursuant to applicable Law. If the Written Consent Party fails to deliver its Stockholder Written Consent to the Company (or after the Reorganization, Newco will be prior to the Closing Date) within three (3) Business Days of the Registration Statement becoming effective (a “Written Consent Failure”), Parent shall have the right to terminate this Agreement as set forth in Section 9.1(g).

(b) The Consent Solicitation Statement shall include the Company Recommendation. Neither the board of directors of the Company (nor after the Reorganization, Newco) nor any committee thereof shall: (i) withdraw, modify, amend or qualify (or propose to withdraw, modify, amend or qualify publicly or to any Company Stockholder) the Company Recommendation, or fail to include the Company Recommendation in the Consent Solicitation Statement; (ii) approve, recommend or declare advisable (or publicly propose to do so) any Company Acquisition Proposal; (iii) fail to publicly announce, within ten (10) Business Days after a tender offer or exchange offer relating to the equity securities of the Company (or after the Reorganization, Newco) shall have been commenced by any third party other than Parent and its Affiliates, a statement disclosing that the board of directors of the Company (or after the Reorganization, Newco) recommends rejection of such tender or exchange offer (for the avoidance of doubt, the taking of no position or a neutral position by the board of directors of the Company (or after the Reorganization, Newco) in respect of the acceptance of any such tender offer or exchange offer as of the end of such period shall constitute a failure to publicly announce that the board of directors of the Company (or after the Reorganization, Newco) recommends rejection of such tender or exchange offer); or (iv) if requested by Parent, fail to issue, within ten (10) Business Days after a Company Acquisition Proposal (other than any tender offer or exchange offer) is publicly announced, a press release reaffirming the Company Recommendation (any action described in clauses “(i)” through “(iv)” being referred to as a “Company Change in Recommendation”); or (v) cause or permit the Company (or after the Reorganization, Newco) to enter into any contract, letter of intent, memorandum of understanding, agreement in principle or other understanding contemplating or relating to a Company Acquisition Transaction.

(c) Notwithstanding any Company Change in Recommendation, unless this Agreement has been earlier validly terminated in accordance with Section 9.1, the Company (or after the Reorganization, Newco) shall solicit the Requisite Company Stockholder Approval in accordance with Section 7.4(a), including using reasonable best efforts to cause the Written Consent Party to duly execute and deliver the Stockholder Written Consent, and nothing contained in this Agreement shall be deemed to relieve the Company (and after the Reorganization, Newco) of such obligation.

(d) Nothing contained in this Agreement shall prohibit the Company (or after the Reorganization, Newco), the board of directors of the Company (or after the Reorganization, Newco) or their Representatives from directing any Person (or the Representative of that Person) who makes a Company Acquisition Proposal to the provisions of this Section 7.4; provided, however, that no such communication or statement that would constitute a Company Change in Recommendation shall be permitted.

Section 7.5 Parent Special Meeting; Parent Change in Recommendation.

(a) Parent shall, as promptly as practicable (and in any event within two (2) Business Days) following the date upon which the Registration Statement becomes effective, cause a special meeting of its stockholders (the “Parent Special Meeting”) to be duly called and held as soon as reasonably practicable for the purpose of obtaining the Requisite Parent Stockholder Approval and Parent shall use its reasonable best efforts to obtain the Requisite Parent Stockholder Approval at the Parent Special Meeting. In connection therewith, prior to the date upon which the Registration Statement becomes effective, the board of directors of Parent shall set a record date for determining the stockholders of Parent entitled to vote at the Parent Special Meeting. Parent shall comply with Law and all legal requirements applicable to such meeting, including the DGCL, Parent’s Charter Documents and the Exchange Act, including Regulation 14A and Schedule 14A promulgated thereunder, as applicable. Notwithstanding anything to the contrary contained in this Agreement, Parent shall be entitled to postpone or adjourn the Parent Special Meeting only: (i) to ensure that any supplement or amendment to the Parent Proxy Statement that the board of directors of Parent has reasonably determined in good faith after consultation with Parent’s outside legal counsel is required by applicable Law is disclosed to Parent’s stockholders and for such supplement or amendment to be promptly disseminated to Parent’s stockholders prior to the Parent Special Meeting; (ii) if, as of the time for which the Parent Special Meeting is originally scheduled (as set forth in the Parent Proxy Statement), there are insufficient Parent Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Parent Special Meeting; or (iii) in order to solicit additional proxies from stockholders for purposes of obtaining the Requisite Parent Stockholder Approval; provided, that (A) in the event of a postponement or adjournment pursuant to clauses (i), (ii) or (iii) above, the Parent Special Meeting shall be reconvened as promptly as practicable and in any event no later than five (5) Business Days after the date for which the Parent Special Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (B) in any event shall not be held later than three (3) Business Days prior to the Outside Date.

(b) The Parent Proxy Statement shall include the Parent Recommendation. Neither the board of directors of Parent nor any committee thereof shall: (i) withdraw, modify, amend or qualify (or propose to withdraw, modify, amend or qualify publicly or to any stockholder of Parent) the Parent Recommendation, or fail to include the Parent Recommendation in the Parent Proxy Statement; (ii) approve, recommend or declare advisable (or publicly propose to do so) any Parent Acquisition Proposal; (iii) fail to publicly announce, within ten (10) Business Days after a tender offer or exchange offer relating to the equity securities of Parent shall have been commenced by any third party (and in no event later than one (1) Business Day prior to the date of the Parent Special Meeting, as it may be postponed or adjourned pursuant to Section 7.5(a)), a statement disclosing that the board of directors of Parent recommends rejection of such tender or exchange offer (for the avoidance of doubt, the taking of no position or a neutral position by the board of directors of Parent in respect of the acceptance of any such tender offer or exchange offer as of the end of such period shall constitute a failure to publicly announce that the board of directors of Parent recommends rejection of such tender or exchange offer); or (iv) if requested by the Company (or after the Reorganization, Newco), fail to issue, within ten (10) Business Days after a Parent Acquisition Proposal (other than any tender offer or exchange offer) is publicly announced (and in no event later than one (1) Business Day prior to the date of the Parent Special Meeting, as it may be postponed or adjourned pursuant to Section 7.5(a)), a press release reaffirming the Parent Recommendation (any action described in clauses “(i)” through“(iv)” being referred to as a “Parent Change in Recommendation”); or (v) cause or permit Parent to enter into any contract, letter of intent, memorandum of understanding, agreement in principle or other understanding contemplating or relating to a Parent Acquisition Transaction.

(c) Notwithstanding any Parent Change in Recommendation, unless this Agreement has been earlier validly terminated in accordance with Section 9.1, the Parent Stockholder Matters shall be submitted to Parent’s stockholders at the Parent Special Meeting for the purpose of obtaining the Requisite Parent Stockholder Approval and nothing contained in this Agreement shall be deemed to relieve Parent of such obligation.

(d) Nothing contained in this Agreement shall prohibit Parent, the board of directors of Parent or their Representatives from (i) taking and disclosing to Parent’s stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or issuing a “stop, look and listen” statement to Parent’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act pending disclosure of its position thereunder or (ii) directing any Person (or the Representative of that Person) who makes a Parent Acquisition Proposal to the provisions of this Section 7.5; provided, however, that in the case of either clause “(i)” or clause “(ii),” no such communication or statement that would constitute a Parent Change in Recommendation shall be permitted, made or taken.

Section 7.6 Regulatory Approvals. As promptly as practicable after the date of this Agreement, Parent and the Company (or after the Reorganization, Newco) shall each prepare and file the notification required of it under the HSR Act in connection with the Transactions within ten (10) Business Days after the date hereof and shall promptly and in good faith respond to all information requested of it by the U.S. Federal Trade Commission, U.S. Department of Justice, or any other Governmental Entity in connection with such notification and otherwise cooperate in good faith with each other and such Governmental Entities. Each Party will promptly furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing or submission that is necessary under the HSR Act and will use reasonable best efforts to cause the expiration or termination of the applicable waiting periods as soon as practicable, including by requesting early termination of the HSR waiting period. Parent shall not, and shall cause its Affiliates not to, directly or indirectly take any action, including, directly or indirectly, acquiring or investing in any Person or acquiring, leasing or licensing any assets, or agreement to do any of the foregoing, if doing so would reasonably be expected to impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any required approval under the HSR Act. Each Party will promptly provide the other with copies of all substantive written communications (and memoranda setting forth the substance of all substantive oral communications) between each of them, any of their Subsidiaries and their respective agents, representatives and advisors, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement or the Transactions. Without limiting the foregoing, Parent and the Company (or after the Reorganization, Newco) shall: (i) promptly inform the other of any communication to or from the U.S. Federal Trade Commission, the U.S. Department of Justice or any other Governmental Entity regarding the Transactions; (ii) permit each other to review in advance any proposed substantive written communication to any such Governmental Entity and incorporate reasonable comments thereto; (iii) give the other prompt written notice of the commencement of any Legal Proceeding with respect to such transactions; (iv) not agree to participate in any substantive meeting or discussion with any such Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the Transactions unless, to the extent reasonably practicable, it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend; (v) keep the other reasonably informed as to the status of any such Legal Proceeding; and (vi) promptly furnish each other with copies of all correspondence, filings (except for filings made under the HSR Act) and written communications between such Party and their Subsidiaries and their respective agents, representatives and advisors, on one hand, and any such Governmental Entity, on the other hand, in each case, with respect to this Agreement and the Transactions; provided, that materials required to be supplied pursuant to this section may be redacted (1) to remove references concerning the valuation of the Company (or after the Reorganization, Newco), (2) as necessary to comply with contractual arrangements, (3) as necessary to comply with applicable law, and (4) as necessary to address reasonable privilege or confidentiality concerns; provided, further, that a Party may reasonably designate any competitively sensitive material provided to another party under this Section 4(g) as “Outside Counsel Only.” Parent, on the one hand, and the Company (or after the Reorganization, Newco), on the other hand, shall each pay 50% of any filing fees required by Governmental Entities, including with respect to any registrations, declarations and filings required in connection with the execution and delivery of this Agreement, the performance of the obligations hereunder and the consummation of the Transactions, including filing fees in connection with filings under the HSR Act.

Section 7.7 Other Filings; Press Release.

(a) As promptly as practicable after execution of this Agreement, Parent will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, the form and substance of which shall be approved in advance in writing by the Company.

(b) Promptly after the execution of this Agreement, Parent and the Company shall also issue a joint press release announcing the execution of this Agreement.

(c) At least five (5) days prior to the Closing, the Company (or after the Reorganization, Newco) shall prepare a draft Current Report on Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company (or after the Reorganization, Newco) and its accountant, and such other information that may be required to be disclosed with respect to the Transactions in any report or form to be filed with the SEC (“Closing Form 8-K”), the form and substance of which shall be approved in advance in writing by Parent (such approval not to be unreasonably withheld, conditioned or delayed). Prior to the Closing, Parent and the Company (or after the Reorganization, Newco) shall prepare a mutually agreeable joint press release announcing the consummation of the Transactions hereunder (“Closing Press Release”). Concurrently with the Closing, Parent shall issue the Closing Press Release. Concurrently with the Closing, or as soon as practicable thereafter (but in any event within four (4) Business Days thereafter), Parent shall file the Closing Form 8-K with the SEC. In connection with the preparation of the Closing Form 8-K and the Closing Press Release, or any other report or form to be filed with the SEC, each party shall, upon request by the other party, furnish all information concerning it and its Affiliates to the other party and provide such other assistance as may be reasonably requested by the other party to be included in the Closing Form 8-K or the Closing Press Release and shall otherwise reasonably assist and cooperate with the other party in the preparation of the Closing Form 8-K and the Closing Press Release and the resolution of any comments received from the SEC with respect thereto.

Section 7.8 Confidentiality; Communications Plan; Access to Information.

(a) Parent and the Company acknowledge that they are parties to the Confidentiality Agreement, the terms of which are incorporated herein by reference. Following Closing, the Confidentiality Agreement shall be superseded in its entirety by the provisions of this Agreement; provided, however, that if for any reason this Agreement is terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

(b) Parent and the Company (or after the Reorganization, Newco) shall reasonably cooperate to create and implement a communications plan regarding the Transactions (the “Communications Plan”) promptly following the date hereof. Notwithstanding the foregoing, none of the Parties will make any public announcement or issue any public communication regarding this Agreement, any other Transaction Agreement or the Transactions or any matter related to the foregoing, without the prior written consent of the Company (or after the Reorganization, Newco), in the case of a public announcement by Parent, or Parent, in the case of a public announcement by the Company Stockholders or the Company (or after the Reorganization, Newco) (such consents, in either case, not to be unreasonably withheld, conditioned or delayed), except: (i) if such announcement or other communication is required by applicable Law, in which case the disclosing Party shall, to the extent permitted by applicable Law, first allow such other Parties to review such announcement or communication and have the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith; (ii) in the case of the Company (or after the Reorganization, Newco), the Company Stockholders, Parent and their respective Affiliates, if such announcement or other communication is made in connection with reporting, fundraising or other investment related activities and is made to such Person’s direct and indirect investors or potential investors or financing sources subject to an obligation of confidentiality; (iii) to the extent provided for in the Communications Plan, internal announcements to employees of the Group Companies; (iv) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with Section 7.7 or this Section 7.8(b); (v) announcements and communications to Governmental Entities in connection with registrations, declarations and filings relating to the Transactions required to be made under this Agreement; and (vi) communications to customers, suppliers and lenders of the Group Companies for purposes of seeking any consents and approvals required in connection with the Transactions.

(c) Subject to confidentiality obligations (whether contractual, imposed by applicable Law or otherwise) that may be applicable to information furnished to the Company (or after the Reorganization, Newco) or any of the Company Subsidiaries by third parties that may be in the Company’s (or after the Reorganization, Newco’s) or any of the Company Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege (provided that, in each case, to the extent reasonably possible, the Parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), and to the extent permitted by applicable Law, the Company (and after the Reorganization, Newco) will afford Parent and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of the Company (and after the Reorganization, Newco) during the period prior to the Closing to obtain all information concerning the business, including the status of business development efforts, properties, results of operations and personnel of the Company (and after the Reorganization, Newco), as Parent may reasonably request in connection with the consummation of the Transactions; provided, however, that any such access shall be conducted in a manner not to interfere with the businesses or operations of the Company (and after the Reorganization, Newco); provided, further, that access to properties shall be conducted in compliance with applicable COVID-19 Measures. Subject to confidentiality obligations (whether contractual, imposed by applicable Law or otherwise) that may be applicable to information furnished to Parent by third parties that may be in the Parent’s possession from time to time, and except for any information that is subject to attorney-client privilege (provided that, in each case, to the extent reasonably possible, the Parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), and to the extent permitted by applicable Law, Parent will afford the Company (and after the Reorganization, Newco) and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Parent during the period prior to the Closing to obtain all information concerning the business, including properties, results of operations and personnel of Parent, as the Company (or after the Reorganization, Newco) may reasonably request in connection with the consummation of the Transactions; provided, however, that any such access shall be conducted in a manner not to interfere with the businesses or operations of Parent.

Section 7.9 Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Mergers and the other Transactions, including using reasonable best efforts to accomplish the following: (i) the taking of all commercially reasonable acts necessary to cause the conditions precedent set forth in Article VIII to be satisfied; (ii) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any); (iii) the obtaining of all consents, approvals or waivers from third parties required as a result of the Transactions, including any other consents, approvals or waivers from third parties referred to on Schedule 4.5(b) of the Company Disclosure Letter; (iv) the termination of each agreement set forth on Schedule 7.9(a) of the Company Disclosure Letter; (v) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (vi) the execution or delivery of any additional instruments reasonably necessary to consummate, and to fully carry out the purposes of, the Transactions. This obligation shall include, on the part of Parent, sending a termination letter to the Trustee substantially in the applicable form attached to the Trust Agreement (the “Trust Termination Letter”).

Section 7.10 No Parent Securities Transactions. Neither the Company (nor after the Reorganization, Newco) nor any of its controlled Affiliates, directly or indirectly, shall engage in any transactions involving the securities of Parent prior to the time of the making of a public announcement of the Transactions. The Company (and after the Reorganization, Newco) shall use its reasonable best efforts to require each of its officers, directors and employees to comply with the foregoing requirement.

Section 7.11 No Claim Against Trust Account. For and in consideration of Parent entering into this Agreement, the receipt and sufficiency of which is hereby acknowledged, the Company (and after the Reorganization, Newco) hereby irrevocably waives, on behalf of itself and its Affiliates, notwithstanding anything to the contrary in this Agreement, any right, title, interest or claim of any kind it has or may have in the future in or to any monies in the Trust Account or permitted distributions therefrom in accordance with the Trust Agreement, regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Parent or its Representatives, on the one hand, and the Company (and after the Reorganization, Newco) or its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability; provided, that nothing herein shall serve to limit or prohibit the Company’s (and after the Reorganization, Newco’s) right to pursue a claim against Parent for (i) legal relief against monies or other assets held by Parent outside the Trust Account or (ii) specific performance or other equitable relief in connection with the consummation of the Transactions in accordance with the terms of this Agreement, so long as such claim would not affect Parent’s ability to fulfill its obligation to effectuate the Parent Stockholder Redemptions in accordance with the Trust Agreement (collectively, including subject to the limitations set forth in the foregoing proviso, the “Released Claims”). The Company (and after the Reorganization, Newco), on behalf of itself and its Affiliates, hereby irrevocably waives any Released Claims that the Company (and after the Reorganization, Newco) or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Parent or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with Parent or its Affiliates). The Company (and after the Reorganization, Newco) agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Parent and its Affiliates to induce Parent to enter into this Agreement, and the Company (and after the Reorganization, Newco) further intends and understands such waiver to be valid, binding and enforceable against the Company (and after the Reorganization, Newco) and each of its Affiliates under applicable Law.

Section 7.12 Disclosure of Certain Matters. Each of Parent, First Merger Sub, Second Merger Sub and the Company (and after the Reorganization, Newco) will promptly provide the other Parties with prompt written notice of any event, development or condition of which they have Knowledge that: (a) is reasonably likely to cause any of the conditions set forth in Article VIII not to be satisfied; or (b) would require any amendment or supplement to the Merger Materials; provided, however, that no such notification or the failure to provide such notification shall, in and of itself, affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the Parties or result, in and of itself, in the failure of a condition set forth in Article VIII.

Section 7.13 Securities Listing. Parent will use its reasonable best efforts to cause the shares of Parent Class A Common Stock issued in connection with the Transactions to be approved for listing on Nasdaq at Closing. During the period from the date hereof until the Closing, Parent shall use its reasonable best efforts to keep the Parent Class A Common Stock and Public Warrants listed for trading on Nasdaq. After the Closing, Parent shall use commercially reasonable efforts to continue the listing for trading of the Parent Class A Common Stock and Public Warrants on Nasdaq.

Section 7.14 Trust Account. Upon satisfaction or waiver of the conditions set forth in Article VIII and provision of notice thereof to the Trustee (which notice Parent shall provide to the Trustee in accordance with the terms of the Trust Agreement): (a) in accordance with and pursuant to the Trust Agreement, at the Closing, Parent: (i) shall cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, including providing the Trustee with the Trust Termination Letter; and (ii) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to, distribute the Trust Account as directed in the Trust Termination Letter, including all amounts payable to: (A) to stockholders who elect to have their Parent Class A Common Stock converted to cash in accordance with the provisions of Parent’s Charter Documents; (B) for income Tax or other Tax obligations of Parent prior to the Closing; (C) for any Parent Transaction Costs; and (D) as repayment of loans, and reimbursement of expenses, to directors, officers and stockholders of Parent; and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 7.15 Directors’ and Officers’ Liability Insurance.

(a) From and after the Effective Time, Parent agrees that it shall indemnify and hold harmless each current or former director or officer, as the case may be, of the Company (and after the Reorganization, Newco) and the Company Subsidiaries (each, together with such person’s heirs, executors or administrators, a “D&O Indemnified Party”) (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the business of the Group Companies being acquired under this Agreement) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company (and after the Reorganization, Newco), Parent or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and its respective Charter Documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Parent agrees that all rights to exculpation, indemnification and advancement of expenses now existing in favor of each D&O Indemnified Party, as provided in their respective Charter Documents or in any indemnification agreement with the Company (or after the Reorganization, Newco) or any of the Company Subsidiaries set forth on Schedule 7.15(a) of the Company Disclosure Letter shall survive the Closing and shall continue in full force and effect. For a period of six (6) years from the Closing Date, Parent shall cause the Company (and after the Reorganization, Newco) and the Company Subsidiaries to maintain in effect the exculpation, indemnification and advancement of expenses provisions of their respective Charter Documents as in effect immediately prior to the Closing Date or in any of their respective indemnification agreements with any D&O Indemnified Party as in effect immediately prior to the Closing Date, and Parent shall not, and shall cause the Company (and after the Reorganization, Newco) and the Company Subsidiaries not to, amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any D&O Indemnified Party; provided, however, that all rights to indemnification or advancement of expenses in respect of any Legal Proceedings pending or asserted or any claim made within such period shall continue until the disposition of such Legal Proceeding or resolution of such claim.

(b) Prior to the Closing, the Company (or after the Reorganization, Newco) shall purchase a “tail” or “runoff” directors’ and officers’ liability insurance policy (the “D&O Tail”) in respect of acts or omissions occurring prior to the Effective Time covering each such Person that is a director or officer of the Company or the Company Subsidiaries currently covered by a directors’ and officers’ liability insurance policy of Company or the Company Subsidiaries on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on the date of this Agreement for the six-year period following the Closing at a price not to exceed three-hundred percent (300%) of the last annual premium paid by the Company and the Company Subsidiaries for such purpose. Parent shall, and shall cause the Surviving Entity to, maintain the D&O Tail in full force and effect for its full term and cause all obligations thereunder to be honored by the Company (or after the Reorganization, Newco) or the Company Subsidiaries, as applicable, and no other party shall have any further obligation to purchase or pay for such insurance pursuant to this Section 7.15(b); provided, however, that in no event shall the premium of the D&O Tail exceed three-hundred percent (300%) of the last annual premium paid by the Company and the Company Subsidiaries for such purpose; and provided, further, that if the cost of such insurance coverage exceeds such amount, the Surviving Entity shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c) The rights of each D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such person may have under the Charter Documents of the Company (or after the Reorganization, Newco) of the Company Subsidiaries, any other indemnification arrangement, any Law or otherwise. The obligations of Parent, the Company (and after the Reorganization, Newco) or the Company Subsidiaries under this Section 7.15 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party. The provisions of this Section 7.15 shall survive the Closing and expressly are intended to benefit, and are enforceable by, each of the D&O Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 7.15.

(d) If Parent or, after the Closing, the Company (or after the Reorganization, Newco) or the Company Subsidiaries, or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of Parent, the Company (or after the Reorganization, Newco) or the Company Subsidiaries, as applicable, assume the obligations set forth in this Section 7.15.

Section 7.16 280G Approval. To the extent that any “disqualified individual” (within the meaning of Section 280G(c) of the Code and the regulations thereunder) has the right to receive any payments or benefits that could be deemed to constitute “parachute payments” (within the meaning of Section 280G(b)(2)(A) of the Code and the regulations thereunder), then, the Company (and after the Reorganization, Newco) will: (a) no later than three (3) days prior to the Closing Date, solicit and use its reasonable best efforts to obtain from each such “disqualified individual” a waiver of such disqualified individual’s rights to some or all of such payments or benefits (the “Waived 280G Benefits”) so that any remaining payments and/or benefits shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code and the regulations thereunder); and (b) no later than two (2) days prior to the Closing Date, with respect to each individual who agrees to the waiver described in clause (a), submit to a vote of holders of the equity interests of the Company (or after the Reorganization, Newco) entitled to vote on such matters, in the manner required under Section 280G(b)(5) of the Code and the regulations promulgated thereunder, along with adequate disclosure intended to satisfy such requirements (including Q&A 7 of Section 1.280G-1 of such regulations), the right of any such “disqualified individual” to receive the Waived 280G Benefits. Prior to, and in no event later than four days prior to soliciting such waivers and approval, the Company (or after the Reorganization, Newco) shall provide drafts of such waivers and approval materials to Parent for its reasonable review and comment, and the Company (or after the Reorganization, Newco) shall consider in good faith any changes reasonably requested by Parent. No later than seven days prior to soliciting the waivers, the Company shall provide Parent with the calculations and related documentation to determine whether and to what extent the vote described in this Section 7.16 is necessary in order to avoid the imposition of Taxes under Section 4999 of the Code. Prior to the Closing Date, the Company (or after the Reorganization, Newco) shall deliver to Parent evidence that a vote of the Company Stockholders was solicited in accordance with the foregoing and whether the requisite number of votes of the Company Stockholders was obtained with respect to the Waived 280G Benefits or that the vote did not pass and the Waived 280G Benefits will not be paid or retained.

Section 7.17 Section 16 Matters. Prior to the Effective Time, Parent shall take all reasonable steps as may be required or permitted to cause any acquisition or disposition of the Parent Class A Common Stock or Parent Class B Common Stock that occurs or is deemed to occur by reason of or pursuant to the Transactions by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

Section 7.18 Board of Directors. The Parties shall use commercially reasonable efforts to ensure that the individuals listed on Schedule 7.18 of the Parent Disclosure Letter, and the additional individuals as agreed between Parent and the Company pursuant to the parameters set forth on Schedule 7.18 of the Parent Disclosure Letter, are elected and appointed as directors of Parent effective immediately after the Closing, and the identities of such individuals shall be made publicly available as promptly as practicable following the date hereof (but in any even prior to the date on which the Merger Materials are filed with the SEC in definitive form).

Section 7.19 Affiliate Matters. Prior to the Closing, the Group Companies shall terminate, or cause to be terminated, all Contracts set forth on Section 7.19 of the Company Disclosure Letter.

Section 7.20 Debt Payoff. No later than two (2) Business Days prior to the Closing Date, the Company (or after the Reorganization, Newco) shall deliver to Parent a copy of an executed payoff letter (the “Payoff Letter”) with respect to the Existing Credit Agreement, in customary form, which Payoff Letter shall (a) specify the aggregate outstanding principal amounts (including any accrued interest and/or fees to be paid in kind), all accrued and unpaid interest, all outstanding fees and all other amounts owing (including breakage costs, prepayment or redemption penalties or premiums) that constitute the payoff amounts under the Existing Credit Agreement (the “Payoff Amount”) and (b) acknowledge that upon receipt of the applicable Payoff Amount, (i) the Existing Credit Agreement and its related instruments evidencing the Indebtedness under the Existing Credit Agreement (including any guarantees and collateral documents) shall be terminated or satisfied and discharged, (ii) all guarantees in connection therewith relating to the borrowings or obligations under the Existing Credit Agreement shall be automatically released and terminated and (iii) all of the Liens securing the borrowings or obligations under the Existing Credit Agreement shall be automatically released and terminated and that the Company (or after the Reorganization, Newco) or its designee is authorized to make all necessary or appropriate Lien termination and/or release filings. The Company (or after the Reorganization, Newco) shall use reasonable best efforts to facilitate the termination and/or release, in connection with such repayment, of any guarantees and Liens securing the Payoff Amount.

Section 7.21 Release.

(a) Effective upon and following the Closing, Parent, on its own behalf and on behalf of its respective Affiliates and Representatives, generally, irrevocably, unconditionally and completely releases and forever discharges each holder of Company Interests, each of their respective Affiliates and each of their and their respective Affiliates’ respective Released Related Parties, and each of their respective successors and assigns and each of their respective Released Related Parties (collectively, the “Company Released Parties”) from all disputes, claims, losses, controversies, demands, rights, liabilities, actions and causes of action of every kind and nature, whether known or unknown, arising from any matter concerning any Group Company occurring prior to the Closing Date (other than as contemplated by this Agreement), including for controlling equityholder liability or breach of any fiduciary duty relating to any pre-Closing actions or failures to act by the Company Released Parties; provided, however, that nothing in this Section 7.21 shall release any Company Released Parties from: (i) their obligations under this Agreement or the other Transaction Agreements; or (ii) as applicable, any disputes, claims, losses, controversies, demands, rights, liabilities, breaches of fiduciary duty, actions and causes of action arising out of such Company Released Party’s employment by any Group Company.

(b) Effective upon and following the Closing, each holder of Company Interests, on its own behalf and on behalf of each of its Affiliates and Representatives, generally, irrevocably, unconditionally and completely releases and forever discharges Parent and each Group Company, each of their respective Affiliates and each of their and their respective Affiliates’ respective Released Related Parties, and each of their respective successors and assigns and each of their respective Released Related Parties (collectively, the “Parent Released Parties”) from all disputes, claims, losses, controversies, demands, rights, liabilities, actions and causes of action of every kind and nature, whether known or unknown, arising from any matter concerning any Group Company occurring prior to the Closing Date (other than as contemplated by this Agreement, including with respect to Section 7.15); provided, however, that nothing in this Section 7.21 shall release the Parent Released Parties from their obligations: (i) under this Agreement or the other Transaction Agreements or (ii) with respect to any salary, bonuses, vacation pay or employee benefits accrued pursuant to a Company Benefit Plan in effect as of the date of this Agreement or any expense reimbursement pursuant to a policy of the Group Companies in effect as of the date of this Agreement and consistent with past practice.

Section 7.22 PIPE Investment.

(a) Unless otherwise approved in writing by the Company (or after the Reorganization, Newco), Parent shall not permit any material amendment or material modification to be made to, or any material waiver (in whole or in part) of, any provision or remedy under, or consent to the termination or replacement of, any of the Subscription Agreements in a manner adverse to the Company (and after the Reorganization, Newco). Parent shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Subscription Agreements and to: (i) satisfy in all material respects on a timely basis all conditions and covenants applicable to Parent in the Subscription Agreements and otherwise comply with its obligations thereunder, (ii) in the event that all conditions to the applicable PIPE Investor’s obligation to fund in the Subscription Agreements (other than conditions that Parent or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate transactions contemplated by the Subscription Agreements at or prior to Closing; and (iii) enforce its rights under the applicable Subscription Agreement in the event that all conditions to the PIPE Investor’s obligation to fund in the Subscription Agreements (other than conditions that Parent or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, to cause the applicable PIPE Investors to pay to (or as directed by) Parent the applicable portion of the PIPE Investment Amount, as applicable, set forth in the Subscription Agreements in accordance with their terms.

(b) Without limiting the generality of the foregoing, Parent shall give the Company (or after the Reorganization, Newco) prompt written notice: (i) of any material amendment to any Subscription Agreement (other than as a result of any assignments or transfers contemplated therein or otherwise permitted thereby); (ii) of any material breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any material breach or default) by any PIPE Investor known to Parent; (iii) of the receipt of any written notice or other written communication from any PIPE Investor with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, material breach, material default, termination or repudiation by any PIPE Investor under the applicable Subscription Agreement; and (iv) if Parent does not reasonably expect to receive all or any portion of the PIPE Investment Amount on the terms or in the manner contemplated by the Subscription Agreements.

Section 7.23 Employee Matters.

(a) Parent shall or shall cause the Surviving Entity to provide, until at least the 12-month anniversary following the Effective Time, the employees of the Company (and after the Reorganization, Newco) and the Company Subsidiaries who remain employed immediately after the Effective Time (the “Continuing Employees”) with (i) a base salary or wage rate to each Continuing Employee that is no less favorable than the base salary or wage rate provided immediately prior to the Effective Time; (ii) an annual cash incentive compensation opportunity (excluding equity-based compensation) to each Continuing Employee that is no less favorable than the annual cash incentive compensation opportunity provided immediately prior to the Effective Time; and (iii) employee benefits (including severance) to each Continuing Employee that are substantially comparable in the aggregate to the employee benefits (including severance) provided immediately prior to the Effective Time.

(b) Parent shall or shall cause the Surviving Entity to (i) provide the Continuing Employees with credit for purposes of eligibility to participate, vesting and determining the level of benefits (but not for accrual of pension benefits), as applicable, under any employee benefit plan, program or arrangement established or maintained by the Surviving Entity or any of its subsidiaries for years of service prior to the Effective Time with the Company (and after the Reorganization, Newco) or any Company Subsidiary; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit; and (ii) use reasonable best efforts to cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under each of the employee benefit plans established or maintained by the Surviving Entity or any of its subsidiaries that cover the Continuing Employees or their dependents, and cause any eligible expenses incurred by any Continuing Employee and his or her covered dependents, during the portion of the plan year in which the Closing occurs, under the analogous health and welfare benefit plans of the Company (and after the Reorganization, Newco) and the Company Subsidiaries to be taken into account under those health and welfare benefit plans in which such Continuing Employee participates subsequent to the Closing Date for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year.

(c) The provisions of this Section 7.23 are solely for the benefit of the Parties, and nothing contained in this Agreement, express or implied, shall confer upon any Continuing Employee or legal representative or beneficiary or dependent thereof, or any other person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, whether as a third-party beneficiary or otherwise, including, without limitation, any right to employment or continued employment for any specified period, or level of compensation or benefits. Nothing contained in this Agreement, express or implied, shall constitute an amendment or modification of any employee benefit plan of the Company (or after the Reorganization, Newco) or shall require the Company (or after the Reorganization, Newco), Parent, the Surviving Corporation and each of their subsidiaries to continue any Company Benefit Plan or other employee benefit arrangements, or prevent their amendment, modification or termination.

Section 7.24 Sponsor Agreement. Unless otherwise approved in writing by the Company (or after the Reorganization, Newco), Parent shall not make any material amendment or material modification to, or any material waiver (in whole or in part) of, any provision or remedy under, or consent to the termination or replacement of, the Sponsor Agreement.

Section 7.25 Financial Information. The Company (and after the Reorganization, Newco) shall use reasonable best efforts to provide to Parent, as promptly as practicable after the date of this Agreement, (a) audited consolidated balance sheets as of December 31, 2019 and 2018 and consolidated statements of operations, consolidated statements of changes in stockholders’ deficit and consolidated statements of cash flows of the Company and its Subsidiaries and Affiliates for the years ended December 31, 2019 and 2018 together with the auditor’s reports thereon, in each case, prepared in accordance with GAAP and Regulation S-X and audited in accordance with the auditing standards of the Public Company Accounting Oversight Board and (b) unaudited financial statements, including consolidated balance sheets and consolidated statements of operations, consolidated statements of changes in stockholders’ deficit and consolidated statements of cash flows of the Company and its Subsidiaries and Affiliates as of and for the six-month periods ended June 30, 2020 and 2019, in each case, prepared in accordance with GAAP and Regulation S-X.

Section 7.26 Reorganization Transaction.

(a) Subject to Section 7.26(c), prior to the Closing Date, the Company shall have the right, but not the obligation, to consummate the following transactions, to be effective no later than two (2) Business Days prior to the Closing Date, in the following order (collectively, the “Reorganization”): (i) a Delaware corporation shall be created (“Newco”) with substantially identical Charter Documents to the Company’s Charter Documents, which will create a direct, wholly owned Subsidiary (“Newco Merger Sub”), (ii) Newco Merger Sub shall be merged with and into the Company, following which the separate corporate existence of Newco Merger Sub shall cease and the Company will continue as the surviving corporation after such merger and as a direct, wholly owned Subsidiary of Newco, (iii) pursuant to the foregoing merger, the Company Stockholders, holders of Company Warrants and holders of Company Options shall exchange their respective equity interests in the Company for the same equity interests of Newco, such that immediately thereafter the Company Stockholders, holders of Company Warrants and holders of Company Options shall collectively own one hundred percent (100%) of the equity interests of Newco in the same proportions as their prior ownership of the Company as of the date of hereof, and Newco shall own one hundred percent (100%) of the issued and outstanding shares of capital stock of the Company (and Newco shall assume or implement any related arrangements expressly required to effectuate the foregoing, including the assumption of the Company’s 2014 Equity Incentive Plan and any outstanding awards thereunder) and (iv) the Company shall convert into a Delaware limited liability company by filing a certificate of conversion with the Secretary of State of the State of Delaware, pursuant to the applicable provisions of the DGCL and the DLLCA, and no election will be made to treat such limited liability company as a corporation for income Tax purposes. The Company acknowledges and agrees that the Reorganization described in clauses (i) through (iv) above is intended to qualify as a “reorganization” pursuant to Section 368(a)(1)(F) of the Code and the Treasury Regulations promulgated thereunder and the Company shall file all required income Tax returns and related returns and reports in a manner consistent with such intent unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code.

(b) In the event that the Company elects to consummate the Reorganization prior to the Closing Date, Newco shall, immediately following the consummation of the Reorganization, become a party to this Agreement pursuant to a joinder agreement to be mutually agreed between the Parties and shall thereafter assume the rights and obligations set forth herein as a direct Party hereto. Upon execution of such joinder agreement, (i) Newco shall be deemed to have made each of the representations and warranties set forth in ARTICLE IV on behalf of itself and, for the period of time prior to the Reorganization, the Company, and (ii) Newco shall be deemed to have agreed to the covenants set forth in this Agreement applicable to the Company as if such covenants were applicable to Newco.

(c) In the event the Company elects to consummate the Reorganization, the Parties must agree, prior to such consummation, on the form and substance of all resolutions, consents, filings and other documents to effectuate the Reorganization, and any changes to the Reorganization or such resolutions, consents, filings and other documents shall be subject to Parent’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

ARTICLE VIII.
CONDITIONS TO THE TRANSACTION

Section 8.1 Conditions to Obligations of Each Party’s Obligations. The respective obligations of each Party to this Agreement to effect the Mergers and the other Transactions shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a) The Stockholder Written Consent, constituting the Requisite Company Stockholder Approval, shall have been delivered to Parent.

(b) At the Parent Special Meeting (including any adjournments thereof permitted by Section 7.5(a)), the Requisite Parent Stockholder Approval shall have been obtained.

(c) Parent shall have at least $5,000,001 of net tangible assets following the exercise by the holders of Parent Class A Common Stock issued in Parent’s initial public offering of securities and outstanding immediately before the Closing of their right to convert their Parent Class A Common Stock held by them into a pro rata share of the Trust Account in accordance with Parent’s Charter Documents.

(d) All applicable waiting periods (and any extensions thereof) under the HSR Act will have expired or otherwise been terminated, and the Parties will have received or have been deemed to have received all other necessary pre-Closing authorizations, consents, clearances, waivers and approvals of all Governmental Entities set forth on Schedule 8.1(d) of the Company Disclosure Letter in connection with the execution, delivery and performance of this Agreement and the Transactions.

(e) No provision of any applicable Law prohibiting, enjoining or making illegal the consummation of the Transactions shall be in effect and no temporary, preliminary or permanent Order enjoining or making illegal the consummation of the Transactions will be in effect.

(f) The shares of Parent Class A Common Stock to be issued in connection with the Closing shall be conditionally approved for listing upon the Closing on Nasdaq subject to any requirement to have a sufficient number of round lot holders of the Parent Class A Common Stock.

(g) The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC.

Section 8.2 Additional Conditions to Obligations of the Company. The obligations of the Company (and after the Reorganization, Newco) to consummate and effect the Mergers and the other Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company (or after the Reorganization, Newco):

(a) The Fundamental Representations of Parent shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” or any similar limitation contain herein) on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); and all other representations and warranties of Parent set forth in Article V hereof shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” or any similar limitation contained herein) on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties of Parent to be so true and correct, individually or in the aggregate, has not had and is not reasonably likely to have a Parent Material Adverse Effect.

(b) Parent, First Merger Sub and Second Merger Sub shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, in each case in all material respects.

(c) Parent shall have delivered to the Company (or after the Reorganization, Newco) a certificate, signed by an executive officer of Parent and dated as of the Closing Date, certifying as to the matters set forth in Section 8.2(a) and Section 8.2(b).

(d) No Parent Material Adverse Effect shall have occurred since the date of this Agreement and be continuing.

(e) The individuals listed on Schedule 8.2(e) of the Company Disclosure Letter shall have resigned from all of their positions and offices with Parent, First Merger Sub and Second Merger Sub.

(f) Parent shall have delivered or shall stand ready to deliver all of the certificates, instruments, Contracts and other documents specified to be delivered by it hereunder, including copies of the documents to be delivered by Parent pursuant to Section 1.3(a), duly executed by Parent, First Merger Sub and Second Merger Sub, as applicable and there shall have been no material amendment, material modification or termination of the Sponsor Agreement except as permitted pursuant to Section 7.24.

(g) Parent shall have made appropriate arrangements to have the Trust Account, less amounts paid and to be paid pursuant to Section 7.14, available to Parent for payment of the Closing Cash Payment Amount, the Company Transaction Costs and the Parent Transaction Costs at the Closing.

(h) The amount of Parent Cash, minus (x) the aggregate amount of cash proceeds that will be required to satisfy the Parent Stockholder Redemptions, if any, minus (y) the amount of the Parent Transaction Costs, to the extent not paid prior to the Closing, shall equal or exceed the Parent Minimum Cash.

Section 8.3 Additional Conditions to the Obligations of Parent, First Merger Sub and Second Merger Sub. The obligations of Parent, First Merger Sub and Second Merger Sub to consummate and effect the Mergers and the other Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a) The Fundamental Representations of the Company (and after the Reorganization, Newco) shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation contain herein) on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); and all other representations and warranties of the Company (and after the Reorganization, Newco) set forth in Article IV hereof shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation contained herein) on and as of the Closing Date as though made on and as of the date of this Agreement and on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties of the Company (and after the Reorganization, Newco) to be so true and correct, individually or in the aggregate, has not had and is not reasonably likely to have a Company Material Adverse Effect.

(b) The Company (and after the Reorganization, Newco) shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, in each case in all material respects.

(c) The Company (or after the Reorganization, Newco) shall have delivered to Parent a certificate, signed by an executive officer of the Company and dated as of the Closing Date, certifying as to the matters set forth in Section 8.3(a) and Section 8.3(b).

(d) No Company Material Adverse Effect shall have occurred since the date of this Agreement and be continuing.

(e) The individuals listed on Schedule 8.3(e) of the Parent Disclosure Letter shall have resigned from all of their positions and offices with the Company and the Company Subsidiaries.

(f) The Company (or after the Reorganization, Newco) shall have delivered, or caused to be delivered, or shall stand ready to deliver all of the certificates, instruments, Contracts and other documents specified to be delivered by it hereunder, including copies of the documents to be delivered pursuant to Section 1.3(b), duly executed.

(g) The Payoff Letters shall have been delivered to Parent and shall remain in full force and effect.

ARTICLE IX.
TERMINATION

Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of Parent and the Company (or after the Reorganization, Newco) at any time;

(b) by either Parent or the Company (or after the Reorganization, Newco) if the Transactions shall not have been consummated by January 29, 2021 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of or resulted in the failure of the Transactions to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by either Parent or the Company (or after the Reorganization, Newco) if a Governmental Entity shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions, including the Mergers, which Order or other action is final and nonappealable;

(d) by the Company (or after the Reorganization, Newco), upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of Parent, First Merger Sub or Second Merger Sub, or if any representation or warranty of Parent, First Merger Sub or Second Merger Sub shall have become untrue, in either case such that the conditions set forth in Article VIII would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, that if such breach by Parent, First Merger Sub or Second Merger Sub is curable by Parent, First Merger Sub or Second Merger Sub prior to the Closing, then the Company (or after the Reorganization, Newco) must first provide written notice of such breach and may not terminate this Agreement under this Section 9.1(d) until the earlier of: (i) thirty (30) days after delivery of written notice from the Company (or after the Reorganization, Newco) to Parent of such breach; and (ii) the Outside Date; provided, further, that each of Parent, First Merger Sub and Second Merger Sub continues to exercise commercially reasonable efforts to cure such breach (it being understood that the Company (or after the Reorganization, Newco) may not terminate this Agreement pursuant to this Section 9.1(d) if: (A) it shall have materially breached this Agreement and such breach has not been cured; or (B) if such breach by Parent, First Merger Sub or Second Merger Sub is cured during such 30-day period);

(e) by Parent, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of the Company (or after the Reorganization, Newco) or if any representation or warranty of the Company (or after the Reorganization, Newco) shall have become untrue, in either case such that the conditions set forth in Article VIII would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, that if such breach is curable by the Company (or after the Reorganization, Newco) prior to the Closing, then Parent must first provide written notice of such breach and may not terminate this Agreement under this Section 9.1(e) until the earlier of: (i) thirty (30) days after delivery of written notice from Parent to the Company (or after the Reorganization, Newco) of such breach; and (ii) the Outside Date; provided, further, that the Company (and after the Reorganization, Newco) continues to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 9.1(e) if: (A) it shall have materially breached this Agreement and such breach has not been cured; or (B) if such breach by the Company (or after the Reorganization, Newco) is cured during such 30-day period);

(f) by either Parent or the Company (or after the Reorganization, Newco), if, at the Parent Special Meeting (including any adjournments thereof), the Requisite Parent Stockholder Approval shall not have been obtained; provided, that the right to terminate this Agreement under this Section 9.1(f) shall not be available to Parent if, at the time of such termination, Parent is in breach of Section 7.5; and

(g) by Parent, in the event of a Support Agreement Failure or a Written Consent Failure.

Section 9.2 Notice of Termination; Effect of Termination.

(a) Any termination of this Agreement under Section 9.1 above will be effective immediately upon the delivery of written notice of the terminating Party to the other Parties.

(b) In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect and the Transactions shall be abandoned, except for and subject to the following: (i) Section 7.8(a) (Confidentiality), Section 7.11 (No Claim Against Trust Account), this Section 9.2, Article XI (General Provisions) and the Confidentiality Agreement shall survive the termination of this Agreement; and (ii) nothing herein shall relieve any Party from liability for any intentional breach of this Agreement or Actual Fraud.

ARTICLE X.
NO SURVIVAL

Section 10.1 No Survival. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at law or in equity) with respect thereto shall terminate at the Closing. Notwithstanding the foregoing, neither this Section 10.1 nor anything else in this Agreement to the contrary shall limit: (a) the survival of any covenant or agreement of the Parties which by its terms is required to be performed or complied with in whole or in part after the Closing, which covenants and agreements shall survive the Closing in accordance with their respective terms; or (b) any claim against any Person with respect to Actual Fraud.

ARTICLE XI.
GENERAL PROVISIONS

Section 11.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) one Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; (c) upon transmission, if sent by email (provided no “bounceback” or notice of non-delivery is received); or (d) on the fifth Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

if to Parent, First Merger Sub or Second Merger Sub, to:

Healthcare Merger Corp.

623 Fifth Avenue, 14th Floor

New York, NY 10022

Attention: Dennis Conroy; Chief Financial Officer

E-mail: conroy@mtspartners.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention: Michael J. Aiello

Email: michael.aiello@weil.com

if to the Company (or after the Reorganization, Newco), prior to the Closing, to:

Specialists On Call, Inc.

1768 Business Center Dr., Ste 100

Reston, VA 20190

Attention: Paul Ricci

E-mail: pricci@soctelemed.com

with a copy (which shall not constitute notice) to:

Orrick, Herrington & Sutcliffe LLP

1000 Marsh Road

Menlo Park, CA 94025

Attention: Peter Lamb; Hari Raman

E-mail: plamb@orrick.com; hraman@orrick.com

or to such other address or to the attention of such Person or Persons as the recipient Party has specified by prior written notice to the sending Party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

Section 11.2 Interpretation. The words “hereof,” “herein,” “hereunder,” and “hereto” and words of similar import refer to this Agreement as a whole and not to any particular section or subsection of this Agreement and reference to a particular section of this Agreement will include all subsections thereof, unless, in each case, the context otherwise requires. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The words “made available” mean, unless the context otherwise requires, that a copy of the subject documents or other materials has been provided to the party to which such information or material is to be provided or furnished no later than 9:00 a.m. ET at least two Business Days prior to the date of this Agreement, either via (a) upload to the virtual “data room” set up by the Company in connection with this Agreement or (b) delivery to such party or its legal counsel via email or hard copy form. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such entity. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity. The word “or” shall be disjunctive but not exclusive. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. References to a particular statute or regulation including all rules and regulations thereunder and any predecessor or successor statute, rule, or regulation, in each case as amended or otherwise modified from time to time. All references to currency amounts in this Agreement shall mean United States dollars.

Section 11.3 Counterparts; Electronic Delivery. This Agreement, the Transaction Agreements and each other document executed in connection with the Transactions, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery by electronic transmission to counsel for the other Parties of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence.

Section 11.4 Entire Agreement; Third Party Beneficiaries. This Agreement, the other Transaction Agreements and any other documents and instruments and agreements among the Parties as contemplated by or referred to herein, including the Exhibits and Schedules hereto: (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof; and (b) other than the rights, at and after the Effective Time, of Persons pursuant to the provisions of Section 7.15 (Directors’ and Officers’ Liability Insurance) and Section 11.14 (No Recourse) (which will be for the benefit of the Persons set forth therein), are not intended to confer upon any other Person other than the Parties any rights or remedies.

Section 11.5 Severability. In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, is held to be illegal, invalid or unenforceable under any present or future Law: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

Section 11.6 Other Remedies; Specific Performance. Except as otherwise provided herein, prior to the Closing, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each Party shall be entitled to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction and immediate injunctive relief to prevent breaches of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the Parties. Each of the Parties hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each Party hereby further agrees that in the event of any action by any other party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds. Parent acknowledges and agrees that the Company (and after the Reorganization, Newco) shall be entitled to bring an action for specific enforcement to cause Parent to seek enforcement of the provisions of the Subscription Agreements to the fullest extent permissible pursuant to such Subscription Agreements as if it were a party thereto.

Section 11.7 Governing Law. This Agreement and the consummation the Transactions, and any action, suit, dispute, controversy or claim arising out of this Agreement and the consummation of the Transactions, or the validity, interpretation, breach or termination of this Agreement and the consummation of the Transactions, shall be governed by and construed in accordance with the internal law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

Section 11.8 Consent to Jurisdiction; Waiver of Jury Trial.

(a) Each of the Parties irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware; provided, that if the Court of Chancery of Delaware declines jurisdiction or if subject matter jurisdiction over the matter that is the subject of the Legal Proceeding is vested exclusively in the U.S. federal courts, such Legal Proceeding shall be heard in, and each of the Parties irrevocably consents to the exclusive jurisdiction and venue of, the U.S. District Court for the District of Delaware; provided, further, that if the U.S. District Court for the District of Delaware declines jurisdiction or if subject matter jurisdiction over the matter that is the subject of the Legal Proceeding is vested exclusively in the Delaware state courts, such Legal Proceeding shall be heard in, and each of the Parties irrevocably consents to the exclusive jurisdiction and venue of, the Delaware state courts located in Wilmington, Delaware (together with the U.S. District Court for the District of Delaware and the Court of Chancery of the State of Delaware, the “Chosen Courts”) in connection with any matter based upon or arising out of this Agreement, the other Transaction Agreements and the consummation of the Transactions. Each Party and any Person asserting rights as a third-party beneficiary may do so only if he, she or it hereby waives, and shall not assert as a defense in any legal dispute, that: (i) such Person is not personally subject to the jurisdiction of the Chosen Courts for any reason; (ii) such Legal Proceeding may not be brought or is not maintainable in the Chosen Courts; (iii) such Person’s property is exempt or immune from execution; (iv) such Legal Proceeding is brought in an inconvenient forum; or (v) the venue of such Legal Proceeding is improper. Each Party and any Person asserting rights as a third-party beneficiary hereby agrees not to commence or prosecute any such action, claim, cause of action or suit other than before the Chosen Courts, nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit to any court other than the Chosen Courts, whether on the grounds of inconvenient forum or otherwise. Each Party hereby consents to service of process in any such proceeding in any manner permitted by laws of the State of Delaware, and further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 11.1, and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process. Notwithstanding the foregoing in this Section 11.8, any Party may commence any action, claim, cause of action or suit in a court other than the Chosen Courts solely for the purpose of enforcing an order or judgment issued by the Chosen Courts.

(b) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT, EACH OTHER TRANSACTION AGREEMENTS AND THE CONSUMMATION OF THE TRANSACTIONS, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS AND THE CONSUMMATION OF THE TRANSACTIONS. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

Section 11.9 Rules of Construction. Each of the Parties agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and each Party hereto and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

Section 11.10 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the Transactions are consummated, each Party will pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the Transaction Agreements and the consummation of the Transactions.

Section 11.11 Assignment. No Party may assign, directly or indirectly, including by operation of law, either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties. Subject to the first sentence of this Section 11.11, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 11.12 Amendment. This Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of the Parties.

Section 11.13 Extension; Waiver. At any time prior to the Closing, Parent (on behalf of itself, First Merger Sub and Second Merger Sub), on the one hand, and the Company (or after the Reorganization, Newco) (on behalf of itself and the holders of Company Interests) may, to the extent not prohibited by applicable Law: (a) extend the time for the performance of any of the obligations or other acts of the other Party; (b) waive any inaccuracies in the representations and warranties made to the other Party contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right. In the event any provision of any of the other Transaction Agreement in any way conflicts with the provisions of this Agreement (except where a provision therein expressly provides that it is intended to take precedence over this Agreement), this Agreement shall control.

Section 11.14 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, this Agreement may only be enforced against, and any Legal Proceeding for breach of this Agreement may only be made against, the entities that are expressly identified herein as Parties to this Agreement, and no Released Related Party of a Party shall have any liability for any liabilities or obligations of the Parties for any Legal Proceeding (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any oral representations made or alleged to be made in connection herewith. No Party shall have any right of recovery in respect hereof against any Released Related Party of a Party and no personal liability shall attach to any Released Related Party of a Party through such Party, whether by or through attempted piercing of the corporate veil, by the enforcement of any judgment, fine or penalty or by virtue of any Law or otherwise. The provisions of this Section 11.14 are intended to be for the benefit of, and enforceable by the Released Related Parties of the Parties and each such Person shall be a third-party beneficiary of this Section 11.14. This Section 11.14 shall be binding on all successors and assigns of Parties.

Section 11.15 Legal Representation. Parent hereby agrees on behalf of its directors, members, partners, officers, employees and Affiliates (including after the Closing, the Company and after the Reorganization, Newco), and each of their respective successors and assigns (all such parties, the “Waiving Parties”), that Orrick, Herrington & Sutcliffe LLP (or any successor) may represent the holders of Company Interests or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Company or after the Reorganization, Newco) (collectively, the “Waiving Party Group”), in each case, in connection with any Legal Proceeding or obligation arising out of or relating to this Agreement, any Transaction Agreement or the Transactions, notwithstanding its representation (or any continued representation) of the Group Companies or other Waiving Parties, and each of Parent and the Company (and after the Reorganization, Newco) on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. Parent and the Company (and after the Reorganization, Newco) acknowledge that the foregoing provision applies whether or not Orrick, Herrington & Sutcliffe LLP provides legal services to any Group Companies after the Closing Date. Each of Parent and the Company (and after the Reorganization, Newco), for itself and the Waiving Parties, hereby further irrevocably acknowledges and agrees that all communications, written or oral, between any Group Company or any member of the Waiving Party Group and its counsel, including Orrick, Herrington & Sutcliffe LLP, made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to, this Agreement, any Transaction Agreements or the Transactions, or any matter relating to any of the foregoing, are privileged communications that do not pass to the Company (or after the Reorganization, Newco) notwithstanding the Mergers, and instead survive, remain with and are controlled by the Waiving Party Group (the “Privileged Communications”), without any waiver thereof. Parent and the Company (or after the Reorganization, Newco), together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Privileged Communications, whether located in the records or email server of the Company (or after the Reorganization, Newco) or otherwise (including in the knowledge of the officers and employees of the Company (or after the Reorganization, Newco)), in any Legal Proceeding against or involving any of the Parties after the Closing or in any way adverse to the Company (or after the Reorganization, Newco), and Parent and the Company (and after the Reorganization, Newco) agree not to assert that any privilege has been waived as to the Privileged Communications, whether located in the records or email server of the Company (or after the Reorganization, Newco) or otherwise (including in the knowledge of the officers and employees of the Company (or after the Reorganization, Newco)).

Section 11.16 Disclosure Letters and Exhibits. The Company Disclosure Letter and Parent Disclosure Letter shall each be arranged in separate parts corresponding to the numbered and lettered sections and subsections in this Agreement, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular provision set forth in the corresponding numbered or lettered Section or subsection of this Agreement, except to the extent that: (a) such information is cross-referenced in another part of the Company Disclosure Letter or Parent Disclosure Letter, as applicable; or (b) it is reasonably apparent on the face of the disclosure (without any independent knowledge on the part of the reader regarding the matter disclosed) that such information qualifies another provision in this Agreement. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Company Disclosure Letter and Parent Disclosure Letter is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Company Disclosure Letter or Parent Disclosure Letter in any dispute or controversy between the Parties as to whether any obligation, item, or matter not described herein or included in Company Disclosure Letter or the Parent Disclosure Letter is or is not material for purposes of this Agreement. The inclusion of any item in the Company Disclosure Letter or Parent Disclosure Letter shall not be deemed to constitute an acknowledgment by the Company (or after the Reorganization, Newco) or Parent, as applicable, that the matter is required to be disclosed by the terms of this Agreement, nor shall such disclosure in and of itself be deemed (a) an admission of any breach or violation of any Contract or Law, (b) an admission of any liability or obligation to any third party, or (c) to establish a standard of materiality. The disclosure of any items or information that is not required by this Agreement to be so included is solely for informational purposes and the convenience of Parent, First Merger Sub and Second Merger Sub or the Company (or after the Reorganization, Newco), as applicable. In addition, under no circumstances shall the disclosure of any matter in this Company Disclosure Letter or Parent Disclosure Letter, where a representation or warranty of the Company (or after the Reorganization, Newco) or Parent, as applicable, is limited or qualified by the materiality of the matters to which the representation or warranty is given or by Company Material Adverse Effect or Parent Material Adverse Effect, imply that any other undisclosed matter having a greater value or other significance is material or would have a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

HEALTHCARE MERGER CORP.

By:	/s/ Dennis Conroy
Name:	Dennis Conroy
Title:	Chief Financial Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

SABRE MERGER SUB I, INC.

By:	/s/ Dennis Conroy
Name:	Dennis Conroy
Title:	Secretary and Treasurer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

SABRE MERGER SUB II, LLC

By:	/s/ Dennis Conroy
Name:	Dennis Conroy
Title:	Authorized Person

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

SPECIALISTS ON CALL, INC.

By:	/s/ Paul Ricci
Name:	Paul Ricci
Title:	Interim Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

Schedule A

DEFINED TERMS

Section 1.1. Defined Terms. Terms defined in this Agreement are organized alphabetically as follows, together with the Section and, where applicable, paragraph, number in which definition of each such term is located:

“A&R Registration Rights Agreement”	Recitals
“Actual Fraud”	Schedule A, Section 1.2
“Affiliate”	Schedule A, Section 1.2
“Affiliated PCs”	Schedule A, Section 1.2
“Agreement”	Preamble
“Antitrust Laws”	Schedule A, Section 1.2
“Applicable Charter Documents”	Schedule A, Section 1.2
“Base Value”	Schedule A, Section 1.2
“Business Combination”	Schedule A, Section 1.2
“Business Day”	Schedule A, Section 1.2
“CARES Act”	Schedule A, Section 1.2
“Cash and Cash Equivalents”	Schedule A, Section 1.2
“Certificate”	Section 2.7(a)
“Certificates of Merger”	Section 1.4(d)
“CHAMPVA”	Schedule A, Section 1.2
“Change of Control”	Schedule A, Section 1.2
“Charter Documents”	Section 4.1
“Chosen Courts”	Section 11.8(a)
“Closing”	Section 1.1
“Closing Cash Payment Amount”	Schedule A, Section 1.2
“Closing Date”	Section 1.1
“Closing Form 8-K”	Section 7.7(c)
“Closing Indebtedness Amount”	Schedule A, Section 1.2
“Closing Number of Securities”	Schedule A, Section 1.2
“Closing Press Release”	Section 7.7(c)
“Closing Securities Payment Amount”	Schedule A, Section 1.2
“Code”	Schedule A, Section 1.2
“Common Share Price”	Schedule A, Section 1.2
“Communications Plan”	Section 7.8(b)

“Company Acquisition Proposal”	Schedule A, Section 1.2
“Company Acquisition Transaction”	Schedule A, Section 1.2
“Company”	Preamble
“Company Benefit Plans”	Section 4.11(a)
“Company Cash”	Schedule A, Section 1.2
“Company Change in Recommendation”	Section 7.4(b)
“Company Closing Statement”	Section 1.2(b)
“Company Common Stock”	Schedule A, Section 1.2
“Company Disclosure Letter”	Article IV, Preamble
“Company Interests”	Schedule A, Section 1.2
“Company IT Systems”	Schedule A, Section 1.2
“Company Material Adverse Effect”	Schedule A, Section 1.2
“Company Material Contract”	Section 4.19(a)
“Company Options”	Schedule A, Section 1.2
“Company Preferred Stock”	Schedule A, Section 1.2
“Company Real Property Leases”	Section 4.13(b)
“Company Recommendation”	Section 4.4(b)
“Company Released Parties”	Section 7.21(a)
“Company Series H Preferred Stock”	Schedule A, Section 1.2
“Company Series I Preferred Stock”	Schedule A, Section 1.2
“Company Series J Preferred Stock”	Schedule A, Section 1.2
“Company Stock”	Schedule A, Section 1.2
“Company Stockholder”	Schedule A, Section 1.2
“Company Subsidiaries”	Section 4.2(a)
“Company Transaction Costs”	Schedule A, Section 1.2
“Company Warrants”	Schedule A, Section 1.2
“Confidentiality Agreement”	Schedule A, Section 1.2
“Consent Solicitation Statement”	Section 7.3(b)
“Continuing Employees”	Section 7.2(a)
“Contract”	Schedule A, Section 1.2
“Copyrights”	Schedule A, Section 1.2 (Definition of “Intellectual Property”)
“D&O Indemnified Party”	Section 7.15(a)
“D&O Tail”	Section 7.15(b)
“DGCL”	Recitals

“Dissenting Shares”	Section 2.11(a)
“DLLCA”	Recitals
“Earnout Period”	Schedule A, Section 1.2
“Effective Time”	Section 2.1
“Environmental Law”	Schedule A, Section 1.2
“ERISA”	Schedule A, Section 1.2
“ERISA Affiliate”	Schedule A, Section 1.2
“Exchange Act”	Schedule A, Section 1.2
“Exchange Agent”	Section 2.9(b)
“Exchange Ratio”	Section 2.7(d)
“Exchange Fund”	Section 2.9(c)
“Exchanged Option”	Section 2.7(d)
“Excluded Shares”	Section 2.7(g)
“Existing Credit Agreement”	Schedule A, Section 1.2
“Federal Healthcare Program”	Schedule A, Section 1.2
“Financial Derivative/Hedging Arrangement”	Schedule A, Section 1.2
“Financial Statements”	Section 4.7(a)
“First Certificate of Merger”	Section 1.4(c)
“First Merger”	Recitals
“First Merger Sub”	Preamble
“First Merger Sub Common Stock”	Section 5.3(b)
“Fundamental Representations”	Schedule A, Section 1.2
“GAAP”	Schedule A, Section 1.2
“Governmental Entity”	Schedule A, Section 1.2
“Group Companies”	Schedule A, Section 1.2
“Group Companies’ Privacy Notices”	Section 4.18(a)
“Hazardous Material”	Schedule A, Section 1.2
“Healthcare Laws”	Schedule A, Section 1.2
“Healthcare Permits”	Schedule A, Section 1.2
“Healthcare Professionals”	Schedule A, Section 1.2
“HIPAA”	Schedule A, Section 1.2
“HIPAA and Other Privacy Laws”	Schedule A, Section 1.2
“HSR Act”	Schedule A, Section 1.2
“Incentive Plan”	Section 7.3(b)

“Indebtedness”	Schedule A, Section 1.2
“Insider”	Section 4.21
“Insurance Policies”	Section 4.20
“Intellectual Property”	Schedule A, Section 1.2
“Interim Financial Statements”	Section 4.7(a)
“Investor Rights Agreement”	Recitals
“IP License”	Schedule A, Section 1.2
“Knowledge”	Schedule A, Section 1.2
“Law”	Schedule A, Section 1.2
“Leased Real Property”	Section 4.13(b)
“Legal Proceeding”	Schedule A, Section 1.2
“Letter of Transmittal”	Section 2.9(d)
“Licensed Intellectual Property”	Schedule A, Section 1.2
“Lien”	Schedule A, Section 1.2
“Managed Services Agreements”	Schedule A, Section 1.2
“Material Permits”	Section 4.6(b)
“Medicaid”	Schedule A, Section 1.2
“Medicare”	Schedule A, Section 1.2
“Merger Consideration”	Schedule A, Section 1.2
“Merger Materials”	Section 7.3(c)
“Mergers”	Recitals
“Nasdaq”	Section 5.12
“Newco”	Section 7.26
“Newco Merger Sub”	Section 7.26
“OFAC”	Schedule A, Section 1.2
“Open Source Software”	Schedule A, Section 1.2
“Option Termination Agreement”	Section 2.9(e)
“Order”	Schedule A, Section 1.2
“Outside Date”	Section 9.1(b)
“Owned Intellectual Property”	Schedule A, Section 1.2
“Owned Real Property”	Section 4.13(a)
“Parent”	Preamble
“Parent A&R Charter”	Recitals
“Parent Acquisition Proposal”	Schedule A, Section 1.2

“Parent Acquisition Transaction”	Schedule A, Section 1.2
“Parent Cash”	Schedule A, Section 1.2
“Parent Change in Recommendation”	Section 7.5(b)
“Parent Class A Common Stock”	Section 5.3(a)
“Parent Class B Common Stock”	Section 5.3(a)
“Parent Closing Statement”	Section 1.2(a)
“Parent Disclosure Letter”	Article V
“Parent Material Adverse Effect”	Schedule A, Section 1.2
“Parent Material Contracts”	Section 5.11
“Parent Minimum Cash”	Schedule A, Section 1.2
“Parent Preferred Stock”	Section 5.3(a)
“Parent Proxy Statement”	Section 7.3(b)
“Parent Recommendation”	Recitals
“Parent Released Parties”	Section 7.21(b)
“Parent SEC Reports”	Section 5.7(a)
“Parent Shares”	Section 5.3(a)
“Parent Special Meeting”	Section 7.5
“Parent Stockholder Matters”	Section 7.3(b)
“Parent Stockholder Redemptions”	Section 7.3(b)
“Parent Transaction Costs”	Schedule A, Section 1.2
“Parent Units”	Schedule A, Section 1.2
“Parent Warrants”	Section 5.3(a)
“Parties”	Preamble
“Patents”	Schedule A, Section 1.2 (Definition of “Intellectual Property”)
“Payoff Amount”	Section 7.20
“Payoff Letter”	Section 7.20
“Permit”	Schedule A, Section 1.2
“Permitted Lien”	Schedule A, Section 1.2
“Person”	Schedule A, Section 1.2
“Personal Information”	Schedule A, Section 1.2
“PIPE Investment”	Recitals
“PIPE Investment Amount”	Section 5.13
“PIPE Investors”	Recitals
“Prior Financial Statements”	Section 4.7(a)

“Privacy Laws”	Schedule A, Section 1.2
“Private Placement Units”	Schedule A, Section 1.2
“Private Placement Warrants”	Section 5.3(a)
“Privileged Communications”	Section 11.15
“Public Warrants”	Section 5.3(a)
“Redemption Price”	Schedule A, Section 1.2
“Registration Statement”	Section 7.3(b)
“Released Claims”	Section 7.11
“Released Related Parties”	Schedule A, Section 1.2
“Remedies Exception”	Section 4.4(a)
“Reorganization”	Section 7.26
“Representatives”	Schedule A, Section 1.2
“Requisite Company Stockholder Approval”	Section 7.3(b)
“Requisite Parent Stockholder Approval”	Section 7.3(b)
“Restricted Cash”	Schedule A, Section 1.2
“Retention Award Summary”	Section 4.11(b)
“Scheduled Intellectual Property”	Section 4.17(a)
“SEC”	Schedule A, Section 1.2
“Second Certificate of Merger”	Section 1.4(d)
“Second Effective Time”	Section 2.1
“Second Merger”	Recitals
“Second Merger Sub”	Preamble
“Securities Act”	Schedule A, Section 1.2
“Software”	Schedule A, Section 1.2
“Specified Business Conduct Laws”	Schedule A, Section 1.2
“Sponsor”	Schedule A, Section 1.2
“Sponsor Agreement”	Recitals
“Sponsor Contingent Closing Shares”	Schedule A, Section 1.2
“Sponsor Earnout Shares”	Section 3.1
“Stockholder Written Consent”	Section 7.4
“Straddle Period”	Schedule A, Section 1.2
“Subscription Agreements”	Section 5.13
“Subsidiary”	Schedule A, Section 1.2
“Support Agreement Failure”	Section 7.3(a)

“Surrender Documentation”	Section 2.9(d)
“Surviving Corporation”	Recitals
“Surviving Entity”	Recitals
“Tax” or “Taxes”	Schedule A, Section 1.2
“Tax Liability Amount”	Schedule A, Section 1.2
“Tax Return”	Schedule A, Section 1.2
“Third Party Payor Programs”	Schedule A, Section 1.2
“Third Party Payors”	Schedule A, Section 1.2 (Definition of “Third Party Payor Programs”)
“Trademarks”	Schedule A, Section 1.2 (Definition of “Intellectual Property”)
“Trade Secrets”	Schedule A, Section 1.2 (Definition of “Intellectual Property”)
“Transaction Agreements”	Schedule A, Section 1.2
“Transactions”	Schedule A, Section 1.2
“Treasury Regulations”	Schedule A, Section 1.2
“TRICARE”	Schedule A, Section 1.2
“Triggering Event I”	Schedule A, Section 1.2
“Triggering Event II”	Schedule A, Section 1.2
“Triggering Events”	Schedule A, Section 1.2
“Trust Account”	Section 5.14(a)
“Trust Agreement”	Section 5.14(a)
“Trust Termination Letter”	Section 7.9
“Trustee”	Section 5.14(a)
“Waived 280G Benefits”	Section 7.16
“Waiving Parties”	Section 11.15
“Waiving Party Group”	Section 11.15
“WARN”	Section 4.12(e)
“Warrant Surrender Agreement”	Section 2.9(e)
“Written Consent Failure”	Section 7.4
“Written Consent Party”	Recitals

Section 1.2. Additional Terms. For purposes of this Agreement, the following capitalized terms have the following meanings:

“Actual Fraud” shall mean with respect to a Party to this Agreement, an actual and intentional fraud with respect to the making of the representations and warranties pursuant to Article IV or Article V (as applicable), provided, that such actual and intentional fraud of such Person shall only be deemed to exist if any of the individuals included on Schedule 1.2 of the Company Disclosure Letter (in the case of the Company) or Section 1.2 of the Parent Disclosure Letter (in the case of Parent) had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by such Person pursuant to, in the case of the Company, Article IV as qualified by the Company Disclosure Letter, or, in the case of Parent, Article V as qualified by the Parent Disclosure Letter, were actually breached when made, with the express intention that a Party to this Agreement rely thereon to its detriment.

“Affiliate” shall mean, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, in no event shall any investment fund or portfolio company controlling or under common control with, the Written Consent Party be considered an Affiliate of the Company (and after the Reorganization, Newco) or Parent.

“Affiliated PCs” shall mean each of Tele-Physicians, P.A., Tele-Physicians, P.C. (NJ), Tele-Physicians, P.C. (CA), Tele-Physicians, P.C. (GA), JSA Health Texas, PLLC and JSA Health California, PC.

“Antitrust Laws” shall mean the HSR Act and any federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or the significant impediment of effective competition, including merger control procedures.

“Applicable Charter Documents” means the Charter Documents of the Company, or, after the Reorganization, the Charter Documents of Newco.

“Base Value” shall mean an amount equal to $650,000,000.

“Business Combination” has the meaning ascribed to such term is defined in Article II of Parent’s Amended and Restated Certificate of Incorporation dated December 19, 2019.

“Business Day” shall mean any day other than a Saturday, a Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“CARES Act” shall mean the Coronavirus Aid, Relief, and Economic Security Act (as may be amended or modified).

“Cash and Cash Equivalents” shall mean the cash and cash equivalents, including checks, money orders, marketable securities, short-term instruments, negotiable instruments, funds in time and demand deposits or similar accounts on hand, in lock boxes, in financial institutions or elsewhere, together with all accrued but unpaid interest thereon, and all bank, brokerage or other similar accounts. For the avoidance of doubt: (a) Cash and Cash Equivalents shall be determined in accordance with GAAP using the accounting principles, methodologies and policies of the Group Companies or Parent, as applicable, consistent with past practice; and (b) the amount of Cash and Cash Equivalents as of any given time shall: (i) be decreased by any Restricted Cash and any checks, drafts and wires issued as of such time that have not yet cleared and (ii) with respect to the Group Companies, exclude any Cash and Cash Equivalents held by the Affiliated PCs that the Affiliated PCs are not contractually bound to distribute to the Company (or after the Reorganization, Newco) or any of its wholly owned Subsidiaries within sixty (60) days of the date or time of determination.

“CHAMPVA” shall mean, collectively, the Civilian Health and Medical Program of the Department of Veterans Affairs, and all Laws, rules, regulations, manuals, orders, guidelines or requirements (whether or not having the force of law) pertaining to such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Change of Control” shall mean any transaction or series of transactions (a) following which a Person or “group” (as defined in the Exchange Act) of Persons (other than Parent, the Surviving Entity or any of their respective Subsidiaries), has direct or indirect beneficial ownership of securities (or rights convertible or exchangeable into securities) representing fifty percent (50%) or more of the voting power of or economic rights or interests in Parent, the Surviving Entity or any of their respective Subsidiaries, (b) constituting a merger, consolidation, reorganization or other business combination, however effected, following which any Person or “group” (as defined in the Exchange Act) of Persons (other than Parent, the Surviving Entity or any of their respective Subsidiaries) has direct or indirect beneficial ownership of securities (or rights convertible or exchangeable into securities) representing fifty percent (50%) or more of the voting power of or economic rights or interests in Parent, the Surviving Entity, any of their respective Subsidiaries or the surviving Person after such combination or (c) the result of which is a sale of all or substantially all of the assets of Parent or the Surviving Entity to any Person.

“Closing Cash Payment Amount” shall mean an amount (but not below zero) equal to: (a) Parent Cash as of the Closing, plus (b) Company Cash as of the Closing, minus (c) the aggregate amount of cash proceeds that will be required to satisfy the Parent Stockholder Redemptions, if any, minus (d) amount of the Parent Transaction Costs, to the extent not paid prior to the Closing, minus (e) the amount of the Company Transaction Costs, to the extent not paid prior to the Closing, minus (f) the Closing Indebtedness Amount, minus (g) $45,000,000.

“Closing Indebtedness Amount” shall mean (a) the aggregate outstanding principal amounts (including any accrued interest and/or fees to be paid in kind), all accrued and unpaid interest, all outstanding fees and all other amounts owing that constitute the payoff amounts (including any prepayment fees or penalties, if applicable) with respect to the Indebtedness for borrowed money of the Group Companies as of the Closing; plus (b) an amount equal to the positive difference, if any, between (i) the Tax Liability Amount minus (ii) $1,000,000.

“Closing Number of Securities” shall mean the shares of Parent Class A Common Stock issued to the holders of Company Interests as part of the Merger Consideration, which shall be a number of shares of Parent Class A Common Stock equal to an amount equal to the quotient of the Closing Securities Payment Amount divided by the Redemption Price.

“Closing Securities Payment Amount” shall mean an amount equal to: (a) the Merger Consideration; minus (b) the Closing Cash Payment Amount.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Share Price” shall mean the share price (beginning on the first trading day after the Closing Date) equal to the volume-weighted average closing sale price of one share of Parent Class A Common Stock as reported on Nasdaq (or the exchange on which the shares of Parent Class A Common Stock are then listed) for a period of at least twenty (20) days out of thirty (30) consecutive trading days ending on the trading day immediately prior to the date of determination (as adjusted as appropriate to reflect any stock splits, reverse stock splits, stock dividends (including any dividend or distribution of securities convertible into Parent Class A Common Stock), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction with respect to Parent Class A Common Stock).

“Company Acquisition Proposal” shall mean any offer, indication of interest or proposal (other than an offer or proposal made or submitted by or on behalf of Parent or any of its Subsidiaries) contemplating or otherwise relating to any Company Acquisition Transaction.

“Company Acquisition Transaction” shall mean any transaction or series of related transactions (other than the Transactions) involving:

(a) any merger, consolidation, amalgamation, share exchange, business combination, joint venture, reorganization or other similar transaction involving the Company (or after the Reorganization, Newco);

(b) any transaction (i) in which any Person or “group” (as defined in the Exchange Act and the rules thereunder) of Persons acquires beneficial or record ownership of securities (or instruments convertible into or exercisable or exchangeable for, such securities) representing 25% or more of the outstanding voting power of the Company (or after the Reorganization, Newco); or (ii) in which any Group Company issues securities (or instruments convertible into or exercisable or exchangeable for, such securities) representing 25% or more of the outstanding voting power of the Company (or after the Reorganization, Newco) (after giving effect to such transaction);

(c) any sale, exchange, transfer, acquisition or disposition of 25% or more of the consolidated assets (including equity securities of Subsidiaries of the Company) of the Group Companies, taken as a whole, or of any business or businesses (or the assets of any business or businesses, including equity securities of any Subsidiaries of the Company) that constitute or account for 25% or more of the consolidated net revenues or net income of the Group Companies, taken as a whole;

(d) any tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in the Exchange Act and the rules thereunder) of Persons acquiring beneficial or record ownership of securities (or instruments convertible into or exercisable or exchangeable for such securities) representing 25% or more of the outstanding voting power of the Company (or after the Reorganization, Newco); or

(e) any combination of the foregoing types of transaction if the sum of the percentage of the voting power of the Company (or after the Reorganization, Newco) or of the consolidated net revenues, net income or assets of the Group Companies, taken as a whole, involved is 25% or more.

“Company Cash” shall mean, as of the date or time of determination, an amount equal to all Cash and Cash Equivalents of the Group Companies.

“Company Common Stock” shall mean the shares of Common Stock, par value $0.001 per share, of the Company; provided, that following the Reorganization, “Company Common Stock” shall mean the equivalent respective equity interests of Newco exchanged by holders of Company Common Stock pursuant to Section 7.26(a).

“Company Interests” shall mean the Company Stock, Company Options and Company Warrants.

“Company IT Systems” shall mean all computer systems, software, firmware, hardware, networks, interfaces, platforms, related systems, databases, websites and equipment owned or licensed by any Group Company to process, store, maintain, backup or operate data, information and functions that are used in connection with the business of the Group Companies, but excluding, for the avoidance of doubt, any computer systems, software, firmware, hardware, networks, interfaces, platforms, related systems, databases, websites and equipment owned or licensed by customers of any Group Company.

“Company Material Adverse Effect” shall mean any change, event, or occurrence, that, individually or when aggregated with other changes, events, or occurrences: (a) has had a materially adverse effect on the business, assets, liabilities, properties, condition (financial or otherwise) or results of operations of the Group Companies, taken as a whole; or (b) is reasonably likely to prevent or materially delay the ability of the Company (or after the Reorganization, Newco) to consummate the Transactions; provided, however, that no change, event, occurrence or effect arising out of or related to any of the following, alone or in combination, shall be taken into account in determining whether a Company Material Adverse Effect pursuant to clause (a) has occurred: (i) acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (ii) earthquakes, hurricanes, tornados, pandemics (including COVID-19) or other natural or man-made disasters; (iii) the taking of any action required by this Agreement or changes attributable to the public announcement or pendency of the Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Entities); (iv) changes or proposed changes in applicable Law, regulations or interpretations thereof or decisions by courts or any Governmental Entity after the date of this Agreement; (v) changes or proposed changes in GAAP (or any interpretation thereof) after the date of this Agreement; (vi) any downturn in general economic conditions, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case, in the United States or anywhere else in the world; (vii) events or conditions generally affecting the industries and markets in which the Company (or after the Reorganization, Newco) operates including changes in interest rates; (viii) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided, that this clause (viii) shall not prevent a determination that any change, event, or occurrence underlying such failure has resulted in a Company Material Adverse Effect; or (ix) any actions required to be taken, or required not to be taken, pursuant to the terms of this Agreement; provided, however, that if a change or effect related to clauses (i), (ii) and (iv) through (vii) disproportionately adversely affects the Group Companies, taken as a whole, compared to other Persons operating in the same industry as the Group Companies, then such disproportionate impact may be taken into account in determining whether a Company Material Adverse Effect has occurred.

“Company Options” shall mean an option to purchase any Company Stock pursuant to the Company’s 2014 Equity Incentive Plan, as amended; provided, that following the Reorganization, “Company Options” shall mean the equivalent respective equity interests of Newco assumed by Newco pursuant to Section 7.26(a).

“Company Preferred Stock” shall mean the shares of Company Series H Preferred Stock, Company Series I Preferred Stock and Company Series J Preferred Stock.

“Company Series H Preferred Stock” shall mean the Series H Preferred Stock, par value $0.001 per share, of the Company; provided, that following the Reorganization, “Company Series H Preferred Stock” shall mean the equivalent respective equity interests of Newco issued to the holders of Company Series H Preferred Stock pursuant to Section 7.26(a).

“Company Series I Preferred Stock” shall mean the Series I Preferred Stock, par value $0.001 per share, of the Company; provided, that following the Reorganization, “Company Series I Preferred Stock” shall mean the equivalent respective equity interests of Newco issued to the holders of Company Series I Preferred Stock pursuant to Section 7.26(a).

“Company Series J Preferred Stock” shall mean the Series J Preferred Stock, par value $0.001 per share, of the Company; provided, that following the Reorganization, “Company Series J Preferred Stock” shall mean the equivalent respective equity interests of Newco issued to the holders of Company Series J Preferred Stock pursuant to Section 7.26(a).

“Company Stock” shall mean the Company Common Stock and the Company Preferred Stock.

“Company Stockholder” shall mean a holder of a share of Company Stock issued and outstanding immediately prior to the Effective Time.

“Company Transaction Costs” shall mean the following out-of-pocket fees, costs and expenses of the Group Companies, in each case, incurred prior to and on the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements and the consummation of the Transactions, that remain unpaid immediately prior to the Closing: (a) all bonuses, change in control payments, retention or similar payments payable as a result of the consummation of the Transactions pursuant to arrangements (whether written or oral) entered into prior to the Closing Date whether payable before (to the extent unpaid), on or following the Closing Date (excluding any payments to the extent such payments are subject to post-closing service, termination or other vesting requirements (such as double-trigger arrangements) and any amounts reflected in the Closing Indebtedness Amount), and the employer portion of payroll Taxes payable as a result of the foregoing amounts, which includes the employer portion of payroll Taxes payable with respect to amounts paid in respect of vested Company Options pursuant to Section 2.7(c); (b) all severance payments, retirement payments or similar payments or success fees payable pursuant to arrangements (whether written or oral) entered into prior to the Closing Date in connection with or anticipation of the consummation of the Transactions whether payable before (to the extent unpaid), on or following the Closing Date (excluding any payments to the extent such payments are subject to post-closing service, termination or other vesting requirements (such as double-trigger arrangements) and any amounts reflected in the Closing Indebtedness Amount) and the employer portion of payroll Taxes payable as a result of the foregoing amounts; (c) all transaction, deal, brokerage, financial or legal advisory or any similar fees, commissions or expenses payable in connection with or anticipation of the consummation of the Transactions to financial advisors, investment banks, data room administrators, attorneys, accountants and other similar advisors and service providers; (d) all costs, fees and expenses related to the D&O Tail; (e) fifty percent (50%) of all transfer Taxes, recording fees and other similar Taxes that are imposed on the Company (and after the Reorganization, Newco) in connection with the Transactions and (f) fifty percent (50%) of any filing fees required by Governmental Entities pursuant to Section 7.6.

“Company Warrants” shall mean warrants of the Company that are convertible or exercisable into Company Stock pursuant to warrants by and between the Company and the holders thereof; provided, that following the Reorganization, “Company Warrants” shall mean the equivalent respective equity interests of Newco issued to the holders of Company Warrants pursuant to Section 7.26(a).

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement, dated March 26, 2020, by and between Parent and the Company, as amended, supplemented or modified from time to time.

“Contract” shall mean any contract, subcontract, agreement, indenture, note, bond, loan or credit agreement, instrument, installment obligation, lease, mortgage, deed of trust, license, sublicense, commitment, power of attorney, guaranty or other legally binding commitment, arrangement, understanding or obligation, whether written or oral, in each case, as amended and supplemented from time to time and including all schedules, annexes and exhibits thereto.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or any other epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Order, Legal Proceeding, directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19, including, but not limited to, the CARES Act.

“Earnout Period” shall mean the time period beginning on the date immediately following the Closing Date and ending on and including the date of the seven-year anniversary of the Closing Date.

“Environmental Law” shall mean any and all applicable Law relating to pollution, Hazardous Materials, or the protection of the environment, natural resources, or human health and safety.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Company (or after the Reorganization, Newco) or any of its Subsidiaries is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing Credit Agreement” has the meaning set forth in the Company Disclosure Letter.

“Federal Healthcare Program” shall mean (a) Medicare, (b) Medicaid, (c) the Federal Employees Health Benefit Program under 5 U.S.C. §§ 8902 et seq., (d) TRICARE, (e) CHAMPVA, or (f) if applicable within the context of this Agreement, any agent, administrator, administrative contractor, intermediary or carrier for any of the foregoing.

“Financial Derivative/Hedging Arrangement” shall mean any transaction (including an agreement with respect thereto) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any combination of these transactions.

“Fundamental Representations” shall mean: (a) in the case of the Company (and after the Reorganization, Newco), the representations and warranties contained in Section 4.1 (Organization and Qualification); Section 4.3 (Capitalization); Section 4.4 (Due Authorization); and Section 4.16 (Brokers; Third Party Expenses); and (b) in the case of Parent, the representations and warranties contained in Section 5.1 (Organization and Qualification); Section 5.2 (Parent Subsidiaries); Section 5.3 (Capitalization); Section 5.4 (Authority Relative to this Agreement); Section 5.10 (Business Activities).

“GAAP” shall mean United States generally accepted accounting principles, consistently applied.

“Governmental Entity” shall mean any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Group Companies” shall mean the Company, all of the Company’s direct and indirect Subsidiaries, the Affiliated PCs and after the Reorganization, Newco.

“Hazardous Material” shall mean any substance, material or waste that is listed, classified, defined, characterized or otherwise regulated by a Governmental Entity as a “toxic substance,” “hazardous substance,” “hazardous material” or words of similar meaning or effect, including any radioactive materials.

“Healthcare Laws” shall mean, collectively, any and all applicable Laws relating to any of the following: (a) fraud and abuse (including the following statutes, as amended, modified or supplemented from time to time and any successor statutes thereto and regulations promulgated from time to time thereunder: the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Law (42 U.S.C. § 1395nn and § 1395(q)), the civil False Claims Act (31 U.S.C. § 3729 et seq.), the federal health care program exclusion provisions (42 U.S.C. § 1320a-7), the Civil Monetary Penalties Act (42 U.S.C. § 1320a-7a), and the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Pub. L. No. 108-173)); (b) any Federal Healthcare Program; (c) HIPAA and Other Privacy Laws; (d) state laws regulating the corporate practice of medicine, fee-splitting, or the employment of Healthcare Professionals; and (e) any other applicable Law regulating the healthcare industry.

“Healthcare Permits” shall mean any and all Permits, licenses, authorizations, certificates, certificates of need that are necessary to enable any of the Group Companies or any Healthcare Professionals to continue to conduct their business or otherwise required under any Healthcare Law.

“Healthcare Professionals” shall mean all employees and all independent contractors of any Group Companies who are required by applicable Healthcare Laws to have a license, certification, or credential, in order to provide healthcare services, as so provided for the operations of the Group Companies.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, Pub. L. No. 104-191, Title II Subtitle F, as the same may be amended, modified or supplemented from time to time, and any and all rules or regulations promulgated from time to time thereunder.

“HIPAA and Other Privacy Laws” shall mean (a) HIPAA; (b) the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009), as the same may be amended, modified or supplemented from time to time; (c) any successor statute thereto; and (d) any applicable state and local Laws regulating the privacy and/or security of patient protected health information or personally identifiable health information, in each case as the same may be amended, modified or supplemented from time to time, any successor statutes thereto, and any and all rules or regulations promulgated from time to time thereunder.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any rules or regulations promulgated thereunder.

“Indebtedness” shall mean, with respect to any Person, without duplication, any obligations (whether or not contingent) consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money; (b) any payment obligations evidenced by any bond, debenture, promissory note, mortgage or other similar instruments; (c) any obligations to pay the deferred purchase price for property or services, including “earnout” payments; (d) any obligations, contingent or otherwise, under acceptance, letters of credit or similar facilities, in each case, to the extent drawn; (e) payment obligations of a third party secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien, other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed; (f) obligations under leases required to be capitalized under GAAP; (g) obligations under any Financial Derivative/Hedging Arrangement; (h) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in clauses (a) through (g) above; and (i) with respect to each of the foregoing, any unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees or obligations; provided, however, that Indebtedness shall not include accounts payable to trade creditors and accrued expenses arising in the ordinary course of business consistent with past practice or Company Transaction Costs.

“Intellectual Property” shall mean all worldwide rights, title and interest in or relating to intellectual property, whether protected, created or arising under the laws of the United States or any other jurisdiction, including: (a) all patents and patent applications, including provisional patent applications and similar filings and any and all substitutions, divisions, continuations, continuations-in-part, divisions, reissues, renewals, extensions, reexaminations, patents of addition, supplementary protection certificates, utility models, inventors’ certificates, or the like and any foreign equivalents of the foregoing (including certificates of invention and any applications therefor) (collectively, “Patents”); (b) all trademarks, business marks, service marks, brand names, trade dress rights, logos, corporate names, and trade names, and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, intent-to-use registrations or similar reservations of marks, renewals and extensions thereof (collectively, “Trademarks”); (c) all registered and unregistered copyrights, applications for registration of copyright, works of authorship, literary works, computer software (including all source code, object code, firmware, development tools, files, records and data, and all documentation related to any of the foregoing), pictorial and graphic works, reversions and moral rights (collectively, “Copyrights”); (d) all internet domain names and social media accounts; (e) trade secrets, know-how, technology, discoveries and improvements, know-how, proprietary rights, formulae, confidential and proprietary information, technical information, techniques, inventions (including conceptions and/or reductions to practice), designs, drawings, procedures, processes, models, formulations, manuals and systems, whether or not patentable or copyrightable (collectively “Trade Secrets”); (f) data, databases and data collections; and (g) all other intellectual property, intellectual property rights, proprietary information and proprietary rights.

“IP License” shall mean (a) any grant (or covenant not to assert) by any of the Group Companies to another Person of or regarding any right relating to or under the Company Owned IP, and (b) any grant (or covenant not to assert) by another Person to any of the Group Companies of or regarding any right relating to or under any third Person’s Intellectual Property.

“Knowledge” shall mean the actual knowledge or awareness as to a specified fact or event, following reasonable inquiry, of: (a) with respect to the Company (and after the Reorganization, Newco), the individuals listed on Schedule 1.2 of the Company Disclosure Letter; and (b) with respect to Parent, First Merger Sub or Second Merger Sub, the individuals listed on Schedule 1.2 of the Parent Disclosure Letter.

“Law” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, treaty, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, injunction, judgment, order, writ or other legal requirement, administrative policy or guidance, or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Legal Proceeding” shall mean any action, suit, hearing, claim, charge, audit, lawsuit, litigation, investigation (formal or informal), inquiry, arbitration or proceeding (in each case, whether civil, criminal or administrative or at law or in equity) by or before a Governmental Entity.

“Licensed Intellectual Property” shall mean all Intellectual Property licensed to any of the Group Companies pursuant to a valid, written IP License.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien, restriction or charge of any kind (including, any conditional sale or other title retention agreement or lease in the nature thereof, any agreement to give any security interest and any restriction relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership).

“Managed Services Agreements” shall mean those certain amended and restated administrative support services agreements and similar arrangements (as amended, modified and supplemented from time to time) (i) between the Company and (a) Tele-Physicians, P.A., (b) Tele-Physicians, P.C. (NJ), (c) Tele-Physicians, P.C. (CA), and (d) Tele-Physicians, P.C. (GA), and (ii) between certain of the Company’s Subsidiaries and (x) JSA Health Texas, PLLC and (y) JSA Health California, PC.

“Medicaid” shall mean, collectively, the healthcare assistance program established by Title XIX of the Social Security Act (42 U.S.C. §§ 1396 et seq.) and any statutes succeeding thereto, and all Laws, rules and regulations having the force of law and pertaining to such program, including all state statutes and plans for medical assistance enacted in connection with such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Medicare” shall mean, collectively, the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. §§ 1395 seq.) and any statutes succeeding thereto, and all Laws, rules and regulations having the force of law and pertaining to such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Merger Consideration” shall mean an amount equal to: (a) the Base Value, minus (b) the positive difference, if any, between (i) the Closing Indebtedness Amount, minus (ii) the Company Cash as of the Closing.

“OFAC” shall mean the U.S. Treasury Department Office of Foreign Assets Control.

“Open Source Software” shall mean any Software that contains, or is derived in whole or in part from, any Software that is generally available in source code form and that is distributed under a license which, by its terms, (a) does not prohibit licensees of such Software from licensing or otherwise distributing such Software in source code form, (b) does not prohibit licensees of such Software from making modifications thereof, and (c) does not require a royalty or other payment for the licensing or other distribution, or the modification, of such Software (other than a reasonable charge to compensate the provider for the cost of providing a copy thereof), including but not limited to Software distributed under such licenses as the GNU General Public License, the GNU Lesser General Public License, the BSD License, the MIT License, the Mozilla Public License, the Apache License, the Common Public License and any other licenses approved as Open Source licenses under the Open Source Definition of the Open Source Initiative (see https://opensource.org/osd and http://opensource.org/licenses/alphabetical).

“Order” shall mean any award, injunction, judgment, regulatory or supervisory mandate, order, writ, decree or ruling entered, issued, made, or rendered by any Governmental Entity that possesses competent jurisdiction.

“Owned Intellectual Property” shall mean all Intellectual Property that is owned or purported to be owned by, or exclusively licensed to, the Group Companies.

“Parent Acquisition Proposal” shall mean any offer, indication of interest or proposal (other than an offer or proposal made or submitted by or on behalf of the Company (or after the Reorganization, Newco) or any of its Subsidiaries) contemplating or otherwise relating to any Parent Acquisition Transaction.

“Parent Acquisition Transaction” shall mean any transaction or series of related transactions (other than the Transactions) involving or relating to a Business Combination.

“Parent Cash” shall mean, as of the date or time of determination: (a) all amounts in the Trust Account (for the avoidance of doubt, prior to giving effect to the Parent Stockholder Redemptions, if any); plus (b) all other Cash and Cash Equivalents of Parent (for the avoidance of doubt, excluding the amounts described in the immediately preceding clause (a)); plus (c) the PIPE Investment Amount (as such amount is finally delivered to Parent at or prior to the Closing by the PIPE Investors).

“Parent Material Adverse Effect” shall mean any change, event, or occurrence, that, individually or when aggregated with other changes, events, or occurrences: (a) has had a materially adverse effect on the business, assets, liabilities (contingent or otherwise), properties, condition (financial or otherwise) or results of operations of Parent, First Merger Sub and Second Merger Sub, taken as a whole; or (b) is reasonably likely to prevent or materially delay the ability of Parent, First Merger Sub or Second Merger Sub to consummate the Transactions; provided, however, that no change or effect related to any of the following, alone or in combination, shall be taken into account in determining whether a Parent Material Adverse Effect has occurred pursuant to clause (a): (i) changes or proposed changes in applicable Law, regulations or interpretations thereof or decisions by courts or any Governmental Entity after the date of this Agreement; (ii) changes or proposed changes in GAAP (or any interpretation thereof) after the date of this Agreement; or (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case, in the United States or anywhere else in the world.

“Parent Minimum Cash” shall mean an amount equal to $250,000,000.

“Parent Transaction Costs” shall mean the following out-of-pocket fees, costs and expenses of Parent incurred prior to and on the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements and the consummation of the Transactions that remain unpaid immediately prior to the Closing, including (a) the sum of all outstanding deferred, unpaid or contingent underwriting, transaction, deal, brokerage, financial or legal advisory or any similar fees, commissions or expenses owed by Parent, the Sponsor or their respective Affiliates (to the extent Parent or any of its Subsidiaries is responsible for or obligated to reimburse or repay any such amounts) to financial advisors, investment banks, data room administrators, attorneys, accountants and other similar advisors and service providers; (b) any Indebtedness of Parent or its Subsidiaries owed to its Affiliates or stockholders that will be repaid at Closing; (c) fifty percent (50%) of any filing fees required by Governmental Entities pursuant to Section 7.6; and (d) fifty percent (50%) of all transfer Taxes, recording fees and other similar Taxes that are imposed on the Company (or after the Reorganization, Newco) in connection with the Transactions.

“Parent Units” shall mean equity securities of Parent each consisting of one share of Parent Class A Common Stock and one-half of one Public Warrant.

“Permit” shall mean any franchise, grant, easement, variance, exception, waiver, accreditation, license, certificate of compliance, authorization, consent, order, permit, approval, or other action of, or any filing, registration or qualification with, any Governmental Entity or any third party.

“Permitted Lien” shall mean: (a) Liens for current period Taxes not yet delinquent or for Taxes that are being contested in good faith by appropriate proceedings and in each case that are sufficiently reserved for on the Financial Statements in accordance with GAAP; (b) statutory and contractual Liens of landlords with respect to leased real property; (c) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course and: (i) not yet delinquent; or (ii) that are being contested in good faith through appropriate proceedings; (d) in the case of leased real property, zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other irregularities in title, none of which, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected parcel by the Company (or after the Reorganization, Newco) or any of the Company Subsidiaries; (e) Liens securing the Indebtedness of Company (or after the Reorganization, Newco) or any of the Company Subsidiaries; (f) in the case of Intellectual Property, third party non-exclusive license agreements entered into in the ordinary course; (g) Liens incurred in connection with capital lease obligations of Company (or after the Reorganization, Newco) or any of the Company Subsidiaries; and (h) all exceptions, restrictions, easements, imperfections of title, charges, rights-of-way and other Liens of record that do not materially interfere with the present use of the assets of the Company (or after the Reorganization, Newco) or any of the Company Subsidiaries, taken as a whole.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

“Personal Information” shall mean, in addition to any definition for any similar term (e.g., “personally identifiable information” or “PII”) provided by applicable Law, or by the Group Companies in any of its privacy policies, notices, Contracts or other public-facing statements, all information that identifies, could be used to identify or is otherwise associated with an individual person or device, including (a) information that identifies, could be used to identify or is otherwise identifiable with an individual or a device, including name, physical address, telephone number, email address, financial information, financial account number or government-issued identifier, (b) any data regarding an individual’s activities online or on a mobile device or other application, whether or not such information is associated with an identifiable individual, and (c) Internet Protocol addresses, device identifiers or other persistent identifiers. Personal Information may relate to any individual, including a current, prospective, or former customer, end user or employee of any Person, and includes information in any form or media, whether paper, electronic, or otherwise.

“Privacy Laws” shall mean any and all applicable Laws, legal requirements and self-regulatory guidelines (including of any applicable foreign jurisdiction) relating to privacy, data security, and Personal Information, and similar consumer protection laws, including with respect to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (both technical and physical), disposal, destruction, disclosure or transfer (including cross-border) of Personal Information, including the Federal Trade Commission Act, Payment Card Industry Data Security Standard (PCI-DSS), Controlling the Assault of Non-Solicited Pornography and Marketing (CAN-SPAM) Act, Telephone Consumer Protection Act (TCPA), General Data Protection Regulation (GDPR), Regulation 2016/679/EU on the protection of natural persons with regard to the processing of personal data and on the free movement of such data and any and all applicable Laws governing breach notification in connection with Personal Information.

“Private Placement Units” shall mean the units purchased by Sponsor pursuant to that certain Placement Unit Purchase Agreement, by and between Parent and Sponsor, dated as of December 12, 2019, each unit consisting of one share of Parent Class A Common Stock and one-half of one warrant to purchase one share of Parent Class A Common Stock.

“Redemption Price” shall have the meaning ascribed to such term in the Parent A&R Charter.

“Released Related Parties” shall mean, with respect to a Person, such Person’s former, current and future direct or indirect equityholders, controlling Persons, shareholders, optionholders, members, general or limited partners, Representatives, and each of their respective successors and assigns.

“Representatives” shall mean, with respect to a Person, all of the officers, directors, employees, consultants, legal representatives, agents, advisors, auditors, investment bankers, Affiliates and other representatives of such Person.

“Restricted Cash” shall mean restricted cash as determined in accordance with GAAP.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” shall mean any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source or object code; (b) databases and compilations in any form, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, including Internet web sites, web content and links, source code, object code, operating systems and specifications, data, databases, database management code, utilities, graphical user interfaces, menus, images, icons, forms, methods of processing, software engines, platforms, development tools, library functions, compilers, and data formats, all versions, updates, corrections, enhancements and modifications thereof; and (d) all related documentation, user manuals, training materials, developer notes, comments and annotations related to any of the foregoing.

“Specified Business Conduct Laws” shall mean: (a) the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act, and other applicable Law relating to bribery or corruption; (b) all Laws imposing trade sanctions on any Person, including, all Laws administered by OFAC, all sanctions laws or embargos imposed or administered by the U.S. Department of State, the United Nations Security Council, Her Majesty’s Treasury or the European Union and all anti-boycott or anti-embargo laws; (c) all Laws relating to the import, export, re-export, transfer of information, data, goods, and technology, including the Export Administration Regulations administered by the U.S. Department of Commerce and the International Traffic in Arms Regulations administered by the U.S. Department of State; and (d) the Money Laundering Control Act, the Currency and Foreign Transactions Reporting Act, The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, and other applicable Law relating to money laundering.

“Sponsor” shall mean HCMC Sponsor LLC, a Delaware limited liability company.

“Sponsor Contingent Closing Shares” shall mean the number of shares of Parent Class B Common Stock, if any, equal to the product of (a) 1,875,000 and (b) the difference between (i) 1, minus (ii) a fraction (not greater than 1 nor less than 0), the numerator of which is an amount equal to (w) Parent Cash as of the Closing, minus (x) the aggregate amount of cash proceeds that will be required to satisfy the Parent Stockholder Redemptions, if any, minus (y) amount of the Parent Transaction Costs, to the extent not paid prior to the Closing, minus (z) $250,000,000, and the denominator of which is $35,000,000.

“Straddle Period” shall mean any taxable period beginning on or before and ending after the Closing Date.

“Subsidiary” shall mean, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which: (a) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof (or equivalent contractual rights) is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (b) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.

“Tax” or “Taxes” shall mean: (a) any and all federal, state, local and foreign taxes, including gross receipts, income, profits, license, sales, use, estimated, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, net worth, employment, escheat and unclaimed property obligations, excise and property taxes, assessments, stamp, environmental, registration, governmental charges, duties, levies and other similar charges, in each case, only to the extent such items are in the nature of a tax and are imposed by a Governmental Entity, (whether disputed or not) together with all interest, penalties and additions imposed by a Governmental Entity with respect to any such amounts; and (b) any liability in respect of any items described in clause (a) payable by reason of Contract transferee liability, operation of law or Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under law) or otherwise.

“Tax Liability Amount” shall mean, with respect to the Group Companies, an amount equal to the estimated amount of accrued but unpaid federal, state, local and foreign Taxes (determined using income tax principles and not GAAP) of the Group Companies with respect to the taxable year (or portion thereof) ending on the Closing Date, and the taxable year of each Group Company immediately preceding the taxable year (or portion thereof) ending on the Closing Date; provided, that such amount shall be determined based on the historic tax filing positions and consistent with past practice of the Group Companies. For purposes of the Tax Liability Amount, (i) except as provided in clause (ii), Taxes for a Straddle Period with respect to the Group Companies shall be apportioned between the pre-Closing tax period and the post-Closing tax period based on the actual operations of such entity, as the case may be, by a closing of the books of such entity, as if the Closing Date were the end of a Tax year, and each such portion of such period shall be deemed to be a taxable period (whether or not it is in fact a taxable period) and (ii) in the case of any Taxes imposed on a periodic basis (e.g., any real property, personal property or similar ad valorem Taxes) that are payable for a Straddle Period, the portion of such Tax which relates to the pre-Closing tax period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on (and including) the Closing Date and the denominator of which is the number of days in the entire taxable period.

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes that is filed or required to be filed with a Governmental Entity, including any schedule or attachment thereto and any amendment thereof.

“Third Party Payor Programs” shall mean all payment or reimbursement programs relating to healthcare goods and/or services sponsored or maintained by any insurance plan, employer, health maintenance organization, or Governmental Entity (including Federal Healthcare Programs) (collectively “Third Party Payors”), in which any of the Group Companies is enrolled or participates.

“Transaction Agreements” shall mean this Agreement, the A&R Registration Rights Agreement, the Subscription Agreements, the Confidentiality Agreement, the Parent A&R Charter, the Investor Rights Agreement, and all the agreements documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transactions” shall mean the transactions contemplated pursuant to this Agreement, including the Mergers.

“Treasury Regulations” shall mean the regulations promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code.

“TRICARE” shall mean, collectively, the program of medical benefits covering former and active members of the uniformed services and certain of their dependents, financed and administered by the United States Department of Defense, and all Laws, rules and regulations having the force of law and pertaining to such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Triggering Event I” shall mean the date on which the Common Share Price is greater than $12.50 after the Closing Date, but within the Earnout Period; provided, that in the event of a Change of Control pursuant to which Parent or any of its stockholders receive, or have the right to receive, cash, securities or other property attributing a value of at least $12.50 to each share of Parent Class A Common Stock (as agreed in good faith by Sponsor and the board of directors of Parent), then Triggering Event I shall be deemed to have occurred.

“Triggering Event II” shall mean the date on which the Common Share Price is greater than $15.00 after the Closing Date, but within the Earnout Period; provided, that in the event of a Change of Control pursuant to which Parent or any of its stockholders receive, or have the right to receive, cash, securities or other property attributing a value of at least $15.00 to each share of Parent Class A Common Stock (as agreed in good faith by Sponsor and the board of directors of Parent), then Triggering Event II shall be deemed to have occurred.

“Triggering Events” shall mean Triggering Event I and Triggering Event II, collectively.

EXHIBIT A

Form of Support Agreement

(Filed as Exhibit 10.2 to this Current Report on Form 8-K)

EXHIBIT B

Form of Parent Amended and Restated Charter

FINAL FORM

EXHIBIT B

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
HEALTHCARE MERGER CORP.

[●], 2020

Healthcare Merger Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “Healthcare Merger Corp.” The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 19, 2019 (the “Original Certificate”). The Corporation filed an amended and restated certificate of incorporation with the Secretary of State of the State of Delaware on December 12, 2019 (the “First Amended and Restated Certificate”).

2. This Second Amended and Restated Certificate of Incorporation (this “Second Amended and Restated Certificate”) was duly adopted by the Board of Directors of the Corporation (the “Board”) and the stockholders of the Corporation in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”).

3. This Second Amended and Restated Certificate restates, integrates, and amends the provisions of the First Amended and Restated Certificate. Certain capitalized terms used in this Second Amended and Restated Certificate are defined where appropriate herein.

4. This Second Amended and Restated Certificate shall become effective on the date of filing with Secretary of State of Delaware.

5. The text of the First Amended and Restated Certificate is hereby restated and amended in its entirety to read as follows:

ARTICLE I
NAME

The name of the corporation is SOC Telemed, Inc. (the “Corporation”).

ARTICLE II
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL. In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.

ARTICLE III
REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, State of Delaware, 19808, and the name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE IV
CAPITALIZATION

Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is [●] shares, consisting of (a) [●] shares of Class A common stock (the “Common Stock”), and (b) [●] shares of preferred stock (the “Preferred Stock”).

Section 4.2 Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board is hereby expressly authorized to provide for the issuance of shares of the Preferred Stock in one or more series and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions. Except as otherwise expressly provided in any Preferred Stock Designation pursuant to the foregoing provisions of this Article IV, Section 4.2, (a) any new series of Preferred Stock may be designated, fixed and determined as provided herein by the Board without approval of the holders of Common Stock or the holders of Preferred Stock, or any series thereof, and (b) any such new series may have powers, preferences and rights, including, without limitation, voting rights, dividend rights, liquidation rights, redemption rights and conversion rights, senior to, junior to or pari passu with the rights of the Common Stock, the Preferred Stock or any future class or series of Preferred Stock or Common Stock.

Section 4.3 Common Stock.

(a) Voting.

(i) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of Common Stock shall exclusively possess all voting power with respect to the Corporation.

(ii) The holders of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders of the Corporation on which the holders of Common Stock are entitled to vote.

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(iii) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, the holders of Common Stock, voting together as a single class, shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of the Preferred Stock if the holders of such affected series of Preferred Stock, as applicable, are entitled exclusively, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL.

(b) Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c) Liquidation, Dissolution or Winding Up of the Corporation. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

Section 4.4 Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to purchase shares of any class or series of the Corporation’s capital stock or other securities of the Corporation, and such rights, warrants and options shall be evidenced by instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock subject thereto may not be less than the par value thereof.

Section 4.5 No Class Vote on Changes in Authorized Number of Shares of Stock. Subject to the rights of the holders of any outstanding series of Preferred Stock, the number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of at least a majority of the voting power of the stock entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL.

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ARTICLE V
BOARD OF DIRECTORS

Section 5.1 Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Second Amended and Restated Certificate, as it may be further amended from time to time, or the Amended and Restated By-Laws of the Corporation, as they may be further amended from time to time (“By-Laws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL and this Second Amended and Restated Certificate.

Section 5.2 Number, Election and Term.

(a) The total number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time by resolution adopted by at least a majority of the Whole Board. For purposes of this Second Amended and Restated Certificate, the term “Whole Board” shall mean the total number of directors then in office, whether or not there exist any vacancies in previously authorized directorships.

(b) The Board shall be divided, with respect to the time for which its members severally hold office, into three classes, as nearly equal in number as possible and designated as Class I, Class II and Class III. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III at the time the classification becomes effective. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate, the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate and the term of the initial Class III Directors shall expire at the third annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate, each of the successors elected to replace the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. If the number of directors that constitute the Board is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors constituting the Board shorten the term of any incumbent director. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. The Board is hereby expressly authorized, by resolution or resolutions thereof, to assign members of the Board already in office to the aforesaid classes at the time this Second Amended and Restated Certificate (and therefore such classification) becomes effective in accordance with the DGCL.

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(c) A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(d) Unless and except to the extent that the By-Laws shall so require, the election of directors need not be by written ballot. The holders of shares of Common Stock shall not have cumulative voting rights with regard to election of directors.

Section 5.3 Newly Created Directorships and Vacancies. Subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, newly created directorships resulting from an increase in the number of directors and any vacancies occurring on the Board for any reason shall, unless (a) the Board determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders or (b) as otherwise provided by law, be filled solely by the affirmative vote of a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4 Removal. Subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, any or all of the directors of the Corporation may be removed from office at any time, but only for cause so long as the Board is classified and only by the affirmative vote of the holders of a majority of the outstanding capital stock of the Corporation then entitled to vote generally in the election of directors, considered for purposes of this Article V as one class. For purposes of this Article V, “cause” shall mean, with respect to any director, (x) the willful failure by such director to perform, or the gross negligence of such director in performing, the duties of a director, (y) the engaging by such director in willful or serious misconduct that is injurious to the Corporation or (z) the conviction of such director of, or the entering by such director of a plea of nolo contendere to, a crime that constitutes a felony.

ARTICLE VI
BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power to adopt, amend, alter or repeal the By-Laws. The affirmative vote of a majority of the Whole Board shall be required to adopt, amend, alter or repeal the By-Laws. The By-Laws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that, notwithstanding any other provision of this Second Amended and Restated Certificate (including any Preferred Stock Designation) or any provision of law that might otherwise permit a lesser or no vote, but in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Second Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least a two-thirds (2/3) of the voting power of all then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the By-Laws; provided, further, however, that if two-thirds (2/3) of the Whole Board has approved such adoption, amendment or repeal of any provisions of the By-Laws, then only the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend or repeal any provision of the By-Laws; and provided further, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such By-Laws had not been adopted.

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ARTICLE VII
MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1 Special Meetings. Special meetings of stockholders of the Corporation may be called only by the Chairperson of the Board, the Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Whole Board, and the ability of the stockholders of the Corporation to call a special meeting is hereby specifically denied.

Section 7.2 Advance Notice. Advance notice of stockholder nominations for the election of directors of the Corporation and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the By-Laws. Business transacted at special meetings of stockholders shall be limited to the purpose or purposes stated in the notice of meeting.

Section 7.3 No Action by Written Consent. Except as may be otherwise provided for or fixed pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.

ARTICLE VIII
LIMITED LIABILITY; INDEMNIFICATION

Section 8.1 Limitation of Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Neither any amendment nor repeal of this Article VIII, nor the adoption of any provision of this Second Amended and Restated Certificate inconsistent with this Article VIII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.

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Section 8.2 Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by the applicable laws of the State of Delaware, as the same exists or may hereafter be amended, the Corporation shall indemnify, defend and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit, investigation, arbitration or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Corporation to procure a judgment in its favor (each, a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or any of its subsidiaries or, while a director or officer of the Corporation or any of its subsidiaries, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees and disbursements, judgments, fines, ERISA excise taxes, damages, claims and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay as incurred the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition (including by making payment directly to applicable third parties if requested by the indemnitee); provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Second Amended and Restated Certificate as it may be further amended from time to time, the By-Laws, an agreement, vote of stockholders or disinterested directors, or otherwise.

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(c) Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Second Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

(e) To the extent an indemnitee has rights to indemnification, advancement of expenses and/or insurance provided by persons or entities other than the Corporation (collectively, the “Other Indemnitors”), (i) the Corporation shall be the indemnitor of first resort (i.e., that its obligations to an indemnitee are primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by an indemnitee are secondary), (ii) the Corporation shall be required to advance the full amount of expenses incurred by an indemnitee and shall be liable for the full amount of all claims, liabilities, damages, losses, costs and expenses (including amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal or other costs and reasonable expenses of investigating or defending against any claim or alleged claim) to the extent legally permitted and as required by the terms of this Second Amended and Restated Certificate, the By-Laws and the agreements to which the Corporation is a party, without regard to any rights an indemnitee may have against the Other Indemnitors, and (iii) the Corporation irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims against them for contribution, subrogation or any other recovery of any kind in respect thereof. No advancement or payment by the Other Indemnitors on behalf of an indemnitee with respect to any claim for which an indemnitee has sought indemnification from the Corporation shall affect the foregoing, and the Other Indemnitors shall have a right of contribution and be subrogated to the extent of such advancement or payment to all of the rights of recovery of an indemnitee against the Corporation.

ARTICLE IX
AMENDMENT OF SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate (including any Preferred Stock Designation), in the manner now or hereafter prescribed by this Second Amended and Restated Certificate and the DGCL and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Second Amended and Restated Certificate (including any Preferred Stock Designation) or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Second Amended Restated Certificate (including any Preferred Stock Designation), and subject to Sections 4.1, 4.2 and 4.5 of Article IV, the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend, alter or repeal any provision inconsistent with this Article IX, Sections 4.2, 4.3, 4.4 and 4.5 of Article IV, or Article V, Article VI, Article VII, Article VIII, Article X or Article XI (the “Specified Provisions”); provided, further, that if two-thirds (2/3) of the Whole Board has approved such amendment or repeal of, or any provision inconsistent with, the Specified Provisions, then only the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal, or adopt any provision inconsistent with, the Specified Provisions; and, except as set forth in Article VIII, all rights, preferences and privileges herein conferred upon stockholders, directors or any other persons by and pursuant to this Second Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article IX.

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ARTICLE X
SEVERABILITY

If any provision of this Second Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable, then such provision shall nonetheless be enforced to the maximum extent possible consistent with such holding and the remaining provisions of this Second Amended and Restated Certificate (including without limitation, all portions of any section of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall remain in full force and effect.

ARTICLE XI
EXCLUSIVE FORUM FOR CERTAIN LAWSUITS

Section 11.1 Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for any (a) derivative action or proceeding brought on behalf of the Corporation, (b) action asserting a claim of breach of a fiduciary duty owed by or other wrongdoing by any current or former director, officer, employee, agent or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (c) action asserting a claim arising under any provision of the DGCL or this Second Amended and Restated Certificate of Incorporation or the By-Laws, or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (d) action asserting a claim governed by the internal affairs doctrine, except for, as to each of (a) through (d) above, any action as to which the Court of Chancery of the State of Delaware determines that there is an indispensable party not subject to the personal jurisdiction of the Court of Chancery of the State of Delaware (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery of the State of Delaware within ten (10) days following such determination), in which case the United States District Court for the District of Delaware or other state courts of the State of Delaware, as applicable, shall, to the fullest extent permitted by law, be the sole and exclusive forum for any such claims. This Article XI shall not apply to suits brought to enforce a duty or liability created by the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive or concurrent jurisdiction. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any action asserting a claim arising under the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder. If any provision or provisions of this Article XI shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XI (including, without limitation, each portion of any sentence of this Article XI containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XI. Failure to enforce the foregoing provisions would cause the Corporation irreparable harm and the Corporation shall be entitled to equitable relief, including injunction and specific performance, to enforce the foregoing provisions.

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Section 11.2 Consent to Jurisdiction. If any action the subject matter of which is within the scope of Section 11.1 immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (a) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 11.1 immediately above (an “FSC Enforcement Action”) and (b) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 11.3 Consent. Any Person purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XI.

ARTICLE XII
COMPETITION AND CORPORATE OPPORTUNITIES

Section 12.1 Certain Acknowledgment. In recognition and anticipation that (a) certain directors, principals, officers, employees and/or other representatives of any of the Identified Fund Stockholders (as defined below) and their respective Affiliates (as defined below) may serve as directors, officers or agents of the Corporation, and (b) the Identified Fund Stockholders and their respective Affiliates may now engage and may continue to engage in any transaction or matter that may be an investment or corporate or business opportunity or offer a prospective economic or competitive advantage in which the Corporation or any of its controlled Affiliates, directly or indirectly, could have an interest or expectancy (a “Competitive Opportunity”) or may otherwise compete with the Corporation or its controlled Affiliates, directly or indirectly, the provisions of this Article XII are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of opportunities as they may involve any of the Identified Fund Stockholders and their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

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Section 12.2 Competition and Corporate Opportunities; Renouncement. Each of the Identified Fund Stockholders and their Affiliates, and any of their directors, principals, officers, employees and/or other representatives that may serve as directors, officers or agents of the Corporation, and each of their Affiliates (collectively, “Identified Persons” and, individually, an “Identified Person”) shall, to the fullest extent permitted by law, not have any duty to refrain from directly or indirectly (a) engaging in any Competitive Opportunity or (b) otherwise competing with the Corporation or any of its controlled Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any controlled Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any Competitive Opportunity or other corporate or business opportunity that may be a Competitive Opportunity for an Identified Person and the Corporation or any of its controlled Affiliates. In the event that any Identified Person acquires knowledge of a Competitive Opportunity or other corporate or business opportunity that may be a Competitive Opportunity for itself, herself or himself, or for its, her or his Affiliates, and for the Corporation or any of its controlled Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or present such opportunity to the Corporation or any of its controlled Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any controlled Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such Competitive Opportunity for itself, herself or himself, or offers or directs such Competitive Opportunity to another Person.

Section 12.3 Allocation of Corporate Opportunities. Notwithstanding anything to the contrary in Section 12.2, the Corporation does not renounce its interest in any Competitive Opportunity offered to any director of the Corporation if such opportunity is expressly offered to such person solely in his or her capacity as a director of the Corporation, and the provisions of Section 12.2 of this Article XII shall not apply to any such Competitive Opportunity.

Section 12.4 Certain Matters Deemed Not Corporate Opportunities. In addition to and notwithstanding the foregoing provisions of this Article XII, a business or other opportunity shall not be deemed to be a potential Competitive Opportunity for the Corporation if it is an opportunity that (a) the Corporation (together with its controlled Affiliates) is neither financially or legally able, nor contractually permitted to undertake, (b) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (c) is one in which the Corporation has no interest or reasonable expectancy.

Section 12.5 Certain Definitions. For purposes of this Article XII of this Second Amended and Restated Certificate, the following definitions apply:

(a) “Affiliate” means (i) in respect of any Identified Fund Stockholder, any Person (other than the Corporation and any entity that is controlled by the Corporation) that, directly or indirectly, is controlled by such Identified Fund Stockholder, controls such Identified Fund Stockholder or is under common control with such Identified Fund Stockholder, and shall include any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing, and (ii) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation.

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(b) “Identified Fund Stockholder” means each of Warburg Pincus Private Equity XI, L.P., Warburg Pincus Private Equity XI-B, L.P., Warburg Pincus XI Partners, L.P., WP XI Partners, L.P., Warburg Pincus Private Equity XI-C, L.P. and WP XI Finance, LP (together with its successors).

(c) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

Section 12.6 Notice of this Article. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article XII.

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IN WITNESS WHEREOF, Healthcare Merger Corp. has caused this Second Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

HEALTHCARE MERGER CORP.

By:
Name: [●] Title: [●]

[Signature Page to Second Amended and Restated Certificate of Incorporation]

EXHIBIT C

Form of Amended and Restated Registration Rights Agreement

FINAL FORM

EXHIBIT C

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [●], 2020, is made and entered into by and among SOC Telemed, Inc. (f/k/a Healthcare Merger Corp.), a Delaware corporation (the “Company”), HCMC Sponsor LLC, a Delaware limited liability company (the “Sponsor”), the undersigned parties listed as Existing Holders on the signature pages hereto (each such party, together with the Sponsor and any person or entity deemed an “Existing Holder” who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, an “Existing Holder” and collectively the “Existing Holders”) and the undersigned parties listed as New Holders on the signature pages hereto (each such party, together with any person or entity deemed a “New Holder” who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, a “New Holder” and collectively the “New Holders”). Capitalized terms used but not otherwise defined in this Agreement shall have the meaning ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, on December 12, 2019, the Company and the Sponsor entered into that certain Registration Rights Agreement (the “Existing Registration Rights Agreement”), pursuant to which the Sponsor granted the Existing Holders certain registration rights with respect to certain securities of the Company;

WHEREAS, the Company has entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 29, 2020, by and among the Company, Sabre Merger Sub I, Inc., a Delaware corporation, Sabre Merger Sub II, LLC, a Delaware limited liability company, and Specialists On Call, Inc., a Delaware corporation;

WHEREAS, upon the closing of the transactions contemplated by the Merger Agreement and subject to the terms and conditions set forth therein, the Existing Holders and New Holders will hold shares of Class A common stock, par value $0.0001 per share, of the Company (“Class A Common Stock”), in each case, in such amounts and subject to such terms and conditions as set forth in the Merger Agreement;

WHEREAS, pursuant to Section 5.5 of the Existing Registration Rights Agreement, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the holders of a majority-in-interest of the “Registrable Securities” (as such term was defined in the Existing Registration Rights Agreement) at the time in question; and

WHEREAS, the Company and Sponsor desire to amend and restate the Existing Registration Rights Agreement in order to provide the Existing Holders and the New Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Article I

DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or principal financial officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a bona fide business purpose for not making such information public.

“Affiliate” shall mean, with respect to any person or entity, any other person or entity who, directly or indirectly, controls, is controlled by, or is under direct or indirect common control with, such person or entity, and “control,” when used with respect to any specified person or entity, shall mean the power to direct or cause the direction of the management and policies of such person or entity, directly or indirectly, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise.

“Agreement” shall have the meaning given in the Preamble.

“Block Trade” means an offering and/or sale of Registrable Securities by any Holder on a block trade or underwritten basis (whether firm commitment or otherwise) not involving a “road show” and without other substantial marketing efforts prior to pricing, including, without limitation, a same day trade, overnight trade or similar transaction.

“Board” shall mean the Board of Directors of the Company.

“Class A Common Stock” shall have the meaning given in the Recitals hereto.

“Class B Common Stock” shall mean Class B common stock, par value $0.0001 per share, of the Company.

“Commission” shall mean the Securities and Exchange Commission.

“Company” shall have the meaning given in the Preamble.

“Company Shelf Takedown Notice” shall have the meaning given in subsection 2.1.3.

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“Demand Registration” shall have the meaning given in subsection 2.2.1.

“Demanding Holder” shall have the meaning given in subsection 2.2.1.

“Effectiveness Deadline” shall have the meaning given in subsection 2.1.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Existing Holders” shall have the meaning in the Preamble.

“Existing Registration Rights Agreement” shall have the meaning given in the Recitals hereto.

“Form S-1 Shelf” shall have the meaning given in subsection 2.1.1.

“Form S-3 Shelf” shall have the meaning given in subsection 2.1.1.

“Founder Lock-Up Period” shall mean, with respect to the Founder Shares held by the Existing Holders or its Permitted Transferees, the period ending on the earlier of (A) one (1) year after the date hereof or (B) the first date the closing price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30)-trading day period commencing at least one hundred and fifty (150) days after the date hereof or (C) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Class A Common Stock for cash, securities or other property.

“Founder Shares” shall mean all shares of Class B Common Stock that are issued and outstanding as of the date hereof and all shares of Class A Common Stock issued upon conversion thereof.

“Holders” shall mean the Existing Holders and the New Holders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2.

“Insider Letter” shall mean that certain letter agreement, dated as of December 12, 2019, by and among the Company, the Sponsor and each of the Company’s officers, directors and director nominees.

“Lock-Up Period” shall mean the Founder Lock-Up Period and the Private Placement Lock-Up Period, as applicable.

“Maximum Number of Securities” shall have the meaning given in subsection 2.2.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the light of the circumstances under which they were made) not misleading.

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“New Holders” shall have the meaning given in the Preamble.

“Permitted Transferees” shall mean (a) with respect to an Existing Holder and its respective Permitted Transferees, any person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the Founder Lock-Up Period or the Private Placement Lock-Up Period, as the case may be, under the Insider Letter, this Agreement and any other applicable agreement between such Holder and the Company, and to any transferee thereafter, and (b) with respect to a New Holder and its respective Permitted Transferees, to any of such New Holder’s Affiliates or to any fund or investment account managed by such New Holder or the same management company that manages such New Holder, provided that such transferee to which a transfer is being made pursuant to clause (a) or (b) above, if not a Holder, enters into a written agreement with the Company agreeing to be bound by the restrictions herein.

“Piggyback Registration” shall have the meaning given in subsection 2.3.1.

“Private Placement Lock-Up Period” shall mean, with respect to Private Placement Units that are held by the initial purchasers of such Private Placement Units or their Permitted Transferees, and any of the securities underlying the Private Placement Units, including the Private Placement Shares, the Private Placement Warrants and the Class A Common Stock issued or issuable upon the exercise of the Private Placement Warrants and that are held by the initial purchasers of the Private Placement Units or their Permitted Transferees, the period ending thirty (30) days after the date hereof.

“Private Placement Shares” shall mean the shares of Class A Common Stock comprising the Private Placement Units.

“Private Placement Units” shall mean the units purchased by the Sponsor pursuant to that certain Placement Unit Purchase Agreement, by and between the Company and the Sponsor, dated as of December 12, 2019, each unit consisting of one share of Class A Common Stock and one-half of one warrant to purchase one share of Class A Common Stock.

“Private Placement Warrants” shall mean the warrants comprising the Private Placement Units.

“Pro Rata” shall have the meaning given in subsection 2.2.4.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

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“Registrable Security” shall mean (a) the shares of Class A Common Stock issued or issuable upon the conversion of any Founder Shares, (b) the Private Placement Units (including the Private Placement Shares, the Private Placement Warrants and the Class A Common Stock issued or issuable upon the exercise of the Private Placement Warrants), (c) any issued and outstanding share of Class A Common Stock or any other equity security (including the shares of Class A Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by an Existing Holder as of the date of this Agreement, (d) any equity securities (including the shares of Class A Common Stock issued or issuable upon the exercise of any such equity security) of the Company issuable upon conversion of any Working Capital Units, (e) any outstanding shares of Class A Common Stock or any other equity security of the Company held by a New Holder (i) as of the date of this Agreement (including the shares of Class A Common Stock issued or issuable upon the exercise of any such other equity security) or (ii) that are otherwise issued in connection with the transactions contemplated by the Merger Agreement and (f) any other equity security of the Company issued or issuable with respect to any such share of Class A Common Stock described in the foregoing clauses (a) through (e) by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; or (D) such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) (“Rule 144”) (but with no volume or other restrictions or limitations); provided, further, that any security that ceases to be a Registrable Security pursuant to clause (D) above shall again be treated as a Registrable Security if at any point such security may no longer be sold without registration pursuant to Rule 144 without any volume or other restrictions or limitations.

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Class A Common Stock is then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

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(F) reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating a Demand Registration to be registered for offer and sale in the applicable Registration not to exceed $25,000 per Demand Registration.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities required to be filed pursuant to Article II of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holder” shall have the meaning given in subsection 2.2.1.

“Restricted Shares” shall have the meaning given in subsection 3.6.1.

“Rule 144” shall have the meaning given in the definition of “Registrable Securities.”

“Rule 415” shall have the meaning given in subsection 2.1.1.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf Takedown Notice” shall have the meaning given in subsection 2.1.3.

“Shelf Underwritten Offering” shall have the meaning given in subsection 2.1.3.

“Sponsor” shall have the meaning given in the Preamble.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Working Capital Units” shall mean the units, if any, that are converted from loans made to the Company of up to $1,500,000 by the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors from time to time, each unit consisting of one share of Class A Common Stock and one-half of one warrant to purchase one share of Class A Common Stock.

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Article II

REGISTRATIONS

2.1 Shelf Registration.

2.1.1 Initial Registration. The Company shall, as soon as practicable, but in any event within thirty (30) days after the consummation of the transactions contemplated by the Merger Agreement, file a Registration Statement under the Securities Act to permit the public resale of all the Registrable Securities held by the Holders from time to time as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) (“Rule 415”) on the terms and conditions specified in this subsection 2.1.1 and shall use its reasonable best efforts to cause such Registration Statement to be declared effective as soon as practicable after the filing thereof, but in no event later than the earlier of (i) sixty (60) days following the filing deadline (or ninety (90) days after the filing deadline if the Registration Statement is reviewed by, and receives comments from, the Commission) and (ii) ten (10) business days after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Deadline”). The Registration Statement filed with the Commission pursuant to this subsection 2.1.1 shall be a shelf registration statement on Form S-3 (a “Form S-3 Shelf”) or, if Form S-3 is not then available to the Company, on Form S-1 (a “Form S-1 Shelf”) or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities, covering such Registrable Securities, and shall contain a Prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 at any time beginning on the effective date for such Registration Statement. A Registration Statement filed pursuant to this subsection 2.1.1 shall provide for the resale pursuant to any method or combination of methods legally available to, and requested by, the Holders. The Company shall use its reasonable best efforts to cause a Registration Statement filed pursuant to this subsection 2.1.1 to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities. As soon as practicable following the effective date of a Registration Statement filed pursuant to this subsection 2.1.1, but in any event within five (5) business days of such date, the Company shall notify the Holders of the effectiveness of such Registration Statement. When effective, a Registration Statement filed pursuant to this subsection 2.1.1 (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any Prospectus contained in such Registration Statement, in the light of the circumstances under which such statement is made).

2.1.2 Form S-3 Shelf. If the Company files a Form S-1 Shelf and thereafter the Company becomes eligible to use Form S-3 for secondary sales, the Company shall use its reasonable best efforts to file a Form S-3 Shelf as promptly as practicable to replace the shelf registration statement that is a Form S-1 Shelf and have the Form S-3 Shelf declared effective as promptly as practicable and to cause such Form S-3 Shelf to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities.

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2.1.3 Shelf Takedown. At any time and from time to time following the effectiveness of the shelf registration statement required by subsection 2.1.1 or 2.1.2, any Holder may request to sell all or a portion of their Registrable Securities in an underwritten offering that is registered pursuant to such shelf registration statement, including a Block Trade if the Company files a Form S-3 Shelf and is eligible to use Form S-3 for secondary sales (a “Shelf Underwritten Offering”), provided, that such Holder(s) (a) reasonably expect aggregate gross proceeds in excess of $15,000,000 from such Shelf Underwritten Offering or (b) reasonably expects to sell all of the Registrable Securities held by such Holder in such Shelf Underwritten Offering. All requests for a Shelf Underwritten Offering shall be made by giving written notice to the Company (the “Shelf Takedown Notice”). Each Shelf Takedown Notice shall specify the approximate number of Registrable Securities proposed to be sold in the Shelf Underwritten Offering and the expected price range (net of underwriting discounts and commissions) of such Shelf Underwritten Offering. Except with respect to a Block Trade requested pursuant to Section 2.5 or any Registrable Securities distributed by the Sponsor to its members following the expiration of the Founder Lock-Up Period or the Private Placement Lock-Up Period, as applicable, within five (5) business days after receipt of any Shelf Takedown Notice, the Company shall give written notice of such requested Shelf Underwritten Offering to all other Holders of Registrable Securities (the “Company Shelf Takedown Notice”) and, subject to the provisions of Section 2.2.4, shall include in such Shelf Underwritten Offering all Registrable Securities with respect to which the Company has received written requests for inclusion therein, within five (5) days after sending the Company Shelf Takedown Notice. The Company shall enter into an underwriting agreement in a form as is customary in Underwritten Offerings of securities by the Company with the managing Underwriter or Underwriters selected by the Holders after consultation with the Company and shall take all such other reasonable actions as are requested by the managing Underwriter or Underwriters in order to expedite or facilitate the disposition of such Registrable Securities. In connection with any Shelf Underwritten Offering contemplated by this subsection 2.1.3, subject to Section 3.3 and Article IV, the underwriting agreement into which each Holder and the Company shall enter shall contain such representations, covenants, indemnities and other rights and obligations of the Company and the selling stockholders as are customary in underwritten offerings of securities by the Company.

2.1.4 Holder Information Required for Participation in Shelf Registration. At least ten (10) business days prior to the first anticipated filing date of a Registration Statement pursuant to this Article II, the Company shall use reasonable efforts to notify each Holder in writing (which may be by email) of the information reasonably necessary about the Holder to include such Holder’s Registrable Securities in such Registration Statement. Notwithstanding anything else in this Agreement, the Company shall not be obligated to include such Holder’s Registrable Securities to the extent the Company has not received such information, and received any other reasonably requested agreements or certificates, on or prior to the fifth (5th) business day prior to the first anticipated filing date of a Registration Statement pursuant to this Article II.

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2.2 Demand Registration.

2.2.1 Request for Registration. Subject to the provisions of subsection 2.2.4 hereof and provided that the Company does not have an effective Registration Statement pursuant to subsection 2.1.1 outstanding covering Registrable Securities, following the expiration of the applicable Lock-Up Period, (a) the Existing Holders of at least a majority in interest of the then-outstanding number of Registrable Securities held by the Existing Holders or (b) the New Holders of at least a majority-in-interest of the then-outstanding number of Registrable Securities held by the New Holders (the “Demanding Holders”), in each case, may make a written demand for Registration of all or part of their Registrable Securities, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”). The Company shall, within ten (10) days of the Company’s receipt of the Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify the Company, in writing, within five (5) days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s) to the Company, such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall effect, as soon thereafter as practicable, but not more than sixty (60) days immediately after the Company’s receipt of the Demand Registration, the Registration of all Registrable Securities requested by the Demanding Holders and Requesting Holders pursuant to such Demand Registration. Under no circumstances shall the Company be obligated to effect more than (x) an aggregate of three (3) Registrations pursuant to a Demand Registration by the Existing Holders under this subsection 2.2.1 with respect to any or all Registrable Securities held by such Existing Holders and (y) an aggregate of three (3) Registrations pursuant to a Demand Registration by the New Holders under this subsection 2.2.1 with respect to any or all Registrable Securities held by such New Holders. Notwithstanding the foregoing, (i) the Company shall not be required to give effect to a Demand Registration from a Demanding Holder if the Company has registered Registrable Securities pursuant to a Demand Registration from such Demanding Holder in the preceding one hundred and eighty (180) days, or (ii) the Company’s obligations with respect to any Demand Registration shall be deemed satisfied so long as the Registration Statement filed pursuant to subsection 2.1.1 includes all of such Demanding Holder’s Registrable Securities and is effective.

2.2.2 Effective Registration. Notwithstanding the provisions of subsection 2.2.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (i) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and (ii) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, further, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency, the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days, of such election; and provided, further, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or is subsequently terminated.

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2.2.3 Underwritten Offering. Subject to the provisions of subsection 2.2.4, if a majority-in-interest of the Demanding Holders so advise the Company as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the majority-in-interest of the Demanding Holders initiating the Demand Registration, which Underwriter(s) shall be reasonably satisfactory to the Company.

2.2.4 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Registration pursuant to a Demand Registration, in good faith, advises the Company, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Class A Common Stock or other equity securities that the Company desires to sell and the Class A Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (in each case pro rata based on the respective number of Registrable Securities that such Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that such Demanding Holders and Requesting Holders have requested be included in such Underwritten Registration (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of Holders (Pro Rata, based on the respective number of Registrable Securities that each Holder has so requested) exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof, without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Class A Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the Class A Common Stock or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

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2.2.5 Demand Registration Withdrawal. Any of the Demanding Holders initiating a Demand Registration or any of the Requesting Holders (if any), pursuant to a Registration under subsection 2.2.1, shall have the right to withdraw from a Registration pursuant to such Demand Registration or a Shelf Underwritten Offering pursuant to subsection 2.1.3 for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Demand Registration (or in the case of an Underwritten Registration pursuant to Rule 415, at least five (5) business days prior to the time of pricing of the applicable offering). Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration or a Shelf Underwritten Offering prior to its withdrawal under this subsection 2.2.5.

2.3 Piggyback Registration.

2.3.1 Piggyback Rights. If the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, pursuant to subsection 2.1.1 or 2.1.2 hereof), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan or (v) a Block Trade, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such Registration a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.3.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.3.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

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2.3.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of the Class A Common Stock that the Company desires to sell, taken together with (i) the Class A Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.3 hereof, and (iii) the Class A Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggyback registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(a) If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, the Class A Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.3.1 hereof, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Class A Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggyback registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities;

(b) If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, the Class A Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.3.1, Pro Rata based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Registration, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Class A Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Class A Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

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2.3.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration (or in the case of an Underwritten Registration pursuant to Rule 415, at least five (5) business days prior to the time of pricing of the applicable offering). The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.3.3.

2.3.4 Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.3 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.2 hereof or a Shelf Underwritten Offering effected under subsection 2.1.3.

2.4 Restrictions on Registration Rights. If (A) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company initiated Registration and provided that the Company has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to subsection 2.2.1 and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective; (B) the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of an Underwriter or Underwriters to firmly underwrite the offer; or (C) in the good faith judgment of the Board such Registration would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be seriously detrimental to the Company for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement. In such event, the Company shall have the right to defer such filing for a period of not more than sixty (60) days; provided, however, that the Company shall not defer its obligation in this manner more than once in any twelve (12)-month period.

2.5 Block Trades.

2.5.1 Notwithstanding any other provision of this Article II, but subject to Sections 2.4 and 3.4, at any time and from time to time when an effective Form S-3 Shelf is on file with the Commission, if one or more Demanding Holders desire to effect a Block Trade with a total offering price reasonably expected to exceed, in the aggregate, either (x) $15,000,000 or (y) all remaining Registrable Securities held by such Demanding Holder(s), but in no event less than $10,000,000, then such Demanding Holder(s) shall provide written notice to the Company at least five (5) business days prior to the date such Block Trade will commence. As expeditiously as possible, the Company shall use its commercially reasonable efforts to facilitate such Block Trade. The Demanding Holders shall use reasonable best efforts to work with the Company and the Underwriter(s) (including by disclosing the maximum number of Registrable Securities proposed to be the subject of such Block Trade) prior to making such request in order to facilitate preparation of the Registration Statement, Prospectus and other offering documentation related to the Block Trade and any related due diligence and comfort procedures.

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2.5.2 Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade, a majority-in-interest of the Demanding Holders initiating such Block Trade shall have the right to withdraw from such Block Trade upon written notification to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Block Trade. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade prior to its withdrawal under this subsection 2.5.2.

2.5.3 Notwithstanding anything to the contrary in this Agreement, Section 2.3 shall not apply to a Block Trade initiated by a Demanding Holder pursuant to this Agreement.

2.5.4 The Demanding Holder(s) in a Block Trade shall have the right to select the Underwriter(s) for such Block Trade (which shall consist of one or more reputable nationally recognized investment banks).

2.5.5 A Holder in the aggregate may demand no more than four (4) Block Trades pursuant to this Section 2.5 in any twelve (12) month period.

Article III

COMPANY PROCEDURES

3.1 General Procedures. If the Company is required to effect the Registration of Registrable Securities, the Company shall use its reasonable best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1 prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by a majority-in-interest of the Holders of Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

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3.1.3 prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriter(s), if any, and each Holder of Registrable Securities included in such Registration, and each such Holder’s legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriter(s) and each Holder of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4 prior to any public offering of Registrable Securities, use its reasonable best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as any Holder of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 at least three (3) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities and its counsel, including, without limitation, providing copies promptly upon receipt of any comment letters received with respect to any such Registration Statement or Prospectus;

3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

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3.1.10 permit a representative of the Holders (such representative to be selected by a majority-in-interest of the participating Holders), the Underwriter(s), if any, and any attorney or accountant retained by such Holders or Underwriter(s) to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representative or Underwriter enters into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information; and provided further, the Company may not include the name of any Holder or Underwriter or any information regarding any Holder or Underwriter in any Registration Statement or Prospectus, any amendment or supplement to such Registration Statement or Prospectus, any document that is to be incorporated by reference into such Registration Statement or Prospectus, or any response to any comment letter, without the prior written consent of such Holder or Underwriter and providing each such Holder or Underwriter a reasonable amount of time to review and comment on such applicable document, which comments the Company shall include unless contrary to applicable law;

3.1.11 obtain a “comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration in customary form and covering such matters of the type customarily covered by “comfort” letters as the managing Underwriter(s) may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12 on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain and deliver to the Holders a copy of an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the placement agent or sales agent, if any, and the Underwriter(s), if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Underwriter(s) may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders;

3.1.13 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.14 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first (1st) day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.15 if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $50,000,000, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter(s) in any Underwritten Offering; and

3.1.16 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

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3.2 Registration Expenses. Except as otherwise provided herein, the Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3 Requirements for Participation in Underwritten Offerings. No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements (subject to subsection 3.6.3 hereof), underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

3.4 Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than sixty (60) consecutive days or one hundred-twenty (120) total days in any twelve (12)-month period, determined in good faith by the Company to be necessary for such purpose; provided, however, that the Company shall not defer its obligations in this manner more than three times in any twelve (12)-month period. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of the Class A Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144, including providing any legal opinions.

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3.6 Transfer Restrictions.

3.6.1 Except with respect to a Transfer to a Permitted Transferee, during the applicable Lock-Up Periods, no Existing Holder shall, directly or indirectly, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of or distribute (“Transfer”) any (i) shares of Class A Common Stock or any other shares of the Company’s capital stock, (ii) options or warrants to purchase any shares of Class A Common Stock or any other shares of the Company’s capital stock or (iii) securities convertible into, exercisable for, exchangeable for or that represent the right to receive shares of Class A Common Stock or any other shares of the Company’s capital stock, in each case, whether now owned or hereinafter acquired, that are owned directly by such Existing Holder (including securities held as a custodian) or with respect to which such Existing Holder has beneficial ownership within the rules and regulations of the SEC (collectively, the “Restricted Shares”), or publicly disclose the intention to make any offer, sale, pledge, grant, disposition or transfer of the Restricted Shares. The foregoing restriction is expressly agreed to preclude each Existing Holder from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Restricted Shares even if such Restricted Shares would be disposed of by someone other than such Existing Holder. Such prohibited hedging or other transactions include any short sale or any purchase, sale or grant of any right (including any put or call option) with respect to any of the Restricted Shares of the applicable Existing Holder or with respect to any security that includes, relates to, or derives any significant part of its value from such Restricted Shares.

3.6.2 Each Existing Holder hereby represents and warrants that it now has and, except as contemplated by this subsection 3.6.2 for the duration of the applicable Lock-Up Period, will have good and marketable title to its Restricted Shares, free and clear of all liens, encumbrances, and claims that could impact the ability of such Existing Holder to comply with the foregoing restrictions. Each Existing Holder agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent against the transfer of any Restricted Shares during the applicable Lock-Up Period, except in compliance with the foregoing restrictions.

3.6.3 In connection with any Underwritten Offering (other than a Block Trade), the Company and each Holder proposing to distribute their Registrable Securities through such Underwritten Offering will agree (with respect to the Registrable Securities held by such Holder) to be bound by the underwriting agreement’s lock-up restrictions (which must apply in like manner to all such Holders) that are agreed to by (a) the Company, if a majority of the shares being sold in such Underwritten Offering are being sold for its account, and (b) Holders holding a majority of the shares being sold by all Holders, if a majority of the shares being sold in such Underwritten Offering are being sold by the Holders, provided that, in no event shall any lock-up restriction in accordance with this subsection 3.6.3 exceed a period of forty-five (45) days from the date of the final Prospectus for any such Underwritten Offering, except with respect to the first Underwritten Offering following the closing of the transactions contemplated by the Merger Agreement, if the managing Underwriter or Underwriters, in good faith, advise the Company in writing that a lock-up restriction of a period of forty-five (45) or fewer days would have a material adverse impact on such Underwritten Offering, then such lock-up restrictions shall be for the number of days such managing Underwriter or Underwriters so advise, not to exceed a period of ninety (90) days from the date of the final Prospectus for any such Underwritten Offering.

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Article IV

INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities in such offering giving rise to such liability. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

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4.1.3 Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (plus local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5 If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action and the benefits received by the such indemnifying party or indemnified party; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder from the sale of Registrable Securities in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by Pro Rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

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Article V

MISCELLANEOUS

5.1 Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third (3rd) business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail (provided no “bounce back” or notice of non-delivery is received) or facsimile, at such time as it is delivered to the addressee (except in the case of electronic mail, with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: 623 Fifth Avenue, 14th Floor, New York, NY 10022, and, if to any Holder, at such Holder’s address or contact information as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.2 Assignment; No Third Party Beneficiaries.

5.2.1 Subject to Section 5.2.3, this Agreement and the rights, duties and obligations of the Company and the Holders of Registrable Shares, as the case may be, hereunder may not be assigned or delegated by the Company or the Holders of Registrable Securities, as the case may be, in whole or in part.

5.2.2 Prior to the expiration of the Founder Lock-Up Period or the Private Placement Lock-Up Period, as the case may be, no Existing Holder who is subject to any such Lock-Up Period may assign or delegate such Existing Holder’s rights, duties or obligations under this Agreement, in whole or in part, in violation of the applicable Lock-Up Period, except in connection with a transfer of Registrable Securities by such Existing Holder to a Permitted Transferee but only if such Permitted Transferee agrees to become bound by the transfer restrictions set forth in this Agreement.

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5.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.4 This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.

5.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.4 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (I) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION AND (II) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK.

5.5 Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority-in-interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects either the Existing Holders as a group or the New Holders as a group, respectively, in a manner that is materially adversely different from the Existing Holders or New Holders, as applicable, shall require the consent of at least a majority-in-interest of the Registrable Securities held by such Existing Holders or New Holders, as applicable, at the time in question; provided, further, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected; provided, further, that notwithstanding the foregoing, no amendment hereto or waiver hereof that has the effect of extending the Lock-Up Period applicable to any particular Holder shall be enforceable against, or effective with respect to, such Holder without such Holder’s written consent. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

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5.6 Other Registration Rights. The Company represents and warrants that, other than pursuant to (a) that certain Warrant Agreement, dated as of December 12, 2019, by and between Continental Stock Transfer & Trust Company and the Company and (b) those certain Subscription Agreements, dated as of July 29, 2020, by and between the Company and certain persons that have become stockholders of the Company as of the date hereof in connection with the issuance of shares of Class A Common Stock on the terms set forth therein, no person, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail. The Company agrees that it will not, after the date of this Agreement, enter into any agreement which materially and adversely interferes with the rights granted to the Holders of Registrable Securities in this Agreement or otherwise conflicts with the provisions hereof, including allowing any other holder of Class A Common Stock to have registration rights in the nature or substantially in the nature of those set forth in this Agreement that would have priority over or pari passu with the Registrable Securities with respect to the inclusion of such securities in any Registration Statement.

5.7 Term. This Agreement shall terminate upon the earlier of (a) the tenth anniversary of the date of this Agreement, (b) the date as of which all of the Registrable Securities have been sold pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)) or (c) with respect to a particular Holder, the date as of which all Registrable Securities held by such Holder have been sold (x) pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)) or (y) under Rule 144 or another exemption from registration under the Securities Act; provided that, for purposes of this Section 5.7, securities constituting Registrable Securities shall be determined without regard and without giving effect to clause (D) contained in the definition of Registrable Securities. The provisions of Section 3.5 and Article IV shall survive any termination.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

SOC TELEMED, INC.,
a Delaware corporation

By:
Name:
Title

EXISTING HOLDER:

HCMC SPONSOR LLC,
a Delaware limited liability company

By:
Name:
Title

NEW HOLDER:

SOC HOLDINGS LLC,
a Delaware limited liability company

By:
Name:
Title

[Signature Page to Amended and Restated Registration Rights Agreement]

EXHIBIT D

Form of Investor Rights Agreement

FINAL FORM

EXHIBIT D

INVESTOR RIGHTS AGREEMENT

THIS INVESTOR RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of [●], 2020 (the “Effective Time”), by and among SOC Telemed, Inc. (f/k/a Healthcare Merger Corp.), a Delaware corporation (the “Company”), and SOC Holdings LLC, a Delaware limited liability company (the “Stockholder”). Capitalized terms used but not otherwise defined in this Agreement have the respective meanings given to them in the Merger Agreement (as defined below).

WHEREAS, the Company and certain of its affiliates have consummated the business combination and the other transactions (collectively, the “Transactions”) contemplated by the Agreement and Plan of Merger, dated as of July 28, 2020, by and among the Company, Sabre Merger Sub I, Inc., a Delaware corporation, Sabre Merger Sub II, LLC, a Delaware limited liability company, and Specialists On Call, Inc., a Delaware corporation (“Sabre”);

WHEREAS, in its capacity as the holder of a majority of the outstanding equity interests of Sabre prior to the consummation of the Transactions, the Stockholder desires that, after giving effect to the Transactions, it will have representation on the board of directors of the Company (the “Board”) so as to continue to create value for its direct and indirect equityholders and for the other direct and indirect equityholders of the Company; and

WHEREAS, in furtherance of the foregoing, the Stockholder desires to have certain director nomination rights with respect to the Company, and the Company desires to provide the Stockholder with such rights, in each case, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficient of which are hereby acknowledged, each of the parties to this Agreement agrees as follows:

Article I

NOMINATION RIGHT

Section 1.1 Board Nomination Right.

(a) From the Effective Time until the termination of this Agreement in accordance with Section 2.1, at every meeting of the Board, or a committee thereof, or action by written consent, at or by which directors of the Company are appointed by the Board or are nominated to stand for election and elected by stockholders of the Company:

(i) For so long as the Stockholder holds at least fifty percent (50%) of the issued and outstanding shares of Parent Class A Common Stock, the Stockholder shall have the right to designate for election to the Board up to five (5) individuals to serve as directors of the Company (any individual designated by the Stockholder for election to the Board pursuant to this Section 1.1(a), a “Designee” and, collectively, the “Designees”) that, if elected, will result in five (5) Designees serving on the Board; provided that in such event, the size of the Board in accordance with Section 1(d) shall be nine (9) directors.

(ii) For so long as the Stockholder holds at least thirty five percent (35%) but less than fifty percent (50%) of the issued and outstanding shares of Parent Class A Common Stock, the Stockholder shall have the right to designate for election to the Board up to three (3) Designees that, if elected, will result in three (3) Designees serving on the Board; provided that in such event, the size of the Board in accordance with Section 1(d) shall be nine (9) directors.

(iii) For so long as the Stockholder holds at least fifteen percent (15%) but less than thirty five percent (35%) of the issued and outstanding shares of Parent Class A Common Stock, the Stockholder shall have the right to designate for election to the Board up to two (2) Designees that, if elected, will result in two (2) Designees serving on the Board provided that in such event, the size of the Board in accordance with Section 1(d) shall be seven (7) directors.

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(iv) For so long as the Stockholder holds at least five percent (5%) but less than fifteen percent (15%) of the issued and outstanding shares of Parent Class A Common Stock, the Stockholder shall have the right to designate for election to the Board up to one (1) Designee that, if elected, will result in one (1) Designee serving on the Board; provided that in such event, the size of the Board in accordance with Section 1(d) shall be seven (7) directors.

(b) From and after the Effective Time, the Company shall, as promptly as practicable, take all actions necessary (including, without limitation, calling special meetings of the Board and the stockholders of the Company and recommending, supporting and soliciting proxies) to ensure that: (i) the applicable Designees are included in the Board’s slate of nominees to the stockholders of the Company and recommended by the Board at any meeting of stockholders called for the purpose of electing directors, in each case, to the extent necessary such that the number of Designees that the Stockholder is eligible to designate shall be designated; and (ii) each applicable Designee up for election in accordance with the foregoing is included in the proxy statement prepared by management of the Company in connection with the Company’s solicitation of proxies or consents in favor of the foregoing for every meeting of the stockholders of the Company called with respect to the election of directors, and at every adjournment or postponement thereof, and on every action or approval by written resolution of the stockholders of the Company or the Board with respect to the election of directors. The Company shall use no less efforts to cause the election of each Designee that is proposed to serve on the Board by the Stockholder than the Company shall use with respect to each other nominee up for election.

(c) If any Designee ceases to serve for any reason (including because of the death, disability, disqualification, resignation, or removal of such Designee), the Stockholder shall, subject to the Stockholder then being entitled to designate such individual for election or appointment as a director pursuant to Section 1.1(a), be entitled to designate such person’s successor in accordance with this Agreement and the Board shall promptly fill the vacancy with such successor Designee.

(d) The Company shall take all necessary and desirable actions within its control such that, as of the Effective Time and thereafter from time to time, the size of the Board is set at either seven (7) directors or nine (9) directors, as applicable in accordance with Section 1(a), and sufficient existing directors from time to time resign or are removed from the Board such that the Board positions designated for the Designees are vacant immediately prior to the nomination and appointment of the Designees provided for herein; provided that the Board may after the Effective Time take action (in accordance with the Company’s Amended and Restated Certificate of Incorporation and bylaws in effect at such time) to increase the size of the Board so long as the Stockholder approves such action. For the avoidance of doubt, in the event that the Stockholder shall forfeit the right pursuant to Section 1(a) to designate one (1) or more Designees (but continues thereafter to retain the right pursuant to Section 1(a) to designate one (1) or more other Designees), the Stockholder shall have the right to elect which of its Designees is required to resign or otherwise be removed from the Board.

(e) Notwithstanding any of this Section 1.1 to the contrary, the election or appointment of any Designee to the Board shall be subject to the prior execution by such Designee of an irrevocable resignation letter in the form attached hereto as Exhibit A.

(f) The Company shall indemnify the Designees on the same basis as all other members of the Board and pursuant to indemnity agreements with terms that are no less favorable to the Designees than the indemnity agreements entered into between the Company and its other non-employee directors.

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(g) Notwithstanding the provisions of this Section 1.1, the Stockholder shall not be entitled to designate a Person as a nominee to the Board upon a written determination by the Nominating and Corporate Governance Committee of the Company (which determination shall set forth in writing reasonable grounds for the determination) that the Person would not be qualified under any applicable law, rule or regulation to serve as a director of the Company, in each case solely to the extent such determination is based upon any of the following: (i) such Person was convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (ii) such Person was the subject of any Order not subsequently reversed, suspended or vacated of any court of competent jurisdiction, permanently or temporarily enjoining such proposed director from, or otherwise limiting, the following activities: (A) engaging in any type of business practice, or (B) engaging in any activity in connection with the purchase or sale of any security or in connection with any violation of federal or state securities Laws; (iii) such Person was the subject of any Order not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than sixty (60) days the right of such person to engage in any activity described in clause (ii)(B), or to be associated with Persons engaged in such activity; (4) such Person was found by a court of competent jurisdiction in a civil action or by the SEC to have violated any federal or state securities Law, and the judgment in such civil action or finding by the SEC has not been subsequently reversed, suspended or vacated; or (v) such Designee was the subject of, or a party to any federal or state judicial or administrative Order not subsequently reversed, suspended or vacated, relating to a violation of any federal or state securities Law.

(h) In such an event set forth in Section 1.1(g), the Stockholder shall be entitled to select a Person as a replacement Designee and the Company shall use such efforts as set forth in Section 1.1(b) to cause that Person to be nominated as a Designee at the same meeting as the initial Person was to be nominated.

(i) For the avoidance of doubt, [●], who is currently serving as a Class [●] Director (as defined in the Company’s Second Amended and Restated Certificate of Incorporation (the “Company Charter”)), and [●], who is currently serving as a Class [●] Director (as defined in the Company Charter), shall constitute Designees of the Stockholder for so long as each shall serve as directors of the Company in accordance with, and subject to, the rights of the Stockholder under this Agreement.

(j) For so long as any Designee serves as a director on the Board, the Company (i) shall provide such Designee with the same expense reimbursement, benefits, indemnity, exculpation and other arrangements provided to the other directors on the Board and (ii) shall not amend, alter or repeal any right to indemnification or exculpation covering or benefiting any Designee as and to the extent consistent with applicable Law, including but not limited to any rights contained in the governing documents of the Company (except to the extent such amendment or alteration permits the Company to provide broader indemnification or exculpation rights on a retroactive basis than permitted prior thereto).

(k) The Company shall (i) purchase directors’ and officers’ liability insurance in an amount determined by the Board to be reasonable and customary and (ii) for so long as any Designee serves as a director on the Board, maintain such directors’ and officers’ liability insurance coverage with respect to such Designee; provided, that upon removal or resignation of such Designee for any reason, the Company shall take all actions reasonably necessary to extend such directors’ and officers’ liability insurance coverage with respect to such Designee for a period of not less than six (6) years from any such event in respect of any act or omission of such Designee occurring at or prior to such event.

Article II

MISCELLANEOUS

Section 2.1 Termination. This Agreement shall terminate automatically and become void and of no further force or effect, without any notice or other action by any Person, at such time as the Stockholder ceases to beneficially own at least five percent (5%) of the issued and outstanding shares of Parent Class A Common Stock.

Section 2.2 Notices. All notices, requests and other communications to either party hereunder shall be in writing (including electronic transmission) and shall be given in accordance with the provisions of the Support Agreement.

Section 2.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

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Section 2.4 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, including by operation of law, by any party hereto without the prior written consent of the other party hereto.

Section 2.5 No Third Party Beneficiaries. This Agreement is exclusively for the benefit of the parties hereto, and their respective successors and permitted assigns, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right by virtue of any applicable law in any jurisdiction to enforce any of the terms to this Agreement.

Section 2.6 Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter of this Agreement. Each party hereto acknowledges and agrees that, in entering into this Agreement, such party has not relied on any promises or assurances, written or oral, that are not reflected in this Agreement.

Section 2.7 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 2.8 Jurisdiction; WAIVER OF TRIAL BY JURY. Any Legal Proceeding based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in federal and state courts located in the State of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Legal Proceeding, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Legal Proceeding shall be heard and determined only in any such court, and agrees not to bring any Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Legal Proceeding brought pursuant to this Section 2.8. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE SUBJECT MATTER HEREOF.

Section 2.9 Specific Performance. The parties hereto acknowledge that the rights of each party hereto to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event of a breach of this Agreement by any party, money damages may be inadequate and the non-breaching party may have no adequate remedy at law. Accordingly, the parties hereto agree that such non-breaching party shall have the right to enforce its rights and the other party’s obligations hereunder by an action or actions for specific performance and/or injunctive relief (without posting of bond or other security), including any order, injunction or decree sought by such non-breaching party to cause the other party to perform its/their respective agreements and covenants contained in this Agreement and to cure breaches of this Agreement, without the necessity of proving actual harm and/or damages or posting a bond or other security therefore. Each party hereto further agrees that the only permitted objection that it may raise in response to any action for any such equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

Section 2.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or e-mail shall be as effective as delivery of a manually executed counterpart of the Agreement.

Section 2.11 Amendment. This Agreement may be amended, modified or supplemented at any time only by the written consent of each of the parties hereto, and any amendment, modification or supplement so effected shall be binding on each of the parties hereto.

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Section 2.12 Rights Cumulative. Except as otherwise expressly limited by this Agreement, all rights and remedies of each of the parties hereto under this Agreement will be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement or law.

Section 2.13 Further Assurances. Each of the parties hereto shall execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purpose of this Agreement.

Section 2.14 Enforcement. Each of the parties hereto covenants and agrees that the disinterested members of the Board have the right to enforce, waive or take any other action with respect to this Agreement on behalf of the Company.

Section 2.15 Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

[Signature Page Follows.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as a deed as of the date first written above.

COMPANY

SOC TELEMED, INC.

By:
Name:
Title:

STOCKHOLDER

SOC HOLDINGS LLC

By:
Name:
Title:

 [Signature Page to Investor Rights Agreement]

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Exhibit A

FORM OF IRREVOCABLE RESIGNATION

[__], 2020
SOC Telemed, Inc.
[ADDRESS]
ATTENTION: SECRETARY

Re: Resignation

Ladies and Gentlemen:

This irrevocable resignation is delivered pursuant to Section 1.1(d) of the Investor Rights Agreement, dated as of [__], 2020 (the “Agreement”), by and between SOC Telemed, Inc. (f/k/a Healthcare Merger Corp.) (the “Company”) and the Stockholder (as defined in the Agreement). If, following such time that the Agreement is terminated in accordance with its terms [or the Stockholder ceases to beneficially own at least [fifty percent (50%)]1 [thirty five percent (35%)]2 [fifteen percent (15%)]3 [five percent (5%)]4 of the issued and outstanding shares of Parent Class A Common Stock], the Board (as such term is defined in the Agreement) requests in writing that I resign as a director of the Company, I hereby tender the immediate resignation of my position as a director of the Company and from any and all committees of the Board on which I serve.

This resignation may not be withdrawn by me at any time.

Sincerely,

[Applicable Designee]

1 Note to Draft: To be included for two Designees.

2 Note to Draft: To be included for one Designee

3 Note to Draft: To be included for one Designee

4 Note to Draft: To be included for one Designee.

EXHIBIT E

Form of Stockholder Written Consent